                                                       Registration No. 33-85244
================================================================================


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549
                                Amendment No. 2
                                  to Form S-1
                           REGISTRATION STATEMENT
                                    Under
                           THE SECURITIES ACT OF 1933
                          SULCUS COMPUTER CORPORATION
           (Exact name of registrant as specified in its charter)

                            _____________________

     Pennsylvania                                 7372                             25-1369276
(State or other jurisdiction of        (Primary Standard Industrial             (I.R.S. Employer
incorporation or organization)          Classification Code Number)           Identification Number)

             Sulcus Centre, 41 N. Main St.                                               John W. Ryba, General Counsel
                 Greensburg, PA  15601                                                  Sulcus Centre, 41 N. Main Street
                    (412) 836-2000                                                    Greensburg, PA  15601, (412) 836-2000
(Name, address, including zip code, and telephone number,                      (Name, address, including zip code, and telephone
including area code of registrant's principal executive offices)               number, including area code, of agent for service)


                                                             Copies to:

                  Peter Landau, Esq.                                                         Kenneth S. Rose, Esq.
      Opton, Handler, Gottlieb, Feiler & Katz, LLP                                     Morse, Zelnick, Rose & Lander, LLP
                 52 Vanderbilt Avenue,                                                          450 Park Avenue,
                  New York, NY 10017                                                          New York, NY  10022
          (212) 599-1744     Fax (212) 972-2219                                       (212) 838-5030        Fax (212) 838-9190

Approximate date of commencement of proposed sale to public: as soon as practicable after effective date of Registration Statement. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

                                                 CALCULATION OF REGISTRATION FEE
- -----------------------------------------------------------------------------------------------------------------------------------
Title of each class of securities          Amount to              Proposed maximum         Proposed maximum           Amount of
to be registered                         be registered           offering price per       aggregate offering       registration fee
                                                                  Share or Warrant             price
- -----------------------------------------------------------------------------------------------------------------------------------
Series A Convertible Preferred       1,150,000 Shares   (1)          $ 5.00                  $ 5,750,000             $ 1,982.77
Stock Class A Warrants               1,150,000 Warrants (1)          $ 0.25                  $   287,500             $    99.13
- -----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         (2)(3)**        $    *                  $         *             $        *
- -----------------------------------------------------------------------------------------------------------------------------------
Series A Convertible Preferred
Stock                                1,150,000 Shares   (3)(4)       $ 5.00                  $ 5,750,000             $ 1,982.77
- -----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                            (3)(5)**     $    *                  $         *             $        *
- -----------------------------------------------------------------------------------------------------------------------------------
Underwriter Warrants                 100,000 Warrants                $ 0.00005               $  5.00                 $     1.00
- -----------------------------------------------------------------------------------------------------------------------------------
Series A Convertible Preferred       100,000 Shares     (3)(6)       $ 5.00                  $ 500,000               $   172.40
Stock Class A Warrants               100,000 Warrants   (3)(6)       $ 0.25                  $  25,000               $     8.62
- -----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                            (3)(7)**     $    *                  $         *             $        *
- -----------------------------------------------------------------------------------------------------------------------------------
Series A Convertible Preferred
Stock                                100,000 Shares     (3)(8)       $ 5.00                  $ 500,000               $   172.40
- -----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                            (3)(9)**     $    *                  $         *             $        *
- -----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                        $                       $ 4,369.08(10)
- -----------------------------------------------------------------------------------------------------------------------------------

 (1) Represents the maximum number of securities that could be issued in the transactions described in the registration statement including Underwriter over-allotment option.
 (2)  Issuable upon conversion of the Preferred Stock.
 (3) An indeterminate number of shares of Common and Preferred Stock that may become issuable pursuant to the anti-dilution provisions of Preferred Stock and the Warrants are also being registered pursuant to Rule 416.
 (4)  Issuable upon exercise of the Class A Warrants.
 (5) Issuable upon conversion of the Preferred Stock issued upon exercise of the Warrants.
 (6)  Issuable upon exercise of Underwriter Warrants.
 (7) Issuable upon conversion of Preferred Stock issuable to Underwriter upon exercise of Underwriters Warrants.
 (8) Issuable upon exercise of Class A Warrant issuable to Underwriter upon exercise of Underwriters Warrants.
 (9) Issuable upon conversion of Preferred Stock issuable upon exercise of Class A Warrants issuable to Underwriter.
(10)  Of which $966.89 was previously paid.
  *   Separate filing fee not required.
 **   To be supplied by amendment.


     The registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1993 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             CROSS REFERENCE SHEET
                   Pursuant to Item 501(b) of Regulation S-K
                                and Rule 404(a)

Item No. and Heading in Form S-1                       Caption or Location in Prospectus
Registration Statement
1.   Forepart of the Registration Statement            Forepart of the Registration Statement;
     Outside Front Cover Page of Prospectus            Outside of Front Cover Page of Prospectus

2.   Inside Front and Outside Back                     Inside Front and Outside Pages of
     Cover Pages of Prospectus                         Prospectus and Outside Back Cover

3.   Summary Information, Risk Factors                 Prospectus Summary; Risk Factors
     and Ratio of Earnings to Fixed Charges

4.   Use of Proceeds                                   Use of Proceeds

5.   Determination of Offering Price                   Outside Front Cover Page of Prospectus;
                                                       Risk Factors

6.   Dilution                                          Dilution

7.   Selling Security Holders                          *

8.   Plan of Distribution                              Outside Front Cover Page of Prospectus;
                                                       Underwriting

9.   Description of Securities to be                   Description of Securities
     Registered

10.  Interests of Named Experts and Counsel            *

11.  Information with Respect to the Registrant        Cover Page of Prospectus; Prospectus Summary; Risk
                                                       Factors; Price Range of Common Stock; Dividend Policy;
                                                       Selected Financial Data; Management's Discussion and
                                                       Analysis of Financial Condition and Results of
                                                       Operations; Business; Management; Principal
                                                       Stockholders; Certain Transactions; Legal Proceedings;
                                                       Legal Matters; Financial Statements

12.  Disclosure of Commission Position on              *
     Indemnification for Securities Acts Liabilities

*Omitted because answer is negative or item is otherwise not applicable.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT, A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT
BECOMES EFFECTIVE, THIS PROSPECTUS SHALL NOT CONSITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS          SUBJECT TO COMPLETION DATED MAY 30, 1996

                                     SULCUS
                              COMPUTER CORPORATION

                      1,000,000 Shares of Preferred Stock
                                      and
                           1,000,000 Class A Warrants

     Sulcus Computer Corporation, a Pennsylvania corporation (the "Company"
or "Sulcus") hereby offers 1,000,000 shares of Series A Redeemable Convertible Preferred Stock, no par value per share, (the "Preferred Stock") and 1,000,000 Class A Warrants (the "Warrants") to purchase Preferred Stock. The shares of Preferred Stock and Warrants (hereinafter collectively referred to as the "Securities") may only be purchased together on the basis of one share of Preferred Stock and one Warrant and are separately tradable immediately upon
issuance.  Each share of Preferred Stock may be converted into         shares
of Common Stock, no par value per share, of the Company (the "Common Stock")
commencing on        , 1996 and prior to                       .  The Preferred
Stock is redeemable by the Company any time commencing, 1997, upon not less
than thirty (30) days' notice, at a price of $            per share.  Each
Warrant entitles the registered holder thereof to purchase one share of
Preferred Stock at an exercise price of $               per share if exercised
on or before                , 1996.  Thereafter, the Warrant shall entitle the
registered holder thereof to purchase one half share of Preferred Stock for
($         per share), on or before                        , 1997, the Warrant
expiration date.  See "Description of Securities" and "Risk Factors."

     Prior to this Offering, there has been no public market for the Preferred Stock or the Warrants and there can be no assurance that such a market will develop after the completion of this Offering or, if developed, that it will be sustained. For information regarding the factors considered in determining the initial public offering price of the Securities and the terms of the Warrants, see "Risk Factors," "Underwriting" and "Description of Securities-Warrants."

     The Common Stock of the Company is traded on the American Stock Exchange ("AMEX") under the symbol SUL. The closing price for the Common Stock as quoted on the AMEX was $3 3/8 on May 21, 1996. See "Price Range of Common Stock." It is anticipated that the Preferred Stock and Class A Warrants will be traded on the AMEX under the symbols SULP and SULW, respectively.

  THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" LOCATED ON PAGE 9 AND "DILUTION."

                            ________________________


  THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION OF THE CONTRARY IS A CRIMINAL OFFENSE.

- -------------------------------------------------------------------------------------------------------
                                                    Price           Underwriting           Proceeds
                                                  to Public         Discounts(1)         to Company(2)
- -------------------------------------------------------------------------------------------------------
Per share of Preferred Stock . . . . . . . .      $                 $                    $
Per Class A Warrant  . . . . . . . . . . . .      $                 $                    $
     Total(3)  . . . . . . . . . . . . . . .      $                 $                    $
- -------------------------------------------------------------------------------------------------------

                                       (Footnotes appear on inside front cover.)

     The shares of Preferred Stock and Warrants are offered by the Underwriters on a "firm commitment" basis, when as and if delivered to and accepted by the Underwriters, and subject to the right of the Underwriters to reject any order in whole or in part and to certain other conditions. It is expected that delivery of certificates representing the Preferred Stock and Warrants will be made at the offices of H.J. Meyers, Inc. 1895 Mt. Hope Avenue, Rochester, NY
14620 on or about                         , 1996.

          H. J. Meyers & Co., Inc.                    Culverwell & Co., Inc.

            The date of this Prospectus is               , 1996

     1. Does not include additional compensation to be received by H.J. Meyers & Co., Inc. (the "Representative") in the form of (i) a nonaccountable expense allowance of 3% of the gross proceeds of the offering (including proceeds from the exercise of the Representative's over-allotment option discussed below in footnote
          (3)); and (ii) 100,000 Warrants granted to the Representative to purchase up to 100,000 shares of Preferred Stock and Warrants, respectively (the "Representative's Warrant"). The Company also has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

     2.   Before deducting expenses of the offering payable by the Company of
          approximately $                     including the Underwriters
          non-accountable expense allowance.

     3. The Company has granted the Underwriters an over-allotment option (the "Over-Allotment Option"), exercisable within 30 business days after the date of this Prospectus, to purchase up to 150,000 additional shares of Preferred Stock and Warrants on the same terms and conditions as set forth above. If all such shares of Preferred Stock and Warrants are purchased, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to the Company
          will be $        , $          and $      , respectively.      See
          "Underwriting."



     The Company distributes annual reports containing audited financial statements to its stockholders.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AND SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE AND ANY OTHER EXCHANGES UPON WHICH THE COMPANY MAY LIST THE COMMON STOCK AND SECURITIES. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY
TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK AND SECURITIES
ON THE AMERICAN STOCK EXCHANGE IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934 AS AMENDED.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED ELSEWHERE IN THIS PROSPECTUS. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS." EXCEPT AS OTHERWISE SPECIFIED, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THAT (I) THE PREFERRED STOCK HAS NOT BEEN CONVERTED INTO SHARES OF COMMON STOCK, (II) THE WARRANTS HAVE NOT BEEN EXERCISED, AND (III) THE OVER-ALLOTMENT OPTION AND THE REPRESENTATIVE'S WARRANTS HAVE NOT BEEN EXERCISED. SEE "UNDERWRITING."

THE COMPANY

     Sulcus provides automation solutions to the worldwide hospitality and tourism market and to the domestic U.S. real estate industry and legal professions. The Company develops, manufactures, markets and installs integrated microcomputer systems designed to automate the creation, handling, storage and retrieval of information and documents.

     The Company sells computer systems, which include a network of hardware, software and cabling as well as stand-alone turnkey systems. Sulcus sells 24-hour customer support to the hospitality industry and regular business hour support to the real estate industry and the legal profession with each new system sold. This provides a recurring revenue stream beyond the original system sale.

     The Company's turnkey computer systems provide all of a customers needs to automate segments of its business. Sulcus believes that this approach is critical in the vertical markets in which it competes. Some competitors can automate a specific task, most are unable to automate as broad a range of a customer's business applications as Sulcus. Customers include hotels, motels, restaurants, resorts, cruise lines, country clubs, condominiums, real estate related businesses and law offices.

     In 1988, the Company conceived a vision to build a leadership position in turnkey computer systems for the hospitality, and real-estate industries and developed a strategic plan to achieve that vision. The strategic plan envisioned internal growth by way of expanded research and development, as well as growth through acquisitions, mergers, joint ventures and similar alliances. In order to fulfill that vision, the Company has made numerous acquisitions, alliances and joint ventures which created additional market opportunities for existing products, created or obtained products that complement or expand existing product lines, and created additional product distribution channels. The Company has assembled a comprehensive product line that includes approximately 800 programs contained in 55 business applications with over 255 interfaces for automatic integration with third party software or hardware systems. Sulcus has built a worldwide distribution system with over 80 locations in over 20 countries and has installed its systems on all continents except Antarctica. See "Business--Historical Development."

          The Company was incorporated under the laws of the Commonwealth of Pennsylvania on November 5, 1979, under the name "Ragtronics, Inc." and adopted its present name in December 1982. The principal offices of Sulcus are located at Sulcus Centre, 41 N. Main Street, Greensburg, Pennsylvania 15601. Its telephone number at such address is (412) 836-2000. Unless the context indicates otherwise, all references herein to the Company or Sulcus refer to Sulcus Computer Corporation and its wholly owned subsidiaries.

                                  THE OFFERING

Securities Offered:                1,000,000 shares of Series A Redeemable Convertible
                                   Preferred Stock ("Preferred Stock") and 1,000,000 Class A
                                   Warrants, entitling the holder to purchase up to one share of
                                   Preferred Stock.

Offering Price:                    Per share of Preferred Stock $____________
                                   Per Warrant $____________

Terms of Preferred Stock:          CONVERSION RIGHTS.  Unless previously redeemed (see below), each share of Preferred Stock is convertible into ______ shares of Common Stock, subject to adjustment in certain events, at any time after six months from the date of issuance.  No
                                   fractional shares will be issued, nor will cash in lieu thereof be paid.

                                   REDEMPTION.  The Preferred Stock may be redeemed by the
                                   Company upon payment of $____________ per share at any time on or after 15 months from the date of this Prospectus, upon 30 days'
                                   prior written notice.

                                   DIVIDENDS.  Payable only to the same extent as dividends are paid on the Common Stock.

                                   LIQUIDATION PREFERENCE.  In the event of any liquidation of the
                                   Company, holders of Preferred Stock are entitled to a
                                   liquidation preference of $_______ per share (the public
                                   offering price).

                                   VOTING RIGHTS.  Non-voting, except with respect to matters that alter or change the powers, preferences and rights of the
                                   Preferred Stock.

Terms of Class A Warrants:         Each Class A Warrant entitles the holder to purchase one
                                   share of Preferred Stock at $____________ per share if exercised on or before 75 days from the date of this Prospectus, or at $ ____________ for one-half of one share of Preferred Stock if exercised thereafter and on or before ____________, 1997, the Warrant expiration date.

Common Stock Outstanding
and to be Outstanding
after Offering:                    ____________ shares of Common Stock(1)

Preferred Stock to be
Outstanding After Offering:        1,000,000 shares of Preferred Stock(2)

Warrants Outstanding After
the Offering:                      1,000,000 Class A Warrants

Use of Proceeds:                   The net proceeds of the Offering will be used for working
                                   capital and general corporate purposes.

Risk Factors:                      The Offering involves certain risks.  See "Risk Factors."

AMEX Symbol:                       Common Stock   SUL

Proposed AMEX Symbols:             Preferred Stock     SULP
                                   Class A Warrants    SULW

(1) Does not include (i)____________ shares reserved for issuance under the Company's stock option plans for employees; (ii)_________ shares reserved for issuance upon exercise of options granted to directors, consultants and advisors; (iii)____________ shares reserved for issuance under various "earn out" provisions in connection with recent acquisitions; and (iv) shares reserved for issuance upon conversion of the Preferred Stock and the conversion of the Preferred Stock issuable to the Underwriter upon exercise of the Representative's Warrant.

(2) Does not include shares reserved for issuance upon the exercise of the Class A Warrants and the exercise of the Class A Warrants issuable to the Underwriter upon the exercise of the Representative's Warrant.

     See "The Company," "Management--Stock Option Plan," "Description of Securities," and Note______ of Notes to Consolidated Financial Statements.

                          SULCUS COMPUTER CORPORATION
                             Summary Financial Data


                                                   (Thousands, except per share data)

                                                      Three Months Ended
                                                            March 31,                    Year Ended December 31,
                                                   ---------------------- -----------------------------------------------
                                                      1996     1995        1995      1994      1993      1992      1991
                                                      ----     ----        ----      ----      ----      ----      ----
Statement of Operations Data
- ----------------------------

Net sales                                           $10,942   $11,016     $44,693   $41,887   $47,346   $35,245   $17,256
Interest income                                         333       295       1,291     1,256     1,937     1,385       505
                                                    -------   -------     -------   -------   -------   -------   -------
Total revenue                                        11,275    11,311      45,984    43,143    49,283    36,630    17,761

Cost of goods sold and services provided              4,468     4,615      18,965    20,588    23,085    15,418     6,153
        --------------------------------
Selling, general and administrative expenses          5,506     5,579      22,896    24,388    21,726    14,756     8,091

Research and development                                267       366       1,199     1,597     1,878     2,342     1,044

Interest expense                                        129       142         598       556       403       242       285

Depreciation and amortization                           384       446       1,520     2,158     2,034       960       482

Income (loss) before unrealized gain/loss and
  unusual items                                         521       162         806    (6,144)      157     2,912     1,706


Unrealized (gain) loss on investments (1)               --       (882)     (1,462)    1,861       --        --        --

Income (loss) before unusual items                      521     1,044       2,268    (8,005)      157     2,912     1,706

Unusual items                                           --        --        3,434     3,663     3,207       --        --

Income taxes                                            --        --          203       --        --        821       358

Income (loss) before extraordinary item and
  cumulative effect of accounting changes               521     1,044      (1,369)  (11,668)   (3,050)    2,091     1,348

Net income (loss)                                      $521    $1,044     ($1,369) ($11,668)  ($3,050)   $3,222    $1,692

Per Share Data
- --------------

Income (loss) per share before extraordinary
  item and cumulative effect of accounting changes    $0.03     $0.07      ($0.09)   ($0.84)   ($0.22)    $0.17     $0.21

Net income (loss) per share                           $0.03     $0.07      ($0.09)   ($0.84)   ($0.22)    $0.26     $0.26

Weighted average shares used in computing
  net income (loss) per share                        16,615    14,651      14,720    13,872    14,157    12,446     6,539

Historical Balance Sheet Data
- -----------------------------

Working capital                                      $6,036    $5,771      $5,390    $4,183    $8,643   $10,615    $9,438

Total assets                                         45,575    45,210      47,327    47,869    58,716    51,499    28,531

Long-term obligations                                   279        70          27        86       364     1,039     1,387

Stockholders' equity                                 23,230    24,111      22,894    23,087    33,373    33,489    18,316


(1) On June 5, 1995, the Company restructured its investment portfolio. As a result, under FAS No. 115, the Company no longer reports unrealized gains or losses from the investment portfolio in its statement of earnings.

                                  RISK FACTORS

     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE CERTAIN RISKS. IN ANALYZING THIS OFFERING, PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AMONG OTHERS:

1.   SECURITIES AND EXCHANGE COMMISSION PROCEEDING

     On May 2, 1996, the Company entered into an agreement with the Securities and Exchange Commission ("Commission") resolving the investigation of the Company by the Commission which commenced in March 1993. Without admitting or denying any wrongdoing, the Company agreed that it would not in the future violate Sections 17(a)(2) and (a)(3) of the Securities Act, Sections 10(b), 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1 and 13a-13 promulgated thereunder. With respect to certain press releases issued during 1991 and 1992, the Order makes findings against Sulcus under Section 10(b) and Rule 10b-5. The Order does not make findings against Sulcus under Section 10(b) or Rule 10b-5 with regard to accounting practices. In addition, John Picardi, a Sulcus employee and former Chief Financial Officer of Sulcus' Hospitality Group, and Jeffrey Ratner, Sulcus' Chairman, without admitting or denying any wrongdoing, agreed that they would not in the future violate Sections 17(a)(2) and (a)(3) of the Securities Act, Sections 13(a), 13(b)(2)(A) and 13(b)(2) (B) of the Exchange Act and Rules 12b-20, 13a-1, 13a-13 and 13b 2-1 promulgated thereunder. There were no fines or other penalties imposed upon the Company or Mr. Ratner. Mr. Picardi agreed not to practice before the Commission as an accountant for a 30 month period.

2.   SETTLEMENT OF RECENT SHAREHOLDER LITIGATION

     Shortly after the Company announced on April 6, 1994, that it was proposing to restate earnings and other financial results for 1992, twelve shareholder class action lawsuits were commenced against the Company and certain of its officers, and directors as well as its independent auditors, in the United States District Court for the Western District of Pennsylvania. In December 1995, the Company announced it had agreed to settle these lawsuits ("The Class Action") which required the establishment of a settlement fund consisting of $800,000 in cash and 1,400,000 shares of Common Stock. For a description of the settlement terms of the litigation see "Legal Proceedings" and "Note 3 of Notes to Consolidated Financial Statements."

3.  PRIOR LOSSES

     Sulcus has operated at a net loss during three of its last five fiscal years. For the year ended December 31, 1995, the Company incurred a net loss of ($1,369,000), as compared to a net loss of ($11,668,000) for the same period of 1994. The 1994 results included a write-off of software development costs ($1,820,246), the write-off of an investment in an unconsolidated subsidiary ($336,703), the write-off of goodwill ($1,256,000) and a provision for litigation settlement ($250,000). The significant improvement in 1995 is primarily the result of increased sales and an improvement in gross margins, which together accounted for a $4,428,378 improvement in gross margins, a $1,492,214 reduction in selling, general and administrative expenses and $3,323,408 in portfolio unrealized market changes (from an unrealized loss of $1,861,403 in 1994 to an unrealized gain of $1,462,005 in 1995). During 1995, the Company settled certain shareholder litigation which resulted in provisions of $2,919,333 and wrote-off certain capitalized software development costs totaling $514,694 representing the end of the estimated useful lives of certain systems. For the three months ended March 31, 1996, the Company reported net income of $521,404 as compared to net income of $1,043,535 for the same period of 1995.

     While management believes that there has been a favorable turn around in the hotel and restaurant industry which should ultimately have a favorable effect on the Company's operating results and financial condition, the Company has experienced reduced system sales in 1994 and 1995 when compared to 1993. Management believes that this decrease is principally attributable to customer uncertainty regarding the Company's viability resulting from the previously pending shareholder litigation, the previously pending SEC investigation and increased competition. As a consequence of the losses noted above, the Company had a retained earnings (deficit) of ($13,378,756) at December 31, 1994, a deficit of ($14,747,712) at December 31, 1995, and a deficit of ($14,226,308)
at March 31, 1996.

     Management is taking the following measures in an effort to maintain and improve the Company's profitability: control of cost of sales and selling, general and administrative expenses; seeking out strategic alliances to increase product availability to meet customers requirements, investing in the development of new products and increasing sales productivity. Notwithstanding the foregoing, there is no assurance that the Company will be profitable in future periods. See "Business--Historical Development," "Financial Statements," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Management," and "Legal Proceedings."

4.  EXPANSION OF BUSINESS; DOMESTICALLY AND INTERNATIONALLY

     The Company's operations are subject to certain risks, such as cash flow problems, obtaining adequate financing, achieving profitability and management of diverse operations. The Company believes that there are other principal material risks attendant to its international expansion associated with the stability, both political and economic of any particular country. Principal among those risks are the nationalization or privatization of any industry with which the Company does business in that such changes tend to impact the time period in which contractual commitments may be honored; currency crises with attendant exchange rate turbulence; and sudden changes in interest rates which generally effect the ability of customers to finance their purchases. The Company's international operations are managed on a country or regional basis under the direction of local nationals familiar with both the local economic and political climate. International sales are generally denominated in the currency of that country in which the Sulcus subsidiary is located, and most related costs and expenses are also denominated in the local currency. This tends to lessen foreign currency risks. The exception to this are international export sales of Sulcus' Squirrel systems, which are denominated in U.S. dollars. However, the relatively short time between the order and delivery of the Squirrel systems mitigates the risk of significant currency fluctuation. Accordingly, to date, the Company has not utilized any foreign currency or interest rate risk hedging techniques or derivatives. The Company will continue to monitor and evaluate the need to employ such techniques. To date the Company has not experienced any material adverse impact as a result of recent political and economic changes or currency fluctuations internationally. See "Business-- Historical Development." These risks may be increased to the extent Sulcus continues to expand its hospitality business or its other lines of business both domestically and internationally. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Financial Statements."

5.  NEED FOR ADDITIONAL CAPITAL

     Sulcus' ability to develop and expand its presence in the hospitality industry and to expand its existing business lines for Sulcus' other markets and operate profitably depends in part on the availability of adequate funds. Management believes that anticipated revenues from Sulcus' operations together with available working capital and the proceeds of this Offering will be sufficient to support the anticipated operating and capital requirements of the Company for at least 12 months. Nonetheless, if technological changes render Sulcus' products uncompetitive or obsolete, or if adequate funds are not available from operations and the Company continues to operate at a loss, Sulcus may be forced to seek additional financing. There can be no assurance that any financing will be available when needed, or if available, that it can be obtained on terms satisfactory to Sulcus. See "Business--Historical Development," and "Management's Discussion of Financial Condition and Results of Operations."

6.  SUBSTANTIAL VARIABILITY OF OPERATING RESULTS

     The Company's operating results have varied, and the Company expects that they will continue to do so. Due to the relatively fixed nature of certain of the Company's costs, including personnel and facilities costs, a decline in net sales in any period typically results in lower profitability in that quarter.
A variety of factors, many of which are not within the Company's control, influence the Company's operating results, including patterns of capital spending by customers, pricing, the timing, size and receipt of orders, delay of shipments to customers, timing of client projects, competition, new product or service introductions by the Company or its competitors, levels of market acceptance for new products, changes in operating expenses and material costs and general economic conditions. The Company believes, therefore, that past operating results and period-to-period comparisons should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

7.  RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCTS

     The market for the Company's products is characterized by rapidly changing technology, accelerated product obsolescence and rapidly changing industry standards. The Company's success will depend upon its ability to update its existing products and to introduce new products and features in a timely manner to meet evolving customer requirements. There can be no assurance that the Company will be successful in these efforts. The Company's business and results of operations will be materially and adversely affected if the Company incurs delays in developing its products or if such products do not gain broad market acceptance. In addition, there can be no assurance that products or technologies developed by others will not render the Company's products or technologies noncompetitive or obsolete. See "Business-Competition."

8.  RESEARCH AND DEVELOPMENT

     The Company anticipates that it will continue to introduce new and enhanced products. The development and testing of these products is an inherently unpredictable process and no assurance can be given as to the timing of releases or their market acceptance. Research and development expenses net of capitalized software, represented 2.6%, 3.7%, 3.8% and 2.4% of total revenues for the fiscal years ending December 31, 1995, 1994, and 1993 and the first three months of 1996, respectively. The reduced research and development expense is a result of the Company's plans to focus its efforts on those specific areas having expected commercial acceptance, while at the same time, controlling overall research and development expenditures. The Company is also considering other, more cost effective means of expanding or improving its software product lines, including where appropriate, external purchases or acquisitions of software. See "Business-Product Research, Development and Improvement."

9.  COMPETITION

     There are numerous software programs available that perform many of the same functions as Sulcus' products. Competition in the computer software market is generally intense and competitors often attempt to emulate successful programs. Increased competition has resulted in greater discounting of prices with no lessening of the cost of providing systems and services. Many of the Company's current and potential competitors have substantially greater financial, technical, marketing and other resources and larger installed customer bases than the Company. The Company expects that competition will intensify in each of its lines of business, as more competitors enter the marketplace. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities for its products to successfully compete in the marketplace. See "Business-Competition."

10.  COMPETITION FOR KEY PERSONNEL-MANAGEMENT OF GROWTH

     The Company's success depends in part on its ability to attract, hire, train and retain qualified managerial, technical and sales and marketing personnel, particularly for systems integration, support services and training. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining the technical personnel it requires to conduct and expand its operations successfully. The Company's results of operations could be materially adversely affected if the Company were unable to attract, hire, train and retain qualified personnel. See "Business--Personnel."

11.  PROPRIETARY RIGHTS

     The Company relies on a combination of copyright and trade secret protection, non-disclosure agreements and licensing arrangements to establish, protect and enforce its proprietary rights. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can be no assurance that the Company will be successful in doing so or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technologies.

     Although the Company is not a party to any present litigation regarding proprietary rights, there can be no assurance that third parties will not assert intellectual property claims against the Company in the future. Such claims, if proved, could materially and adversely affect the Company's business and results of operations. In addition, although any such claims may ultimately prove to be without merit, the necessary management attention to and legal costs associated with litigation or other resolution of such claims could materially and adversely affect the Company's business and results of operations. See "Business-Product Protection."

     The laws of certain foreign countries do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United States. Although the Company continues to implement protective measures and intends to defend its proprietary rights vigorously, there can be no assurance that these efforts will be successful.

12.  SUBSTANTIAL SHARES OF COMMON STOCK RESERVED

     The Company has reserved _________________________________ shares of
Common Stock for issuance upon the conversion of the Preferred Stock and the exercise of the Warrants issued in this Offering. The Company also has reserved 4,150,000 shares of Common Stock for issuance to key employees, officers, directors and consultants pursuant to Stock Option Plans and a maximum of 422,697 shares of Common Stock issuable in connection with earn out provisions relating to acquisitions. The Company also will issue to the Representative, in connection with this Offering, the Representative's Warrant to purchase 100,000 shares of Preferred Stock and 100,000 Warrants and has reserved ___________________ shares of Common Stock and __________________
shares of Preferred Stock issuable on conversion of the Preferred Stock and exercise of such Warrant. The existence of the Warrants, the Representative's Warrant and any other options or warrants may prove to be a hindrance to future equity financing by the Company. Further, the holders of such Warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. See "Description of Securities."

13.  IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of the Preferred Stock will incur an immediate and substantial dilution of approximately ____________ % of their investment in the shares (assuming conversion into Common Stock) in that the pro forma net book value of the Company's Common Stock after this Offering will be approximately $_________ per share. See "Dilution."

14.  DIVIDENDS

     Sulcus has not paid any dividends on its Common Stock and does not anticipate paying any dividends in the foreseeable future. See "Dividend Policy." As the Preferred Stock is only entitled to dividends if, and to the extent paid on the Common Stock, it is not anticipated that dividends will be paid on the Preferred Stock in the foreseeable future.

15.  MARKET FOR SECURITIES OFFERED; DETERMINATION OF OFFERING PRICE

     Prior to this Offering, there has been no public market for the Preferred Stock or the Warrants offered hereby. There can be no assurance that any market for the Preferred Stock or the Warrants will develop or that, if developed, it will be sustained. The conversion price of the Preferred Stock and the exercise price of the Warrants has been determined through negotiation by the Underwriter and Sulcus, and should not be assumed to bear any relationship to Sulcus' asset value, net worth, or any other established criteria of value. To the extent that the Preferred Stock suffers a sharp decline in price, the value of the Warrants may be diminished, in whole or in part. See "Price Range of Common Stock" and "Underwriting."

 16.  PENNSYLVANIA ANTI-TAKEOVER LAWS; CHANGE OF CONTROL

     Various provisions of the Pennsylvania Business Corporation Law, under which Sulcus was organized, generally make "hostile" takeovers of Pennsylvania corporations more difficult by granting certain rights to non-interested stockholders in certain "change of control" situations by permitting such stockholders to demand payment from a 20% controlling stockholder of the "fair value" of such demanding stockholders' shares in cash. Such provisions may make more difficult the removal of management which would in all likelihood be more favorable for management. In addition, such provisions may be perceived by certain investors, such as institutions, as making Sulcus' securities a less attractive investment. Such provision may also render the accomplishment of a tender offer more difficult, which may be more beneficial to management in a hostile tender offer and may have an adverse impact on stockholders who may want to participate in such a tender offer. Sulcus did not elect to "opt-out" of these provisions. Employment Agreements with certain of the Company's officers contain provisions with respect to receiving certain benefits including monthly salary payments and stock options if their employment is terminated due to a change in control of the Company which may make a tender offer less attractive to certain investors. There are no anti-takeover devices or measures contained in the Company's Articles of Incorporation, By-Laws or other Corporate governing instruments and none are presently contemplated. See "Management--Employment Arrangements," and "Description of Securities - Pennsylvania Anti-takeover Laws."

                               USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Preferred Stock and Warrants offered hereby, after deducting offering expenses estimated at $__________, are estimated to be $____________, ($_____________, if the
Underwriters' over-allotment option is exercised in full). The Company expects to use the net proceeds for working capital and general corporate purposes.

     In furtherance of the Company's strategy of acquisition of computer software products or companies that complement or expand existing business lines, the Company may also use a portion of the net proceeds to acquire additional businesses or software products or to support joint ventures related to existing businesses. The Company currently has no agreements with respect to any acquisitions and there can be no assurance that it will be able to acquire companies or software products on a favorable basis.

     Pending the application of the proceeds as described above, the Company will make temporary investments in interest-bearing savings accounts, certificates of deposit, United States Government obligations, preferred securities or money market certificates. United States government obligations are not necessarily those backed by the full faith and credit of the United States government. Company policy does not require temporary investment to be investment grade as determined by a nationally recognized statistical rating organization nor does it require that such investments have any additional safety feature such as insurance.

                                DIVIDEND POLICY

     The Company has never paid cash dividends on its Common Stock. The Preferred Stock is only entitled to dividends if and to the extent that dividends are paid on Common Stock, and the current policy of the Board of Directors is to retain any earnings to provide for the development and growth of the Company. Consequently, no cash dividends are expected to be paid in the foreseeable future.

                                    DILUTION

     Dilution represents the difference between the public offering price per share paid by purchasers in this offering and the pro forma net tangible book value per share immediately after completion of this offering. Net tangible book value per share is determined by dividing the total number of outstanding shares of common stock into the difference between total tangible assets less total liabilities. At March 31, 1996, (unaudited), the net tangible book value ($______________) of the Company was ($_________________) per share. After giving effect to the sale by the Company of 1,000,000 shares of Preferred
Stock at a public offering price of $______________ per share (convertible into ______________ shares of Common Stock at $___________ per share), and 1,000,000
Warrants at $________________ per Warrant, the pro forma net tangible book value of March 31, 1996 would have been $_____________ per share of Common Stock, after deduction of underwriting discounts and commissions and estimated expenses to be incurred by the Company in connection with this offering. Investors purchasing shares of Preferred Stock in this offering will thus experience an immediate dilution of $ _____________ (or ____%) in the tangible book value per share of their shares of Preferred Stock, while existing shareholders will benefit from an immediate increase in the net tangible book value of their shares of Common Stock of $________ per share.
The following table illustrates the foregoing effects:

     Public offering price per share
     Net tangible book value (deficiency) per share before offering Increase in net tangible book value per share attributable to existing investors
     Pro forma net tangible book value per share after offering
     Dilution per share to new investors

     If the over-allotment option is exercised in full, the pro forma net tangible book value after this offering would be $________ per share, which would result in dilution to the new investors in this offering of $________ per share of Preferred Stock.

                                 CAPITALIZATION


         The following table sets forth the capitalization of the Company as of March 31, 1996, and as adjusted to give effect to the sale of 1,000,000 shares of Series A Redeemable Convertible Preferred Stock, and 1,000,000 Class A Warrants at an assumed public offering price of $5.00 and $0.25, respectively and the application of net proceeds therefrom (See "Use of Proceeds"). All information set forth below should be read in conjunction with the financial statements and notes thereto in this Prospectus.


                                                                     March 31, 1996       March 31, 1996
                                                                         Actual             as Adjusted
                                                                      -----------         ---------------
Short-Term Debt Excluding Current
         Maturities of Long-Term Debt                                  $6,525,443            $6,525,443
Long-Term Debt                                                            478,580               478,580
Stockholders' Equity
         Preferred Stock; Authorized 10,000,000
                 shares of which 8,000,000 are
                 designated as Series A Redeemable
                 Convertible, no shares issued and
                 outstanding; 1,000,000 shares issued
                 and outstanding, as adjusted                               --                4,353,750
         Common Stock; no par value; 30,700,000 shares
                 authorized; 14,960,997 shares issued, and
                 as adjusted                                           38,114,272            38,114,272
         Note Receivable from Stockholder                               (500,000)             (500,000)
         Retained Earnings (Deficit)                                 (14,226,308)          (14,226,308)
         Foreign Currency Adjustment                                     (27,583)              (27,583)
         Cumulative Unrealized Loss on Investments
                 Available for Sale                                     (130,793)             (130,793)
                                                                      -----------           -----------
         Total Stockholders' Equity                                   $23,229,588           $27,583,338
                                                                      -----------           -----------

         Total Capitalization                                         $30,233,611           $34,587,361
                                                                      ===========           ===========

PRICE RANGE OF COMMON STOCK

     On May 19, 1992, Sulcus Common Stock began trading on the American Stock Exchange under the symbol SUL. Previously, Sulcus' Common Stock was traded on the over-the-counter market on the National Association of Securities Dealers Automated Quotations ("NASDAQ") National Market System under the symbol SULC.

QUARTER ENDING                             HIGH         LOW
March 1996                               2-13/16       1-7/8
June 1996 (through May 21)               3-9/16        2-5/8

March 1995                               3-5/8         2
June 1995                                3-3/4         2-1/2
September 1995                           3-9/16        2-5/8
December 1995                            2-7/16        1-7/8

March 1994                               8-3/8         5-3/4
June 1994                                6             2-11/16
September 1994                           3-15/16       2-3/4
December 1994                            3-7/16        2-1/16



     On May 21, 1996, the high and low prices for the Common Stock were $3 9/16 and $3 3/8, respectively.

     As of May 21, 1996, there were approximately 2,983 record holders of Sulcus' Common Stock.

                          SULCUS COMPUTER CORPORATION
                            Selected Financial Data

     The following table sets forth selected consolidated financial data of the Company for the three months ended March 31, 1995 and March 31, 1996 and for the five years ended December 31, 1991 through 1995. This information should be read in conjunction with "Managements Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere herein.

                                                     (Thousands, except per share data)

                                                       Three Months Ended
                                                            March 31,                 Year Ended December 31,
                                                    ---------------------    --------------------------------------------
                                                       1996       1995       1995      1994      1993      1992      1991
                                                       ----       ----       ----      ----      ----      ----      ----
Statement of Operations Data
- ----------------------------
Net sales                                            $10,942   $11,016    $44,693   $41,887   $47,346   $35,245   $17,256
Interest income                                          333       295      1,291     1,256     1,937     1,385       505
                                                     -------   -------    -------   -------   -------   -------   -------
Total revenue                                         11,275    11,311     45,984    43,143    49,283    36,630    17,761

Cost of goods sold and services provided               4,468     4,615     18,965    20,588    23,085    15,418     6,153
        --------------------------------
Selling, general and administrative expenses           5,506     5,579     22,896    24,388    21,726    14,756     8,091

Research and development                                 267       366      1,199     1,597     1,878     2,342     1,044

Interest expense                                         129       142        598       556       403       242       285

Depreciation and amortization                            384       446      1,520     2,158     2,034       960       482

Income (loss) before unrealized gain/loss and
  unusual items                                          521       162        806    (6,144)      157     2,912     1,706


Unrealized (gain) loss on investments (1)                --       (882)    (1,462)    1,861       --        --        --

Income (loss) before unusual items                       521     1,044      2,268    (8,005)      157     2,912     1,706

Unusual items                                            --        --       3,434     3,663     3,207       --        --

Income taxes                                             --        --         203       --        --        821       358

Income (loss) before extraordinary item and
  cumulative effect of accounting changes                521     1,044     (1,369)  (11,668)   (3,050)    2,091     1,348

Net income (loss)                                       $521    $1,044    ($1,369) ($11,668)  ($3,050)   $3,222    $1,692

Per Share Data
- --------------

Income (loss) per share before extraordinary
  item and cumulative effect of accounting charges     $0.03     $0.07     ($0.09)   ($0.84)   ($0.22)    $0.17     $0.21

Net income (loss) per share                            $0.03     $0.07     ($0.09)   ($0.84)   ($0.22)    $0.26     $0.26

Weighted average shares used in computing
  net income (loss) per share                         16,615    14,651     14,720    13,872    14,157    12,446     6,539

Historical Balance Sheet Data
- -----------------------------

Working capital                                       $6,036    $5,771     $5,390    $4,183    $8,643   $10,615    $9,438

Total assets                                          45,575    45,210     47,327    47,869    58,716    51,499    28,531

Long-term obligations                                    279        70         27        86       364     1,039     1,387

Stockholders' equity                                  23,230    24,111     22,894    23,087    33,373    33,489    18,316


(1) On June 5, 1995, the Company restructured its investment portfolio. As a result, under FAS No. 115, the Company no longer reports unrealized gains or losses from the investment portfolio in its statement of earnings.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

RESULTS OF OPERATIONS


 THREE MONTHS ENDED MARCH 31, 1996 AS COMPARED TO THREE MONTHS ENDED MARCH 31,
                                     1995

         The Company had net income of $521,404 in the quarter ended March 31, 1996 as compared to $1,043,535 in the quarter ended March 31, 1995 on sales which were virtually unchanged. In 1995, the Company reported unrealized gains on its investment portfolio of $881,683. When eliminating this amount for the purpose of comparability, the Company showed an improvement on earnings from $161,852 to $521,404, a change of $359,552. The Company's results for the quarter ended March 31, 1996 improved over those for the same period of 1995 primarily as a result of improvements in margins ($72,719), reduced selling, general and administrative expenses ($72,964) and reduced research and development costs ($99,197). In 1995, the Company had Trading Securities which had unrealized market appreciation in the first quarter of $881,683. Since that time, the Company has restructured its portfolio and, therefore, these unrealized market changes are no longer a component of net income.

         Net sales for the quarter ended March 31, 1996 were $10,941,988, representing a decrease of $74,299 (1%) when compared to net sales of $11,016,287 for the same period of 1995. Net system sales for the quarter ended March 31, 1996 were $6,524,818 as compared to $6,803,287 for the same period of 1995, a decrease of $278,469 (4%) due primarily to decreased sales of the Company's Point of Sale Systems. Support revenues for the quarter ended March 31, 1996 were $4,417,170 as compared to $4,213,000 for the same period of 1995, an increase of $204,170 (5%) due primarily to an increased base of Point of Sale installations in 1995. Support revenues are billed and collected in advance for periods of one to twelve months and are recognized as support revenues ratably over the contract period. Sales by offices and distributors of the Company were $9,310,093 (85%) and $1,631,895 (15%), respectively, of net sales for the quarter ended March 31, 1996 as compared to $8,726,591 (79%) and $2,289,696 (21%) for the comparable 1995 period.

         Cost of goods sold for the quarter ended March 31, 1996 decreased to $4,467,766 from $4,614,784, a decrease of $147,018 (3%) from the comparable
1995 period. As a consequence, cost of goods sold as a percentage of net sales improved for the quarter ended March 31, 1996 to 41%, as compared to 42% for the same period of 1995. Gross margins of the Company increased to $6,474,222 from $6,401,503, an increase of $72,719 (1%) over the same period of 1995.
Cost of system sales for the quarter ended March 31, 1996 was $3,307,969 (51% of system sales) as compared to $3,333,777 (49% of system sales) for the same period of 1995, a decrease of $25,808 (1%), due primarily to the mix of software and hardware sales. Cost of support for the quarter ended March 31, 1996 was $1,159,797 (26% of support revenues) as compared to $1,281,007 (30% of support revenues) for the same period of 1995, a decrease of $121,210 (9%), primarily as the result of the Company's ability to control such costs.

         Selling, general, and administrative expenses decreased in 1996 when compared to 1995. For the quarter ended March 31, 1996, these expenses were $5,506,194 as compared to $5,579,158 a decrease of $72,964 (1%) from the same period of 1995. Selling, general, and administrative expenses as a percentage of net sales was 50% for the quarter ended March 31, 1996 as compared to 51% for the same period of 1995.
         Research and development expense for the quarter ended March 31, 1996 decreased to $267,251 from $366,448, a decrease of $99,197 (27%) from the same period of 1995. This decrease is attributable primarily to greater amounts capitalized in 1996 as compared to 1995 ($42,217) and governmental grant amounts received by the Company to support research and development ($41,238). In 1996, the Company's Canadian subsidiary entered into an agreement with National Research Council Canada which provides financial support for development carried out under an approved program. Total amounts expended on research and development (including amounts expensed, amounts subsidized by government support and amounts capitalized) was $549,139 and $564,881 for the quarters ended March 31, 1996 and 1995, respectively.

         Depreciation and amortization expense for the quarter ended March 31, 1996 decreased to $383,605 from $446,314 for the same period of 1995, a decrease of $62,709 (14%).

         Interest income for the quarter ended March 31, 1996 was $333,031 as compared to $294,767 for the same period of 1995, an increase of $38,264 (13%), due primarily to higher rates earned on invested balances.

         Interest expense for the quarter ended March 31, 1996 decreased to $128,799 from $142,498 for the same period of 1995, a decrease of $13,699 (10%) due primarily to lower interest rates on outstanding borrowings.

         The Company conducts its worldwide operations through separate geographic area organizations which represent major markets or combinations of related markets. Transfers between markets are valued at cost. Financial information by geographic area for the quarters ended March 31, 1996 and 1995 and as of March 31, 1996 and December 31, 1995 is summarized as follows:

                                                                      1996              1995
                                                                  -----------        -----------
Net revenues(1):
  North America                                                   $ 8,221,523        $ 8,936,491
  Pacific Region                                                    1,518,945            935,481
  Europe                                                            1,534,551          1,439,082
                                                                  -----------        -----------
Consolidated net revenues                                         $11,275,019        $11,311,054
                                                                  ===========        ===========

Net income (loss):
  North America                                                      $614,233         $1,564,540
  Pacific Region                                                      (69,330)          (399,335)
  Europe                                                              (23,499)          (121,670)
                                                                     ---------        -----------
Consolidated net income                                              $521,404         $1,043,535
                                                                     ========         ==========


                                                                    March 31,          December 31,
                                                                      1996                1995
                                                                  -----------         ------------
Identifiable assets:
  North America                                                   $37,511,061         $39,208,729
  Pacific Region                                                    3,276,192           3,437,539
  Europe                                                            4,787,944           4,680,510
                                                                  -----------         -----------
Consolidated identifiable assets                                  $45,575,197         $47,326,778
                                                                  ===========         ===========

(1) Sales between geographic areas and export sales are not material.

        The Company had a net deferred tax asset amounting to $2,099,753, net of valuation allowances of $10,401,835 at March 31, 1996 and $10,534,223 at December 31, 1995. The valuation allowance was decreased in the quarter ended March 31, 1996 by $132,388 and was decreased in the quarter ended March 31, 1995 by $621,071 reflecting the Company's estimate of the valuation allowance necessary to reduce the net deferred tax asset to the net recoverable amount. As a result, the income statements for the quarters ended March 31, 1996 and 1995 do not reflect any income tax provision on the pre-tax operating results for those periods. The realizability of this deferred tax asset is contingent upon a number of factors including the ability of the Company to maintain a level of operations that will generate taxable income. Management believes that it is more likely than not that the Company will generate taxable income sufficient to realize a portion of the tax benefits associated with net operating losses and tax credit carryforwards prior to their expiration. This belief is based upon the Company's view of expected profits in 1996 and the next several years. If the Company is unable to generate sufficient taxable income in the future through operating results, increases in the valuation allowance will be required through a non-cash charge to expense. However, if the Company achieves sufficient profitability to utilize a greater portion of the deferred tax asset, the valuation allowance will be reduced through a non-cash credit to income.


                            1995 AS COMPARED TO 1994

        The significant improvement in 1995 when compared to 1994 is primarily the result of a 7% increase in sales and an improvement in gross margins of 8 percentage points, which together accounted for a $4,428,378 improvement in gross margins, a $1,492,214 reduction in selling, general and administrative expenses and $3,323,408 in portfolio unrealized market changes (from an unrealized loss of $1,861,403 in 1994 to an unrealized gain of $1,462,005 in
1995). During 1995, the Company settled certain shareholder litigation which resulted in provisions of $2,919,333 and wrote-off certain capitalized software development costs totaling $514,694 representing the end of the estimated useful lives of certain systems. Primarily as a result of the above, the Company's net loss in 1995 was ($1,368,956) as compared to a loss of ($11,668,013) in 1994.

        Net sales for the year ended December 31, 1995 were $44,693,302, representing an increase of $2,805,986 (7%) when compared to net sales of $41,887,316 for the same period of 1994. Net system sales for the year ended December 31, 1995 were $27,645,389 as compared to $25,893,783 for the same period of 1994, an increase of $1,751,606 (7%) due primarily to increased sales of the Company's Point of Sale Systems. Support revenues for the year ended December 31, 1995 were $17,047,913 as compared to $15,993,533 for the same period of 1994, an increase of $1,054,380 (7%) due primarily to an increased base of Point of Sale installations. Support revenues are billed and collected in advance for periods of one to twelve months and are recognized as support revenues ratably over the contract period. Sales by offices and distributors of the Company were $35,777,862 (80%) and $8,915,440 (20%), respectively, of net sales for the year ended December 31, 1995 as compared to $31,705,933 (76%) and $10,181,383 (24%) for the comparable 1994 period. The Company previously reported in two industry groups (the Real Estate/Hospitality Group and the Legal Group). The Legal Group is not material (less than 3% of total sales) to the consolidated operations of the Company, accounting for sales of $1,074,202 in 1995 and $1,185,910 in 1994. Therefore, this discussion and analysis is made on the basis of one industry category.

        Cost of goods sold for the year ended December 31, 1995 decreased to $18,965,582 from $20,587,974, a decrease of $1,622,392 (8%) over the comparable
1994 period. As a consequence, cost of goods sold as a percentage of net sales improved for the year ended December 31, 1995 to 42%, as compared to 50% for the same period of 1994. Gross margins of the Company increased to $25,727,720 from $21,299,342, an increase of $4,428,378 (21%) over the year ended December 31, 1994. Cost of system sales for the year ended December 31, 1995 was $14,351,669 (52% of system sales) as compared to $15,078,349 (58% of system sales) for the same period of 1994, a decrease of $726,680 (5%), due primarily to the mix of software and hardware sales and the ability of the Company to control hardware costs. Cost of sales is also lower in 1995 as compared to 1994 because 1994 included amortization of $358,500 related to certain capitalized software development costs written-off in 1994. Cost of support for the year ended December 31, 1995 was $4,613,913 (27% of support revenues) as compared to $5,509,625 (34% of support revenues) for the same period of 1994, a decrease of $895,712 (16%), primarily as the result of the Company's ability to control such costs.

        Selling, general, and administrative expenses decreased in 1995 when compared to 1994. For the year ended December 31, 1995, these expenses were $22,895,996 as compared to $24,388,210 a decrease of $1,492,214 (6%) over the same period of 1994. Selling, general, and administrative expenses as a percentage of net sales decreased to 51% for the year ended December 31, 1995, a 7 percentage point decrease from the year ended December 31, 1994. The reduction in expense is primarily in the areas of bad debts on accounts receivable ($770,000), payroll related costs ($218,000) and travel related expenses ($115,000). Reduction in bad debt expense is the result of changes in Company procedures in extending credit and collections.

         Research and development expense for the year ended December 31, 1995 decreased to $1,198,999 from $1,596,515, a decrease of $397,516 (25%), as compared to the year ended December 31, 1994. Total amounts expended on research and development (including amounts expensed and amounts capitalized) was $2,201,853 and $3,153,403 for the years ended December 31, 1995 and 1994, respectively. Management believes that these reduced expenditures do not negatively impact the Company's competitive position in the marketplace. The Company continuously evaluates the anticipated future sales of the software systems, and concluded, during the fourth quarter of 1995 that certain systems would have only nominal future sales and, therefore, should be written-off. This write-off (recorded in the fourth quarter of 1995) amounted to $514,694 and is reported in the income statement as a separate component of expenses. In 1994, the Company wrote-off $1,820,246 related to capitalized software costs.

         Depreciation and amortization expense for the year ended December 31, 1995 decreased to $1,520,033 from $2,157,857 for the same period of 1994, a decrease of $637,824 (30%). In 1994, the Company wrote-off certain goodwill associated with the Company's Hong Kong and Singapore subsidiaries which resulted in a $344,000 reduction in 1995 goodwill amortization when compared to that of 1994.

         Interest income for the year ended December 31, 1995 was $1,290,691 as compared to $1,255,848 for the same period of 1994, an increase of $34,843 (3%), due primarily to higher average invested balances.

         Interest expense for the year ended December 31, 1995 increased to $597,672 from $556,269 for the same period of 1994, an increase of $41,403 (7%) due to higher outstanding borrowings.

         During 1995, the Company made a provision for the settlement of a shareholder class action suit and increased the estimated cost of the 1993 settlement of a previous shareholder action. On December 27, 1995, the Company settled with the plaintiffs in the action known as "IN RE: Sulcus Computer Corporation Securities Litigation, II". This settlement provided for a settlement fund of $800,000 in cash and 1,400,000 Sulcus Common Shares having a value of $2,800,000 at the time of settlement. The cash portion of the settlement will be paid by insurance ($666,000) and the Company ($134,000). At December 31, 1995, the Company recorded a provision of $2,861,118 which, together with amounts accrued in 1994, represents costs which the Company expects to incur in connection with this settlement. Additionally, in connection with the conclusion of the 1993 settlement action known as "IN RE:
Sulcus Computer Corporation Securities Litigation", the Company expects to incur costs of $58,215 in addition to those previously accrued.

         During 1995, the Company recorded tax expense of $202,645, representing an estimate of current and deferred taxes attributable to that year. These taxes are incurred in jurisdictions where loss carryforwards are not available. Due to losses from operations and loss carryforwards, the Company incurred no expense in 1994 and 1993. The Company had a net deferred tax asset amounting to $2,099,753, net of valuation allowances of $10,534,223 at December 31, 1995 and $11,058,609 at December 31, 1994. The valuation allowance was decreased in the year ended December 31, 1995 by $524,386 reflecting the Company's estimate of the valuation allowance necessary to reduce the net deferred tax asset to the net recoverable amount. The realizability of this deferred tax asset is contingent upon a number of factors including the ability of the Company to attain a level of operations that will generate taxable income. Management believes that it is more likely than not that it will generate taxable income sufficient to realize a portion of the tax benefits associated with net operating losses and tax credit carryforwards prior to their expiration. This belief is based upon the Company's view of expected profits in 1996 and the next several years. If the Company is unable to generate sufficient taxable income in the future through operating results, increases in the valuation allowance will be required through a non-cash charge to expense. However, if the Company achieves sufficient profitability to utilize a greater portion of the deferred tax asset, the valuation allowance will be reduced through a non-cash credit to income.


                            1994 AS COMPARED TO 1993

         For the year ended December 31, 1994, the Company reported net loss of ($11,668,013) as compared to a net loss of ($3,050,100) for the year ended December 31, 1993. For the year ended December 31, 1994, the Company's sales and gross margins decreased from those reported in the same period of 1993. Additionally, the 1994 results included a write-off of software development costs ($1,820,246), the write-off of an investment in an unconsolidated subsidiary ($336,703), the write-off of goodwill ($1,256,000) and a provision for litigation settlement ($250,000) as compared to the 1993 write-off of assets ($970,184) and provision for litigation settlement ($2,237,310). Primarily as a result of the above, the Company's net loss in 1994 was ($11,668,013) as compared to ($3,050,100) in 1993.

         Net sales for the year ended December 31, 1994 were $41,887,316, representing a decrease of $5,458,515 or 12% when compared to net sales of $47,345,831 for the same period of 1993. Net system sales for the year ended December 31, 1994 were $25,893,783 as compared to $32,944,045 for the same period of 1993, a decrease of $7,050,262 (21%) due primarily to a sales decline in the Company's Hong Kong subsidiary, decreases of the Company's Property Management Systems domestic sales and the loss in 1993 of a distribution agreement by the Company's Craftech subsidiary in Hong Kong. Support revenues for the year ended December 31, 1994 were $15,993,533 as compared to $14,401,786 for the same period of 1993, an increase of $1,591,747 (11%) due primarily to increased sales of the Company's Point of Sale Systems and increased support provided under a contract with Holiday Inn Worldwide.
Support revenues are billed and collected in advance for periods of one to twelve months and are recognized as support revenues ratably over the contract period. Sales by offices and distributors of the Company were $31,705,933 (76%) and $10,181,383 (24%), respectively, of net sales for the year ended December 31, 1994 as compared to $38,045,473 (80%) and $9,300,358 (20%) for the comparable 1993 period.

         Cost of goods sold for the year ended December 31, 1994 decreased to $20,587,974 from $23,084,752, a decrease of $2,496,778 (11%) over the comparable 1993 period. Cost of goods sold as a percentage of net sales remained relatively constant for the year ended December 31, 1994 at 50%, as compared to 49% for the same period of 1993. As a result, gross margins of the Company decreased to $21,299,342 from $24,261,079, a decrease of $2,961,737 (12%) over the year ended December 31, 1993. Cost of system sales for the year ended December 31, 1994 was $15,078,349 (58% of system sales) as compared to $19,126,487 (58% of system sales) for the same period of 1993, a decrease of $4,048,138 (21%). Cost of support for the year ended December 31, 1994 was $5,509,625 (34% of support revenues) as compared to $3,958,265 (27% of support revenues) for the same period of 1993, an increase of $1,551,360 (39%) primarily as the result of increased costs of fulfilling support contracts for existing and acquired customers in connection with hardware and software systems sold.

         Selling, general, and administrative expenses increased in 1994 when compared to 1993. For the year ended December 31, 1994, these expenses were $24,388,210 as compared to $21,726,463 an increase of $2,661,747 (12%) over the same period of 1993. Selling, general, and administrative expenses as a percentage of net sales increased to 58% for the year ended December 31, 1994, a 12 percentage point increase from the year ended December 31, 1993. This increase in costs occurred primarily in the area of payroll and related costs ($2,346,655), legal, professional and auditing ($497,797) and was partially offset by declines in travel related costs ($391,397).

         Research and development expense for the year ended December 31, 1994 decreased to $1,596,515 from $1,877,628, a decrease of $281,113 (15%) as compared to the year ended December 31, 1993. Total amounts expended on research and development (including amounts expensed and amounts capitalized) was $3,153,403 and $4,346,965 for the years ended December 31, 1994 and 1993, respectively. Management believes that these reduced expenditures do not negatively impact the Company's competitive position in the marketplace. During the third quarter of 1994, the Company wrote-off capitalized software costs of $1,820,246, representing the assessment that certain customer related software would no longer benefit future periods. This write-off is presented in the income statement as a separate component of expenses.

         Depreciation and amortization expense for the year ended December 31, 1994 increased to $2,157,857 from $2,034,144 for the same period of 1993, an increase of $123,713 (6%).

         Interest income for the year ended December 31, 1994 was $1,255,848 as compared to $1,937,314 for the same period of 1993, a decrease of $681,466 (35%), due primarily to lower average invested balances.

         Interest expense for the year ended December 31, 1994 increased to $556,269 from $402,764 for the same period of 1993, an increase of $153,505 (38%) due to higher outstanding borrowings and higher interest rates.

         During 1994 and 1993, the Company did not record a provision for income tax expense, based upon estimates of the impact of losses for tax purposes, changes in deferred tax assets and the availability of loss carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's liquidity is dependent upon its ability to generate sufficient working capital through profitable operations. Management believes that in order to sustain profitability, it must continue to increase sales and improve productivity related to selling, general and administrative expenses. In order to increase sales, the Company believes that it must increase its distribution channels and introduce additional developed or acquired competitive products in its current market segments.

         Current short-term capital needs will be funded primarily through internal working capital and anticipated operating revenues from new sales, continuing and new support services revenue, and a backlog of orders received and pending. The Company has no significant unused lines of credit at either March 31, 1996 or December 31, 1995. To date, bank credit lines have not been a significant component of the Company's liquidity and capital resources.

         At March 31, 1996, Sulcus' cash and cash equivalents increased to $3,000,511 from $1,202,325 at December 31, 1995, an increase of $1,798,186.
This increase is primarily the result of cash received during the first quarter of 1996 related to annual customers support agreements. This cash will be used to support operations throughout the remainder of 1996. Since the Company operates in a number of countries, cash and cash equivalents are maintained by the various operating subsidiaries in the local currencies of these countries for the purpose of paying expenses as they are due.

         The Company maintains a portfolio of short-term investments (primarily in the form of preferred stocks) which may be used for the purpose of providing liquidity. At March 31, 1996, the Company's short-term investment portfolio decreased to $12,232,390 from $12,408,075 at December 31, 1995, a decrease of $175,685 (1%) primarily related to declines in market value. These investments are subject to risk, most notably the risk that the market value of these assets will decline as the result of general market fluctuations, increases in interest rates or changes in the underlying operations of the investee. Company policy does not require temporary investments to be investment grade as determined by a nationally recognized statistical rating organization nor does it require that such investments have any additional safety feature such as insurance. Through the first five months of 1995, the Company maintained its investment philosophy of actively buying and selling investments with the objective of generating profits of short-term differences in price ("Trading"). Management sold a portion of these investments in May and June of 1995 and invested the proceeds of these sales in securities which will be held for the generation primarily of dividend and interest income ("Available for Sale"). Additionally, the remaining investments were reclassified in 1995 from Trading to Available for Sale. The Company had borrowings at March 31, 1996, and December 31, 1995, of $6,313,889 and $6,062,905 respectively, on margin against its investments at the brokers internally established floating interest rate which was 7.875% at March 31, 1996.

         At March 31, 1996, accounts receivable decreased to $7,959,404, as compared to $11,134,576 at December 31, 1995, a decrease of $3,175,172 (29%)
primarily due to collections on annual support contracts. The Company's gross accounts receivable includes hardware and software support contracts as well as amounts due on system installations. The Company records a provision for amounts which it estimates may ultimately be uncollectible from customers. The allowance for uncollectible accounts remained relatively constant at March 31, 1996, increasing slightly to $2,618,013 as compared to $2,581,020 at December 31, 1995.

         The Company purchases computer hardware and other equipment from vendors under open accounts payable for the purpose of including these items in systems sold to customers. Hardware and equipment are readily available in the marketplace and therefore it is not necessary for the Company to maintain large quantities of inventories to meet customer needs. Inventories of computers, computer components and computer peripherals decreased to $2,513,392 at March 31, 1996 as compared to $2,573,826 at December 31, 1995, a decrease of $60,434 (2%). Accounts payable decreased to $3,600,038 at March 31, 1996 as compared to $4,352,408 at December 31, 1995, a decrease of $752,370 (17%).

         The Company leases facilities under operating lease agreements of varying terms. Properties and equipment consist primarily of leasehold improvements and equipment used in the conduct of business. Property and equipment, net of accumulated depreciation and amortization, increased to $2,409,965 at March 31, 1996 from $2,015,816 at December 31, 1995, an increase of $394,149.

         In addition to borrowings on margin against its investments, the Company has outstanding short and long-term borrowings from various financial institutions. At March 31, 1996, the Company had short-term borrowings (excluding borrowings under margin) of $211,554 as compared to $319,805 at December 31, 1995, a decrease of $108,251 (34%). At March 31, 1996, the
Company had long-term borrowings (including current and noncurrent portions) of $478,577 as compared to $128,695 at December 31, 1995, an increase of $349,882. This increase is primarily the result of 1996 capitalized lease obligations for equipment.

         The backlog of hardware and software orders at March 31, 1996 is expected to be filled within one year and amounted to $3,632,000 as compared to $3,353,000 at December 31, 1995.

         The Company's ability to develop and expand its presence in the hospitality industry and expand existing business lines for its other markets depends, in a large part, on the availability of adequate funds. Management believes that anticipated revenues from the operations together with available capital will be sufficient to support the anticipated operating and capital requirements of the Company for at least 12 months. Nonetheless, if technological changes render Sulcus' products uncompetitive or obsolete, or, if the Company incurs operating losses, it may be forced to seek additional financing. There can be no assurance that any financing will be available when needed, or, if available, that it can be obtained on terms satisfactory to the Company.

         Certain lawsuits arising in the ordinary course of business are pending against the Company and its subsidiaries. The Company believes that the ultimate outcome of these actions will not result in a material adverse effect on the Company's consolidated financial position and liquidity.

                                    BUSINESS

     GENERAL

     Sulcus develops, manufactures, markets and installs microcomputer systems designed to automate the creation, handling, storage and retrieval of information and documents. The Company designs its systems primarily for the hospitality and real estate industries and to a lesser extent, the legal
profession.   The Company's sales practices are currently systems oriented
(rather than individual sales of hardware or software) toward the vertical marketing of its integrated products. Systems include a network of hardware, software and cabling as well as stand alone systems for which the hardware and software are not separately sold. The Company's systems are offered together with full services, training, maintenance, and support. The Company has installed systems throughout North and South America, Europe, Africa, Asia and Australia. Customers include property management companies, condominiums, hotels, motels, restaurants, resorts, country clubs, cruise lines, real estate loan and closing offices, title insurance companies, abstract companies, escrow offices and law offices.

     HISTORICAL DEVELOPMENT

     The Company provides its computer systems to customers on a turnkey basis. Each system includes hardware, software, training, maintenance and support. Sulcus believes that this approach is critical in business applications because while some system providers can automate a specific task, most are unable to effectively automate a broad range of a customer's business. The Company's sales practices and trends are currently oriented to sales of systems (rather than individual sales of hardware or software) and to the vertical marketing of its integrated products.

     The Company began to develop in 1988 a strategic plan to achieve a leadership position in turnkey computer systems with specialized software for the real-estate related, hospitality and legal industry groups. These groups were chosen because they represented, in management's opinion, large vertical business markets. The strategic plan envisioned internal growth by way of expanded research and development, as well as growth through acquisitions, mergers, joint ventures and similar alliances. In furtherance of this strategy, Sulcus pursued acquisition opportunities which created additional market opportunities for existing products, had products that complemented or expanded existing product lines, and created additional product distribution channels. Sulcus has made numerous acquisitions to date as described below.

     COMPUSOLV

     In July 1989, a subsidiary of Sulcus, acquired a non-exclusive license from CompuSolv for established property management software systems for the hospitality industry. These systems are used by the hotel, motel, condominium, restaurant and travel industries to automate front office, back office, point of sale and call accounting systems.

     RADIX

     In August 1990, Sulcus established Radix Systems, Inc., a wholly-owned subsidiary with its primary offices in Conshohocken, Pennsylvania. Radix provided field engineering and support services including site analysis, cabling, and Novell(R) training. Since that time, Radix has added LANmark support and Squirrel system sales and support.

     LODGISTIX

     In February 1991, Sulcus acquired Lodgistix, Inc., an integrator of property management systems in the hospitality industry. Lodgistix was a developer of automated hotel systems including front office, back office, sales and catering and interfaces to other hotel-related systems. The Lodgistix stockholders received one unit (the "Unit") of Sulcus for each 13.479 shares of their Lodgistix Common Stock, each Unit consisting of two shares of Sulcus Common Stock and two Class A Warrants. An aggregate of 484,375 Units were issued to all Lodgistix stockholders with a value of $3,100,000.

     SULCUS (AUSTRALIA) PTY. LTD.

     Effective November 1, 1991, the Company established a direct sales office in Australia by acquiring certain assets, trade names, leasehold improvements and equipment for approximately $200,000 from Belvoir Lodgistix Group Pty. Ltd. and its shareholders. Belvoir Lodgistix was the distributor of Lodgistix, Inc.'s systems in Australia and Eastern Asia. The Company's name was changed to Sulcus (Australia) Pty. Ltd. Sulcus (Australia) Pty. Ltd. sells and supports the full range of the Company's property management and point-of-sale systems.

     SQUIRREL

     In March 1992, the Company acquired Squirrel Companies, Inc. Squirrel develops and markets touch-screen software systems to the hospitality industry. Squirrel's software systems consist principally of point-of-sale software coupled with food and beverage software and hardware. Sulcus purchased Squirrel in exchange for $500,000, 401,260 shares of Sulcus Common Stock valued at $2,307,245. At the closing options to purchase up to 175,000 shares of Sulcus Common Stock at $4.25 per share were issued as well as options to purchase 225,000 shares of Sulcus Common Stock at $12.50 per share were issued, subject to certain earn out provisions in connection with the acquisition. One half of the options for the 175,000 shares were vested immediately and the balance vested one year later. A total of 174,263 options were exercised. The earn out options were to vest in each of the three years ended December 31, 1992, 1993 and 1994 if Squirrel met its earn-out objective. None of these options were exercised and have expired. In addition, the shareholders of Squirrel were entitled to receive up 451,665 additional shares of the Company's Common Stock if Squirrel attained its earn-out objective for those three years. For the years ended December 31, 1992 and 1994, Squirrel achieved sufficient earnings to entitle the former shareholders to earn-out payments. The Company issued an aggregate of 124,048 shares for 1992 and 1994 respectively, having an aggregate value of $880,288.

     NRG

     In March 1992, the Company acquired NRG Management Systems, Inc. (NRG) in exchange for 61,968 shares of the Company's Common Stock valued at $473,207. NRG develops and markets energy and room management software to the hotel and motel industry. The applications include HVAC energy management, in-room safes, mini-bar, maid status, and room occupancy and security. In 1996, the Company began marketing an improved version of the product under the name CIRIS
I. The shareholders of NRG were entitled to receive up to 324,324 additional shares of the Company's Common Stock if NRG attained certain projected after tax earnings for the years 1992 through 1994. For the year ended December 31, 1992, the Company issued 16,019 shares of Sulcus Common Stock valued at $148,173 ($9.25 per share) pursuant to the earn-out formula. For the years ended December 31, 1993 and 1994, pursuant to the terms of the Stock Purchase Agreement, no earn-out shares were issued.

     JBA

     In July and September 1992, respectively, the Company acquired JBA (HK) Ltd. of Hong Kong and JBA Singapore PTE. LTD. The names of the companies were subsequently changed to Sulcus Hospitality Limited and Sulcus Singapore Pte. Ltd., respectively. Sulcus Hospitality Limited and Sulcus Singapore Pte. Ltd. market the full range of the Company's property management and point-of-sale systems. The purchase price of both companies consisted of a total of $1,450,000 in cash. In addition, the former shareholders were entitled to receive shares of Sulcus Common Stock having an aggregate value of up to $8,855,000, contingent upon achieving certain earnings benchmarks over a three-year period. For the year ended December 31, 1992, the Company issued 297,652 shares of Sulcus Common Stock valued at $2,827,691 ($9.50 per share). As a result of the Company's 1992 restatement of earnings, the Company revised the contingent earn-out calculation based on the restatement adjustments that affected it. The Company cancelled the number of shares of stock issued on its books and records as a result of the original calculation; however the certificates representing these shares have not been surrendered despite demand. As a result of the share cancellation, at December 31, 1994, the Company reduced goodwill by approximately $2,168,000, reduced equity by approximately $912,000, the estimated current value of the shares to be cancelled, and expensed the difference of $1,256,000 in 1994. For the years ended December 31, 1993 and 1994, these companies did not achieve their projection, and therefore, no earn-out shares will be issued.

     TECHOTEL

     Effective January 1, 1993, the Company acquired Techotel, AG of Zug, Switzerland, a hotel software development, marketing, and service organization. The name of the company was subsequently changed to Sulcus Hospitality Group EMEA, A.G. Sulcus Hospitality Group EMEA, A.G., through Lodgistix (International) AG, a wholly owned subsidiary, sells and supports the full range of the Company's property management and point-of-sale systems in 30 markets in Europe, the Middle East, and Africa, primarily through distributors. The purchase agreement (as amended) provided for the issuance of Sulcus Common Stock valued at $1,000,000. In addition, the shareholders of Techotel were entitled to receive additional shares of the Company's Common Stock if Techotel attained certain projected after-tax earnings for the years ended December 31, 1993 through 1995. These earnings were achieved for the 1993 and 1995 periods. As a result, Sulcus has issued to the former shareholders of Techotel 90,517 and 83,676 shares of Sulcus Common Stock valued at $698,110 ($7.7125 per share) and $168,399 ($2.0125 per share) for the 1993 and 1995 periods, respectively. Sulcus Hospitality Group EMEA, A.G. did not achieve the required earnings for 1994.

     LODGISTIX SCANDINAVIA

     In November 1993, the Company acquired Lodgistix Scandinavia A.S., a distributor of Lodgistix systems in Norway, Sweden and Denmark. The name of this company was subsequently changed to Sulcus Scandinavia, A.S. Sulcus Scandinavia A.S. offers a full range of Sulcus products including hotel management systems, restaurant point-of-sale systems, and CIRIS I in-room management systems. The purchase price consisted of 120,000 shares of Sulcus Common Stock valued at $300,000. In addition, the former stockholders of Lodgistix Scandinavia were entitled to receive additional shares of the Company's Common Stock with a value up to $675,000, contingent upon attaining certain earnings over a three year period. Sulcus Scandinavia A.S. achieved the targeted earnings for the years ended December 31, 1993 and 1995, as a result, Sulcus has issued to the former stockholders of Lodgistix Scandinavia A.S. 5,808 and 111,801 shares of Sulcus Common Stock valued at $44,864 ($7.725 per share) and $225,000 ($2.0125 per share) for 1993 and 1995, respectively. Sulcus Scandinavia did not achieve the required earnings for 1994.

     INTERNATIONAL OPERATIONS

     The Company has established international operations for the marketing, support, manufacturing and/or distribution of its products as a result of its acquisition strategy. The Company's international operations presently consist of the following subsidiaries: Sulcus (Australia) Pty. Ltd., a direct sales office in Australia; Squirrel Systems of Canada, Ltd., a Canadian subsidiary of Squirrel located in Vancouver, British Columbia which manufactures and sells Squirrel products; Sulcus Hospitality Limited located in Hong Kong, and Sulcus Singapore, PTE. LTD., located in Singapore, each a direct sales office; Sulcus Hospitality Group EMEA A.G. located in Switzerland; Lodgistix UK, Sulcus Scandinavia A.S., located in Norway; Sulcus (Malaysia) Sdn Bhd; Squirrel (U.K.) Ltd., Sulcus Hospitality (U.K.) Ltd., and NRG Management Systems (U.K.) located in the United Kingdom, all direct sales and support offices, and Sulcus Hospitality Group (Belgium) located in Belgium, which operates as a customer support office.

     Sulcus localizes its products for use in other countries so that all monetary references, user messages, and documentation reflect the monetary units, language and other conventions of a particular country. The Company's international operations are subject to certain risks common to foreign operations in general, such as governmental regulations and import restrictions.

     PRODUCTS

     HARDWARE

     Sulcus markets computer systems consisting of hardware, software, training and ongoing support. The hardware platform utilized by the Company's property management and legal systems products can be obtained from Sulcus or from elsewhere--either from a manufacturer with whom Sulcus has a value-added remarketing agreement (whereby Sulcus purchases such hardware at a discount) or from a completely independent supplier. The hardware platform utilized by the Company's point-of-sale systems is manufactured by the Company from commercially available computer components.

     In the event of a turnkey purchase in which Sulcus supplies hardware, software and training, Sulcus offers a Hardware Service Agreement for the maintenance of the equipment. In certain circumstances the hardware supplier provides the equipment maintenance with no revenue accruing to Sulcus. Sulcus performs certain remanufacturing and assembly operations at its own Greensburg, Pennsylvania, Wichita, Kansas and Vancouver, Canada facilities. Sulcus is not dependent on a specific manufacturer for its components or systems.

     The base systems are supported by printers and other peripherals (as requested by the customer) purchased by Sulcus from manufacturers. Sulcus is not dependent upon any individual supplier for these peripherals and support devices.

     SOFTWARE

     Through its in-house staff of applications programmers, systems programmers, and software engineers, Sulcus develops and enhances its own proprietary software. Sulcus attempts to have its software operate with single-input (or file-integration) methods so that the user enters data once and the computer will use that data in the various applications desired. The following is a brief description of the Company's principal products:

     PROPERTY MANAGEMENT SOFTWARE (PMS)

     CompuSolv is a UNIX-based software system which automates hotel front office operations and back office accounting functions. Rights to this software were obtained under a non-exclusive license.

     LANmark is the Company's proprietary software which uses local area network technology and is designed for managing hotels ranging in size from 150 to more than 2,000 rooms. Customers can purchase different modules of this system to meet their specific needs including front office operations, back office accounting functions, credit card authorization, group room sales, and meeting/function space and event planning.

     LANlite is a proprietary system designed to meet the needs of properties which do not require all of the features of LANmark. As with the LANmark system, customers can purchase different modules to meet their specific needs.

     LANexec is a proprietary management information system allowing customized reports drawn from the LANmark database.

     InnMaxX is a proprietary Windows based software system designed for small lodging properties including lodges, bed and breakfast inns or small resort properties.

     CIRIS I is the Company's proprietary centralized in-room information system which consists of energy and room management software with applications for HVAC management, in-room safes, mini-bar, maid status and room occupancy and security.

     HOTELtrieve is a licensed computer output to laser disc information archival and retrieval system tailored to hospitality industry requirements. This system allows the accurate capture and faithful reproduction of all archivable information. This system provides storage for up to one million pages on a single disc and gives the benefits of reduced storage and retrieval costs, shortened access time, distribution of information to multiple locations and integration with existing customer electronic systems.

     POINT-OF-SALE SOFTWARE (POS)

     Squirrel Restaurant Management System offers complete automation of full-service restaurant operations. This proprietary system automates order-entry, credit card processing, labor cost management, time and attendance, food and beverage management and data transfer. In addition to stationary terminals, this system also offers remote operations through hand-held terminals.

     Squirrelite is proprietary software for restaurant operations similar to the Squirrel Restaurant Management System but intended for smaller installations.

     OTHER SOFTWARE

     The Abstractor is proprietary software which operates together with portable computers and cellular communication to automate the collection and organization of real estate title searches.

     The Closer 2000 is proprietary software which automates real estate transfers including closing and settlement statements, truth-in-lending disclosures, escrow and trust accounting, forms creation and information indexing.

PRODUCT SUPPORT SERVICES

     Management believes that support is fundamental to the continued business relationship with Sulcus' customers. Software support agreements are entered into in connection with substantially all system sales.

     Under software support agreements, Sulcus offices provide support services with their regional personnel and, if no solution can be found at that level, Sulcus maintains second-level support through its Wichita, Kansas or Vancouver, British Columbia centers which are staffed by specially trained personnel.
This multi-level support is intended to ensure that customers receive prompt response and service. Software support services are provided for a fee on a 24-hour, seven-day-per-week basis pursuant to a Support, Maintenance and Enhancement Agreement.

     Sulcus provides hardware support for a fee under a Hardware Service Agreement which enables the user to call for a diagnosis and, repair or replacement based upon the circumstances. Certain repairs and replacements come with fees in addition to the support agreement, depending on the circumstances. Additionally, depending upon the terms of the service agreement purchased by the customer, hardware service may be provided at a customer's site or at centralized facilities. The Company receives certain hardware support from manufacturers or other service providers for a fee.

PRODUCT RESEARCH, DEVELOPMENT AND IMPROVEMENT

     The Company has a number of ongoing research and development projects consisting of developing new hardware and software products as well as improving existing products.

     Most of the Company's software products are developed internally although the Company has purchased technology and has licenses for certain intellectual property rights. Product documentation is also created internally. Internal development enables Sulcus to maintain closer technical control over the products and gives the Company the latitude to designate which modifications and enhancements are more beneficial and when they should be implemented. The Company has created and acquired a substantial body of development tools and methodology for creating and enhancing its products. These tools and methodology are intended to simplify a product's integration with different operating systems or computers.

     By making end-user follow-up contacts and by considering and evaluating end-user requests for additional features to products, Sulcus maintains an information base to evaluate market feasibility of new products. Developing new software and updating existing offerings is a continual process performed by research and development groups in the effort to keep their products competitive. Also, since the functions of several products are affected by changes in tax laws and regulations, Sulcus rewrites such affected software to meet these changes for its customers.

     Updates are made available without charge to those customers who have purchased support or service agreements. Additionally, formally organized user groups exist to provide input and suggestions on new features and modules for products. These groups have periodic meetings and provides significant user information for new product development. Neither the Company nor any of its principal business units is dependent upon a single group of customers or a few customers, the loss of any one or more of which would have a material adverse effect on the Company or any of its principal business units.

     MARKETS

     Sulcus offers turnkey systems consisting of hardware, software, supplies, training, maintenance and support to the hospitality and real estate industries as well as the legal profession. These systems are installed throughout North and South America, Europe, Africa, Australia and Asia. Customers include property management companies, condominiums, hotels, motels, restaurants, resorts, country clubs, cruise lines, real estate, loan and closing offices, title insurance companies, abstract companies, escrow offices and law offices.

     The Company markets its systems through more than 80 locations in over 20 countries. These include locations maintained by the Company as sales offices as well as locations of distributors. Customer assistance and support services are generally offered 24 hours-a-day. The Company has generally had good experience in utilizing its internal resources as well as distributors to market and sell its products and services. Utilizing distributors allows the Company to take advantage of established operations, eliminate office start-up costs, and control costs associated with sales and marketing. Management intends to continue to build the Company's customer and product bases through current channels and to pursue strategic growth through acquisitions, mergers, joint ventures or other alliances.

TRAINING

     Training of users is performed by employees of Sulcus who are themselves required to go through a Company training program and occasionally by distributors familiar with the business function of the user. Sulcus also trains its personnel in applying the use of teaching techniques to user requirements. Under the turnkey concept the user is taught to customize the output for his specific needs. Sulcus conducts training at its offices and at customers' sites.

MARKETING AND ADVERTISING

     Sulcus utilizes Company owned locations and distributors for the sales of its systems. The Company owned locations account for the majority of Sulcus' sales and are located throughout the United States and in Australia, Hong Kong, Singapore, Switzerland, United Kingdom, Norway, Malaysia and Canada. Sales personnel are employees of the Company and sell Sulcus products directly to end-users and do not represent any other companies. The Company's compensation arrangements with its sales employees generally provide for a commission based on sales performance. Managers engaged in sales activities are compensated by a combination of salary and commission. Distributors are compensated by means of a discount on the purchase price which varies with products offered and to a lesser extent, the territory assigned. The Company sets minimum sales quota requirements for its sales employees and during the past three fiscal years the Company has terminated sales employees and distributors for failing to meet such requirements. The Company is not materially dependent upon any individual or group of sales employees or distributors.

     The Company does not provide customers or distributors with rights to return products, extended payment terms or similar working capital items. The Company does not offer any written warranty relating to the performance of its products or that they will operate error free, and encourages its customers to enter into a service agreement.

     Sulcus has a national advertising program primarily geared to trade journals and a local and regional cooperative advertising program which encourages the distributors to advertise in their respective areas and attend local trade exhibits and conventions. Representatives of Sulcus attend and demonstrate its products at national conventions of the various industries in which its customers participate. Some of the conventions and trade shows attended include the International Association of Hospitality Accountants, Hotel Industry Technology Exposition and Conference, National Restaurant Association Convention, and the American Land Title Association Convention. Sulcus also conducts a year-round direct-mail program.

     Through its product strategies, management believes Sulcus can address the automation requirement of each market segment. By doing so, Sulcus provides a full-service product integration and upgrade path as a customer outgrows its present computerized needs. This approach benefits customers by protecting their investment in hardware and software, and allows greater flexibility for future planning.

COMPETITION

     Competition in the computer software market is generally intense and competitors often attempt to emulate successful programs. Of the major competitors, there does not appear to be a clear dominant vendor, due in part to the increased number of competitors entering the marketplace over the past several years. Increased competition has resulted in greater discounting of prices with no lessening of the cost of providing systems and services. Competitive advantages are afforded to those companies which are better capitalized and have programming staffs which are able to meet the changing demands of hotel and resort property owners or managers. There can be no assurance that competitors will not develop competitive products or that Sulcus will be able to successfully compete against such competitors or products. The competitive position of Sulcus is not readily available because many companies in this market are privately held and do not publish financial information. Furthermore, there is no organization that routinely collects and evaluates competitive information from which a competitive position can reliably be ascertained.

     The Company believes there are approximately five to six competitive Property Management Systems vendors that have about the same or more installations than Sulcus. The major competitors in the hotel/property management market domestically (U.S.) include Hotel Information Systems, Inc.
(HIS), Computerized Lodging Systems, Inc. (a subsidiary of MAI Systems), Encore Systems, Inc., and Fidelio Software Corporation (a subsidiary of Micros Systems, Inc.) In Europe, the Middle East and Africa, the major competitors are Fidelio Software Corporation and Hotel Information Systems, Inc. (HIS). In Asia, Hotel Information Systems, Inc., and Fidelio Software Corporation are the Company's major competitors. In the Full Service Restaurant Management System domestic market, competitors are Micros Systems, Inc., NCR Corporation, Restaurant Data Concepts, Inc., MenuSoft Systems, Inc. and Panasonic Communications and Systems Co's. In Europe, the Middle East and Africa, the major competitors are Remanco International, Inc. and Micros Systems, Inc. In Asia, Remanco International, Inc., Micros Systems, Inc. and NCR Corporation are the Company's major competition. The Company has not relied upon any report, study, or other support in connection with this belief. Sulcus Hospitality has been an active participant in the hospitality industry for over twelve years.

     Management believes that compared to competitive products, Sulcus products are not only superior in feature and function, but in connectivity and integration to other products. Sulcus differentiates itself in the hospitality marketplace in two ways. First, Sulcus utilizes a state-of-the-art development platform for all of its software products which allows the Company to implement its systems on both UNIX computers and DOS computers. The software development platform is extremely flexible and easy to modify, allowing customization of application programs to meet the specific needs of customers and provide less expensive enhancements to the system over time. The Company's internal labor costs are also reduced because of the efficient manner in which its programs can be created and modified. Second, Sulcus offers a complete family of products to the hospitality industry. These products include central reservation systems, property management systems, restaurant POS systems, and computer-aided training. Management believes that support is fundamental to the continued business relationship with Sulcus' customers and that its software support is among the industry's leaders. See "Business-- Product Support Services."

     The Company has generally had favorable experience in utilizing its own employees as well as distributors for marketing and selling the Company's products and services. Use of distributors and dealers allow the Company to take advantage of established operations having required experience with the Company's products. Office start-up costs are eliminated which help in the control of the Company's costs associated with marketing and sales. The disadvantage to using this method of distribution is the lack of direct control and a risk inherent with changes in business and conditions of the distributor which could result in less sales effort and less than expected revenues.

PRODUCT PROTECTION

     Sulcus regards its software and application systems as proprietary and generally relies on a combination of trade secret laws, copyrights, contracts and internal and external nondisclosure safeguards to protect its products. Each of the contracts under which customers use Sulcus' products contain restrictions on using, copying and transferring the products, and prohibit their disclosure to other parties. Despite these restrictions, it may be possible for users or competitors to copy aspects of the products or to obtain information that Sulcus considers as trade secrets. Sulcus believes that any copies so obtained have limited value without access to the product source code which is kept highly confidential. Additionally, many of Sulcus' products contain software and hardware security devises to prevent unauthorized use or copying. Because of the uncertain enforcement of Sulcus' proprietary rights in foreign countries, most products distributed internationally use internal copy protection methods. Only certain aspects of computer software can be patented, and existing copyright laws afford limited practical protection. Sulcus has not patented any of its products although it may seek patent protection for future products. To maintain competitive advantages, Sulcus believes that rapid technological changes in the computer industry places greater emphasis on the knowledge and experience of its personnel and their ability to develop, enhance and market new products, than on patent or copyright protection of technology. Because of this, all employees are required to sign nondisclosure agreements at the time of their employment.

     Sulcus has registered in the United States and uses the following trademarks and service marks on its products and services, and considers each to be proprietary: SULCUS(R), LODGEMATE(R), LANmark(R), SQUIRREL(R), LODGISTIX(R), PROWARE(R), LAWTOMATION(R) and SULCLINK(R).

     Sulcus has the exclusive license and assignment of the following trademarks: COMPUSOLV(R), EVIDENCE MASTER(R) and COLLECTION LEDGER(R).
Sulcus has applied for, or intends to apply for Federal trademark or service mark registration for HAT...ms(TM), INNMAXX(TM), LANEXEC(TM), HOTELTRIEVE(TM), CIRIS I(TM), SQUIRRELITE(TM), NRG(TM), ONE WORLD ONE SYSTEM(SM) and NRG SAVER(SM). Additionally, Sulcus has registered or applications are pending for various product names in numerous foreign countries.

PERSONNEL

     As of May 15, 1996, Sulcus employed 408 persons, including 31 executives engaged in management, 63 persons in administration and finance, 104 technical personnel, 51 persons engaged in sales marketing and 159 persons in training and product support. None of Sulcus' employees are subject to collective bargaining agreements. Sulcus believes its relations with its employees to be excellent.

PROPERTIES

     Sulcus' principal executive, and administrative operations are located at Sulcus Centre, 41 N. Main Street, Greensburg, Pennsylvania 15601, in a facility containing approximately 10,000 square feet. Sulcus leases this building under several leases, with a trust established by Sulcus' principal stockholder and Chairman, Jeffrey S. Ratner, expiring on various dates through September 30, 2001. The annual rental commitment under these leases are $229,111 in 1996, $138,105 in 1997, $85,860 in 1998 and $90,144 in 1999, $91,947 in 2000, and
$91,947 thereafter. The leases renew automatically for additional two-year terms at a minimum rental of 2% over the prior year's amount, unless canceled by either party. The aggregate rental commitment is similar to comparable properties in the area.

     Lodgistix leases approximately 22,500 square feet of office space in Wichita, Kansas. The approximate monthly costs are $22,900, pursuant to a
lease terminating January 31, 1998.   Sulcus Hospitality Group, Inc., leases
approximately 4,200 square feet of office space in Phoenix, Arizona. The approximate monthly costs are $6,700 under a lease terminating July 31, 1996. Squirrel Systems of Canada, Inc., leases 21,000 square feet in Vancouver, British Columbia, Canada at an approximate monthly cost of $9,400 under a lease terminating on October 31, 2005. Sulcus also leases regional and branch office space under lease arrangements that vary from one year to month-to-month. The total rent expense for these offices was $165,084; $185,251; and $161,700 for the years ending December 31, 1995, 1994, and 1993, respectively.

     In December 1992, the Company purchased an office building located at 420 West Boynton Beach Boulevard, Boynton Beach, Florida. The purchase price was $338,000. The building has approximately 6,200 square feet, of which 742 square feet is under lease which expires at December 1996. The Company utilizes this facility for executive, sales and administrative offices and, upon expiration of the existing lease, will also utilize this space for such purposes.

                              MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of Sulcus are as follows:

     Name                Age              Position
Jeffrey S. Ratner        53     Director and Chairman of the Board
Robert D. Gries          66     Director (1)
Herbert G. Ratner        88     Director
John W. Ryba             51     Director, General Counsel and Vice President, Administration
David Adler              51     Director (1)
Joel B. Nagelmann        54     President and Principal Executive Officer
H. Richard Howie         41     Chief Financial Officer, Principal Accounting Officer and Treasurer
Delmer C. Gowing III     52     Chief Legal Officer
Margaret Santone         54     Corporate Secretary and Office Manager
William F. McLay         49     Managing Director
Frank Morrisroe          40     President, Sulcus Hospitality Group (2)
Barry Logan              46     Vice President, General Manager, Restaurant Division of Sulcus Hospitality Group
Gary Campbell            53     Vice-President, International Operations, Sulcus Hospitality Group
Bernhard Mantel          42     Vice President, Operations, Sulcus Hospitality Group EMEA, AG
Jappe Kjaer              40     President, Sulcus Scandinavia AS
Thomas Caudill           53     Vice President, General Manager, Lodging Division of Sulcus Hospitality Group
Gerry Lau                57     Chairman, Sulcus Hospitality Limited

(1) Member of Audit Committee.
(2) Mr. Morrisroe joined Sulcus in 1991 and resigned in January 1996.

     Each director is elected for a period of one year at the Company's annual meeting of Stockholders and serves until his successor is duly elected by the Stockholders. Officers are appointed and serve at the will of the Board of Directors subject in certain cases to the terms of employment agreements. Herbert G. Ratner is the father of Jeffrey S. Ratner.


     JEFFREY S. RATNER is a co-founder of the Company and has served as Chief Executive Officer and Chairman of the Board of Directors since the Company's inception in 1979. In September 1995, Mr. Ratner vacated the Chief Executive Officer position. Since 1975, Mr. Ratner has owned Ratner Real Estate and Ratner Development Corporation and is the Chief Executive Officer and Chairman of the Board of both companies. In 1992, he became Chief Executive Officer and Chairman of the Board of City Rentals, Inc., and is its sole shareholder.
These companies purchase, develop, lease and manage commercial and residential real estate. Mr. Ratner does not devote substantial time to these companies. On May 2, 1996, Mr. Ratner entered into an agreement with the Securities and Exchange Commission, without admitting or denying any wrongdoing, which provides that he would not in the future violate certain sections of the Exchange Act and Rules thereunder. See "Risk Factors."

     ROBERT D. GRIES has been a Director of the Company since 1983. From 1964 through the present, Mr. Gries has been President of the Gries Companies and has been engaged in venture capital financing. From 1966 to 1995 he was Vice President, director and a major shareholder of the Cleveland Browns Football Company, Inc., a professional National Football League team.

     HERBERT G. RATNER was elected as a Director of the Company in October 1988. Until he retired in 1992, Mr. Ratner was the Chairman of the Board and principal shareholder of City Industries, Inc., City Rentals, Inc., Supermarket Realty, Inc. and Key Motors, Inc., since founding these companies in 1965. He is also a member of the Board of Directors of Holy Cross Hospital in Florida. Mr. Ratner is the father of Jeffrey S. Ratner, Chairman of the Company.

     JOHN W. RYBA joined the Company in September 1987 as its General Counsel and is presently its General Counsel and Vice President, Administration. Mr. Ryba was elected a director in May 1989. Mr. Ryba was engaged in the private practice of law in Pittsburgh, Pennsylvania, from 1984 until joining the Company. His firm represented computer software and hardware companies.

     DAVID H. ADLER was appointed a Director of the Company in August 1993. Mr. Adler has been Chief Executive Officer and majority shareholder of a group of privately-owned companies since 1985, including the Adler Financial Group, David H. Adler Real Estate Enterprises and PEBECO (Pennsylvania Bedding Incorporated) of Scranton, Pennsylvania, a manufacturer of King Koil and other private labelled mattresses and sleep products.

     JOEL B. NAGELMANN joined the Company in April 1995 as its President. Previously, from March 1994, until joining the Company, he was Vice President and General Manager of Enterprise Information Solutions Group of Amdahl Corporation (AMEX:AMH), which develops and markets computer systems and services. Prior to joining Amdahl Corporation, from 1988 to 1993, he was President of Xerox Services (XCS), a division of Xerox Computer Corporation (NYSE:XEROX). XCS develops and markets specialized software applications domestically and internationally.

     H. RICHARD HOWIE joined the Company in July 1994, as Chief Financial Officer/Vice President-Finance and Treasurer. Previously, from January 1994 to June 1994, he was Chief Financial Officer at Central Blood Bank, Inc. From 1987 to November 1993, he was Vice President Finance and Chief Financial Officer of Stuart Medical, Inc., a nationwide hospital distributor of medical and surgical supplies.

     DELMER C. GOWING III joined the Company in July 1994, as its Chief Legal Officer. He had been a partner at the law firm of Honigman, Miller, Schwartz and Cohn, in their West Palm Beach, Florida office from 1991 to July 1994.
From 1989 to 1991, he held the position of Executive Counsel of Finalco Group, Inc., an equipment leasing company. From June 1995 to date, he is a partner at Hertz, Schram & Saretsky in their West Palm Beach office while still serving as Chief Legal Officer of the Company.

     MARGARET SANTONE joined the Company in 1979 as Corporate Secretary and Office Manager. From 1975 to the present, she has also served as the Corporate Secretary of Ratner Development Corporation, Ratner Real Estate and City Rentals. Ms. Santone does not devote substantial time to these companies.

     WILLIAM F. MCLAY joined the Company in 1990 as its Chief Financial Officer until January 1991, when he left to serve as a Financial Advisor to Foster Industries, Inc. through 1992. Mr. McLay rejoined the Company in 1993, as Director of Corporate Planning and Development, later becoming Managing Director. Mr. McLay was Vice-President and Controller of American Equity Corporation from 1984 to 1989. Prior thereto, from 1976 to 1984, he served as Controller and Treasurer of Wooding-Verona Tool Works, Inc., a subsidiary of The Budd Company (formerly NYSE:BF).

     BARRY LOGAN was promoted to Vice President, General Manager-Restaurant Division of Sulcus Hospitality Group in 1994. He joined the Company as Vice President of Research and Development of Squirrel at the time of its acquisition by the Company in March 1992. Prior thereto, he was responsible for the evolution of the Squirrel product line from its inception in 1984. Prior to joining Squirrel in November 1984, he developed a time sharing system operation and has been involved in a variety of computer-oriented organizations since 1972.

     GARY CAMPBELL joined the Company in November 1993, as President of a then newly formed subsidiary, Revenue Management Systems, Inc. In June 1995, he was appointed Vice President for International Operations of Sulcus Hospitality Group. From 1991 until joining the Company, Mr. Campbell was a founder and President of Revenue Technology Services, Inc., a software company. Before founding Revenue Technology Services, Inc., from 1973, he served as the Director of Business Information Services, a subsidiary of Control Data Corporation.

     BERNHARD MANTEL joined the Company following the acquisition of its subsidiary, Techotel, Inc. in January 1993, as the Managing Director of Techotel, Inc. (now Sulcus Hospitality Group EMEA, AG) and Lodgistix (International), AG, a wholly-owned subsidiary of Techotel. From 1983 until joining Sulcus, he founded Techotel, Inc. ("Techotel") and Lodgistix (International), AG and served in the same capacities for each. He also serves as a Director of Techotel's subsidiary Lodgistix U.K. Ltd. (since its inception in 1987).

     JAPPE KJAER joined the Company in January 1994, as President of the Company's subsidiary, Sulcus Scandinavia A/S (formerly Lodgistix Scandinavia A/S), upon its acquisition by Sulcus. Mr. Kjaer founded Lodgistix Scandinavia A/S, a Lodgistix distributor in Norway, Sweden, and Denmark, in 1987, and served as its General Manager.

     THOMAS CAUDILL was promoted to Vice President, General Manager--Lodging Division of Sulcus Hospitality Group in 1994. Previously he had been Vice President Sales-Eastern Region. Prior to joining the Company, from 1986 to 1993, he was a Director of Sales for Covia, a partnership of seven airlines, which developed and marketed the Apollo reservation system.

     GERRY LAU joined the Company in February 1995 as Chairman of Sulcus Hospitality Limited. Prior thereto, Mr. Lau served as a Managing Director of Data General Corporation (NYSE:DGN), from March 1994 until February 1995, as a partner of TASA International (a Swiss consulting firm), from 1993 to

March 1994, and as Group Managing Director of Innovest Systems and Services Private Limited, from 1986 to 1993.

COMPENSATION OF DIRECTORS

     Directors who are not officers or employees of the Company ("Outside Directors") are reimbursed for their direct expenses incurred in attending a meeting. In addition, pursuant to the Company's Amended and Restated 1991 Stock Option Plan for Directors (the "Directors Plan"), the Company has reserved 1,000,000 shares of its Common Stock for Directors (including Directors who are officers or employees) of the Company or any of its subsidiaries. A committee is charged with authority to administer the Directors Plan, to award options, determine the option exercise price (at a price not less then the fair market value of the Common Stock when granted) and fix the vesting schedule and other terms thereof. Jeffrey S. Ratner and John W. Ryba serve on this committee. During 1995, no options were awarded under the Directors Plan. See "Stock Option Plans-Directors Stock Option Plan."

                        EXECUTIVE COMPENSATION

     The following tables present certain information concerning the cash compensation and stock options provided to the named executive officers during the years ended December 31, 1995, 1994 and 1993. More specific information regarding compensation is provided in the notes accompanying the tables.

     SUMMARY COMPENSATION TABLE

     The following table reflects the total compensation paid during 1995, 1994 and 1993, for services in all capacities to the Company by the Chairman and each of the other four most highly compensated executive officers of the Company during 1995 (the "Named Officers").

                                     ANNUAL COMPENSATION                              LONG TERM COMPENSATION
                         ---------------------------------------------                ----------------------

                                                                                              Awards
                                                                                              ------
                                                                                              Securities
Name and                                                                                      Underlying
Principal                                                           Other Annual              Options/SARs
Position                  Year      Salary($)       Bonuses($)     Compensation(s)            (#)
Jeffrey Ratner            1995      350,000            --                 --                      --
Chairman                  1994      313,500            --                 --                      --
                          1993      325,600            --                 --                      --

Joel Nagelmann            1995      135,600          33,107               --                    215,579
President                 1994         --              --                 --                      --
                          1993         --              --                 --                      --

H. Richard Howie          1995      120,000            --                 --                      --
Chief Financial           1994       55,000            --                 --                     30,000
Officer                   1993         --              --                 --                      --

Frank Morrisroe(1)        1995      146,000            --                 --                      --
President of              1994      146,000            --                 --                     50,000
Sulcus Hospitality        1993      110,000            --                 --                      --
Group

William McLay             1995      120,000            --                 --                     20,000
Managing                  1994       75,000            --                 --                     60,000
Director                  1993       24,500            --                 --                      --

Gary Campbell             1995      120,000           7,200               --                      --
V.P. of Sulcus            1994      120,000            --                 --                     40,000
Hospitality Group         1993         --              --                 --                      --


(1)    Mr. Morrisroe joined Sulcus in February 1991 and resigned in January
       1996.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The following table summarizes the aggregate amount of shares subject to stock options granted, for the period January 1, 1995, through December 31, 1995, to the Chairman and each of the Named Officers. No gain on these options will be realized by the Named Officers without an increase in the price of Company Common Stock from the date of grant, which will benefit all stockholders proportionately.

                        Individual Grants                                                      Potential Realizable Value
                        -----------------                                                        at Assumed Annual Rates
                                                                                              of Stock Price Appreciation
                                                                                              for Option Individual Grants
                            Number of                                                         ----------------------------
                           Securities            % of Total
                           Underlying       Options       Exercise
                            Options/      Granted to      or Base
                              SARS       Employees in      Price             Expiration
Name                        Granted         1995          ($/Sh)                Date              5%($)(1)    10%($)(1)
- ----                       ---------     ------------    --------            ----------           --------    ---------
Jeffrey S. Ratner              0             0%            ----                 ----                 ----         ----

Joel Nagelmann           215,579            61%            2.50               01/01/01              138,141     305,255

H. Richard Howie               0             0%            ----                 ----                  ----        ----

Frank Morrisroe(2)             0             0%            ----                 ----                  ----        ----

Gary Campbell                  0             0%            ----                 ----                  ----        ----

William McLay             20,000             6%            2.00               01/01/01               11,051      24,420


(1) The calculation of potential realizable values are based on theoretical and arbitrary rates of appreciation in the price of Company Common Stock from the date of grant of five and ten percent for the option terms are mandated by the rules of the United States Securities and Exchange Commission and may or may not accurately reflect or predict the actual values of the stock options.

(2) Mr. Morrisroe joined Sulcus in February 1991 and resigned in January 1996. He exercised options for 60,000 shares in 1995. All unexercised options have expired and terminated.

AGGREGATED OPTION/SAR EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

  The following table sets forth information concerning the net value realized on the exercise of stock options in 1995 by the Chairman and each of the Named Officers as of December 31, 1995.

                                                            Number of
                                                            Securities
                                                            Underlying          Value of Unexercised
                                                            Unexercised              In-the-Money
                                                            Options/SARs             Options/SARs
                                                            at 12/31/95           at 12/31/95 ($)(1)

                    Shares Acquired   Value Realized        Exercisable/             Exercisable/
Name                  on Exercise           ($)             Unexercisable            Unexercisable
Jeffrey S. Ratner          0                   0                 200,000/0                $0/$0

Joel Nagelmann             0                   0            87,789/127,790                $0/$0

H. Richard Howie           0                   0              6,000/24,000                $0/$0

Frank Morrisroe(2)    60,000             $45,000             20,000/30,000                $0/$0

Gary Campbell              0                   0             16,000/24,000                $0/$0

William McLay              0                   0             28,000/52,000             $500/$2,000


(1) The value of unexercised, in-the-money options is the difference between the exercise price and the fair market value of Company Common Stock at December 31, 1995, which was $2.125.

(2)    Mr. Morrisroe joined Sulcus in February 1991 and resigned in January
       1996.

EMPLOYMENT ARRANGEMENTS

     The Company entered into an employment agreement with each of Messrs. Ratner and Ryba in August 1994, and Mr. Gowing in July 1994. Among other things, each agreement provides that if the executives' employment is terminated after a change in control of Sulcus, he may receive, under the agreement, certain benefits including monthly salary payments and acceleration of portions of unexercised stock options. Mr. Ratner may receive twice his then existing salary, benefits and all options granted to him for 36 months if his employment is terminated other than for cause (as defined in the agreement), either voluntarily or involuntarily or due to a change in control. Benefits include insurance, medical and other similar benefits which could otherwise be lost due to termination. Benefits would be substantially reduced if termination for cause occurs. If there is a "change in control" (as defined in the agreement), Mr. Ryba may receive his then existing salary for 12 months. On October 16, 1995, Mr. Gowing's employment agreement was revised reducing his salary, cancelling all 150,000 stock options previously granted and granting 50,000 options at $2.25, one-half exercisable on April 17, 1996, and one-half exercisable on December 31, 1996.

     The agreements provide for an annual salary of $345,000 for Mr. Ratner, and $104,000 for Mr. Ryba. Mr. Gowing received a salary of $15,000 per month until November 1994, $7,500 per month until October 1995 and $1,000 per month thereafter. Mr. Gowing may continue to work on legal matters unrelated to the Company so long as they do not conflict with his Company duties.

     Bernhard Mantel entered into an employment agreement with Techotel and its wholly owned subsidiary Lodgistix (International) AG effective January 1, 1993, the effective date of the Company's acquisition of Techotel, now known at Sulcus Hospitality Group EMEA, AG and Sulcus (International) AG, respectively. Mr. Mantel serves as Managing Director (President) of both companies, positions he held previously. The agreement, which expired December 31, 1995, provided for an annual salary of Swiss Francs 110,625 (equivalent to U.S. $86,089 at the exchange rate as of 1.1446 as of April 30, 1995). Mr. Mantel can earn incentive compensation based on the consolidated pre-tax earnings of these companies subject to a maximum of $139,100, such compensation to be payable one half in cash and one half in incentive stock options of Sulcus at a price determined by dividing one half of such compensation by the average closing price of Company Common Stock on the first ten trading days of December of the year of the earnings. In 1993, he earned no incentive compensation. In 1994 he earned $30,203 of incentive compensation and received options to purchase 6,749 shares of Common Stock at a price of $2.23 per share under the incentive compensation provisions in the agreement. Either Techotel/Lodgistix or Mr. Mantel may terminate the employment agreement at any time with 14 days written notice, and Lodgistix may terminate immediately with "cause." "Cause" encompasses a breach of the employment agreement by the employee, the conviction of the employee of a felony or the commission by the employee of a fraud against the Company.

     H. Richard Howie joined the Company in July 1994, as Chief Financial Officer pursuant to an employment agreement providing for an annual salary of $120,000. Mr. Howie was granted an option to purchase 30,000 shares of Company Common Stock at a price of $3.375 per share. These options were cancelled and new options for 36,000 shares were granted on March 25, 1996, at a price of $2.4375, twenty percent of which were immediately exercisable and the rest vesting over four years at twenty percent per year beginning in March 1997. This employment agreement can be terminated by the Company or Mr. Howie on 14 days notice without cause.

     Joel Nagelmann joined the Company in April 1995, as President of the Company pursuant to an employment agreement providing for an annual salary of $200,000. Mr. Nagelmann is entitled to receive annual bonuses as of December 31 in each year of his employment, commencing in 1995, based upon a percentage of after-tax earnings of from 3% to 5% (depending on total revenues), subject to limits of from $200,000 to $343,200, to be paid one-half in cash and one-half in stock options. These bonus options vest one-half on the date of grant and one-half one year later. Mr. Nagelmann was also granted an option to purchase 200,000 shares of Common Stock of the Company at $2.50 per share vesting over five years at the rate of 20 percent per year beginning April 1995. Mr. Nagelmann may retain all options granted and all other rights for two years if his employment is terminated without cause. See "Certain Relationships and Related Transactions."

     The Company's employment agreements impose non-competition and confidentiality obligations and provide for the assignment to the Company of all rights to any technology developed by the executive during the term of his employment. The Company has or is obtaining "key man" insurance policies in the face amount of $200,000 on the life of Mr. Howie and $500,000 on the life of Mr. Nagelmann under which the Company is, in each case, the beneficiary.

     Copies of the foregoing agreements have been filed as exhibits to the registration statement of which this Prospectus is a part. The above discussion is only a summary of the terms and conditions of each of these agreements and is qualified in all respects by reference to the actual agreements.

                       STOCK OPTION PLANS

INCENTIVE STOCK OPTION PLAN

  Sulcus has two stock option plans. The Amended and Restated 1983 Incentive Stock Option Plan for Officers and Other Key Employees (the "1983 Plan") with options to purchase 500,000 shares granted thereunder, and the 1991
Incentive Stock Option Plan for Officers and other Key Employees (the "Plan") with 3,000,000 shares reserved for issuance thereunder of which options to
purchase 1,754,480 shares have been granted.   No further options may be
granted under the 1983 Plan. The Plan, which was adopted in 1991, is administered by the Board of Directors which selects the employees to whom the options are granted, determines the number of shares subject to each option, sets the time or times when the options will be granted, determines the time when the options may be exercised and establishes the market value of the shares. The Plan provides that the purchase price under the option shall be at least 100 percent of the fair market value of the shares of the Company's Common Stock. The options are not transferrable. There are limitations on the amount of incentive stock options that an employee can be granted in a single calendar year including a limitation that the aggregate fair market value of shares shall not exceed $100,000. The terms of each option granted under the Plan is determined by the Board of Directors, but in no event may such term exceed ten years. As of May 21, 1996, options under both plans covering an aggregate of 1,785,180 shares have been granted to approximately 185 employees, at exercise prices ranging from $1.00 to $9.25 per share. As of May 21, 1996, options for an aggregate of 564,903 shares were exercisable.

DIRECTORS STOCK OPTION PLAN

  The Board of Directors of Sulcus authorized and at the June 20, 1991 annual meeting the stockholders approved the 1991 Directors Stock Option Plan (the "Directors Plan") covering an aggregate of 500,000 shares of Common Stock. In October 1993, Stockholders approved increasing the number of authorized shares to 1,000,000. A three-member committee of the Board of Directors administers the Directors Plan. Directors of Sulcus who are not employees of the Company are eligible to participate in the plan. Twenty percent of options granted are exercisable in the first year and 20% in each succeeding year for the next four years. Each option granted will have an exercise price equal to fair market value on the date of grant.

  As of May 21, 1996, options under the Directors Plan covering 213,333 shares have been granted to Directors at exercise prices ranging from $1.9375 to $6.875 per share. As of such date an aggregate of 154,166 shares were exercisable.

                        PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information as of May 21, 1996, with respect to shares of Common Stock of the Company beneficially owned by each Director and by all officers and Directors as a group, and by persons known to the Company to be beneficial owners of more than 5% of Company Common Stock. As of such date, 14,826,838 shares of Common Stock were outstanding.

DIRECTORS, OFFICERS AND                     NUMBER OF SHARES
5% SHAREHOLDERS                            BENEFICIALLY OWNED         PERCENTAGE OF CLASS
Jeffrey S. Ratner                             1,050,000(1)            7%
  41 North Main Street
  Greensburg, PA  15601
Robert D. Gries                                  55,000(2)            *
John W. Ryba                                     58,000(3)            *
David H. Adler                                   61,750(4)            *
Herbert Ratner                                   40,500(5)            *
Joel Nagelmann                                   92,289(6)            *
H. Richard Howie                                  7,200(7)            *
Delmer C. Gowing III                             25,000(8)            *
William McLay                                    45,175(9)            *
Margaret Santone                                  5,220(10)           *
Barry Logan                                      48,824(11)           *
Gary Campbell                                    18,750(12)           *
Bernhard Mantel                                 189,708(13)           1.3%
Jappe Kjaer                                     128,000(14)           *
Thomas Caudill                                    8,000(15)           *
Gerry Lau                                             0               *

All Directors and executive officers and      1,833,416               12.4%
owners of more than 5% as a group.
(15 persons)

(1) 1,000,000 of these shares were transferred in 1993 to an Irrevocable Trust established by Mr. Ratner as Settlor for the benefit of himself, his wife and his children. Mr. Ratner does not have or share investment control but retains voting control with respect to shares of the Company. The Trustee is an independent Trustee unaffiliated with Mr. Ratner or any other beneficiary and has the discretionary power to allocate the shares of the Company in the Trust, or any proceeds from the sale of any such shares, in an amount to be determined by the Trustee in its sole discretion. Mr. Ratner disclaims beneficial ownership with respect to any shares held in such Trust which may be allocated by the Trustee for the benefit of any beneficiary of the Trust other than Mr. Ratner. Includes 50,000 shares subject to a currently exercisable option.**

(2) Includes 25,000 shares currently owned of record and 30,000 shares subject to a currently exercisable option.**

(3)   Includes 58,000 shares subject to currently exercisable options.**

(4) Includes 18,000 shares owned of record and 43,750 shares subject to a currently exercisable option.**

(5) Includes 10,500 shares owned of record and 30,000 shares subject to a currently exercisable option.**

(6) Includes 4,500 shares currently owned of record and 87,789 shares subject to a currently exercisable option.**

(7)   Includes 7,200 shares subject to a currently exercisable option.**

(8)   Includes 25,000 shares subject to a currently exercisable option.**


(9) Includes 13,175 shares currently owned of record and 32,000 shares subject to currently exercisable options.**

(10) Includes 20 shares currently owned of record and 5,200 shares subject to a currently exercisable option.**

(11) Includes 900 shares currently owned of record and 47,924 shares subject to currently exercisable options.**

(12) Includes 2,750 shares currently owned of record and 16,000 shares subject to currently exercisable options.**

(13)  Includes 189,708 shares currently owned of record.

(14) Includes 120,000 shares currently owned of record and 8,000 shares subject to a currently exercisable option.**

(15)  Includes 8,000 shares subject to a currently exercisable option.**

*     Less than 1% issued and outstanding.
** A currently exercisable option is one which is exercisable within 60 days from the date hereof.

                         CERTAIN TRANSACTIONS

  The Company has agreed, under certain circumstances, to provide loans to Joel Nagelmann, its President, in a gross amount of up to $197,000 for up to three years at the rate of 5% per annum. On October 27, 1995, the Company made a loan in the principal amount of $100,000 at 5% interest. The loan is secured by real estate, proceeds from its sale and other assets. The principal is payable on either October 27, 1996, or upon the sale of a former residence, whichever first occurs.

  In July 1994, the Company loaned Mr. Jappe Kjaer $50,000, pending the registration of the stock of the Company issuable to Mr. Kjaer under the terms of the agreement for the purchase of Lodgistix Scandinavia AS (now known as Sulcus Scandinavia AS). Mr. Kjaer was the principal shareholder of Lodgistix Scandinavia AS and remains its President. The note will be repaid from the proceeds of a sale of Mr. Kjaer's shares of the Company. Prior to the Company's acquisition of Lodgistix Scandinavia AS, Mr. Kjaer borrowed $20,000 from Lodgistix Scandinavia AS, all of which remains outstanding. These loans do not bear interest.

  In September 1993, the Company loaned Mr. Bernhard Mantel $500,000, pending the registration of the stock of the Company issuable to Mr. Mantel under terms of the agreement for the purchase of Techotel. Mr. Mantel was the principal shareholder of Techotel and remains its Managing Director. The note bears no interest and will be repaid from the proceeds of a sale of Mr. Mantel's shares of the Company.

  Sulcus' principal executive, and administrative operations are located at Sulcus Centre, 41 N. Main Street, Greensburg, Pennsylvania 15601, in a facility containing approximately 10,000 square feet. Sulcus leases this building under several leases, with a trust established by Sulcus' principal stockholder and Chairman, Jeffrey S. Ratner, expiring on various dates through September 30, 2001. Rent expense under these agreements was $225,391; $185,251 and $161,700 for the years ended December 31, 1995, 1994 and 1993, respectively. The annual rental commitment under these leases are $229,111 in 1996, $138,105 in 1997, $85,860 in 1998 and $90,144 in 1999, $91,947 in 2000, and $91,947 thereafter.
The leases renew automatically for additional two-year terms at a minimum rental rate of 2% over the prior year's amount, unless canceled by either party. The aggregate rental commitment is similar to comparable properties in the area. See "Business-Property."

                      DESCRIPTION OF SECURITIES

  Sulcus' Articles of Incorporation, as amended, authorize 30,700,000 shares of Common Stock, no par value per share, of which 14,826,838 shares were issued and outstanding as of May 21, 1996. Sulcus' Articles of Incorporation, as amended, also authorize a class of preferred stock, consisting of 10,000,000 shares, no par value per share. No shares of Preferred Stock are currently outstanding.

DESCRIPTION OF SECURITIES BEING OFFERED

                           PREFERRED STOCK

  The preferred stock may be issued in one or more series, to be determined and to bear such title or designation as may be fixed by resolution of the Board of Directors prior to the issuance of any shares thereof, without any further vote or action by the shareholders. Each series of preferred stock will have such voting powers (including, if determined by the Board of Directors, no voting rights as is the case in the Preferred Stock), preferences and other rights as determined by the Board of Directors with such qualifications, limitations or restrictions as may be stated in the resolutions of the Board of Directors adopted prior to the issuance of any shares of such series of preferred stock.

  The Preferred Stock being offered hereby is currently the only class or series of preferred stock designated by the Board of Directors. The Board has no present plans to issue any series of preferred stock other than the Preferred Stock being offered hereby. However, purchasers of the securities offered hereby should be aware that the holders of any series of preferred stock which may be issued in the future could have voting rights, rights to receive dividends or rights to distribution in liquidation superior to those of holders of the Preferred Stock or Common Stock, thereby diluting or negating any voting rights, dividend rights or liquidation rights of the Preferred Stock or Common Stock.

  Because the terms of each series of preferred stock may be fixed by the Company's Board of Directors without shareholder action, a new series of preferred stock could be issued with terms calculated to delay or defeat a proposed takeover of the Company, or to make the removal of Sulcus' management more difficult. Under certain circumstances, this could have the effect of decreasing the market price of the Preferred Stock, the Class A Warrants and the Common Stock. Management of Sulcus is not aware of any such threatened transaction to obtain control of the Company.

                       SERIES A PREFERRED STOCK

  The Company has authorized the issuance of 10,000,000 shares of preferred stock of which _____ shares have been designated Series A Redeemable Convertible Preferred Stock, no par value per share ("Preferred Stock"). The shares of Preferred Stock, when issued, will be duly and validly issued, fully paid and nonassessable.

  The following description of certain terms of the Preferred Stock is intended as a summary only, and is qualified in its entirety by reference to the complete text of the Company's Articles of Incorporation and the Amendment filed as exhibits to the Registration Statement of which this Prospectus is a part.

  DIVIDENDS. The holders of shares of Preferred Stock will be entitled to receive dividends to the same extent as any dividends are paid on the Common Stock. Under Pennsylvania law, the Company may declare and pay dividends on its shares of capital stock out of earnings and additional paid-in capital.

  LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution or payment to shareholders, before any distribution or payment of assets is made with respect to Common Stock of the Company or any other stock of the Company ranking junior upon liquidation to the Preferred Stock, liquidating distributions in the amount of $____________ per share
(the "Liquidation Preference"). If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the preferential amounts payable with respect to the Preferred Stock and any other shares of Preferred Stock of the Company ranking as to any such liquidation, dissolution or winding up on a parity with the Preferred Stock are not paid in full, the holders of the Preferred Stock and of such other shares of Preferred Stock will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of the full preferential amounts to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. None of the sale, conveyance, exchange or transfer of all of substantially all the property and assets of the Company, the consolidation or merger of the Company with or into any other corporation, or the merger or consolidation of any other corporation into or with the Company shall be deemed to be a liquidation, dissolution or winding up of the Company, provided that in each case, effective provision is made in the certificate of incorporation of the resulting and surviving corporation or otherwise for the protection of the rights of the holders of Preferred Stock.

  REDEMPTION AT THE OPTION OF THE COMPANY. On or after ____________, 1997, the Preferred Stock will be redeemable at the option of the Company in whole, but not in part, for $ _________ per share in cash. The Company will cause notification of any redemption of shares to be mailed to all record holders of Preferred Stock to be redeemed, at the address shown on the stock books of the Company, not less than 30 nor more than 60 days prior to the date fixed for redemption.

  If on the date fixed for redemption funds necessary for the redemption shall be available, all rights with respect to such shares shall after such date cease and terminate except the right to receive the redemption price without interest (unless the Company defaults in the payment of the redemption price). Shares of the Preferred Stock redeemed shall have the status of authorized but unissued Preferred Stock without designation as to series, but may not thereafter be issued as shares of Preferred Stock.

  CONVERSION RIGHTS. The holders of Preferred Stock will be entitled at any time after ____________, 1996, to convert Preferred Stock into Common Stock at the initial conversion rate set forth on the cover page of this Prospectus, subject to adjustment as described below and subject to the availability of sufficient authorized and unissued shares not reserved for other purposes, except that, with respect to shares of Preferred Stock which the Company has called for redemption, conversion rights will expire at the close of business on the redemption date (unless the Company defaults in the payment of the redemption price). No payment or adjustment will be made in respect of dividends on Preferred Stock that may be accrued or unpaid or in arrears upon conversion of shares of Preferred Stock. No fractional shares will be issued nor will cash in lieu thereof be paid.

  Sulcus will reserve for issuance a number of shares of Common Stock sufficient to provide for the conversion of the Preferred Stock. When delivered, such shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

  The conversion rate of the Preferred Stock is subject to adjustment in certain circumstances, including the payment of a stock dividend on shares of the Common Stock, certain reclassifications of the Common Stock, the issuance to Sulcus' stockholders of rights or warrants to subscribe for or purchase shares of Common Stock at a price per share less than the then-current market price (as determined in the Amendment) of the Common Stock and certain cash dividends and distributions of evidences of indebtedness or assets to holders of certain of Sulcus' capital stock.

  In case of any consolidation or merger of Sulcus with any other corporation (other than a wholly owned subsidiary), in each case where the Company is not the surviving entity (a "Merger"), or in case of a sale or transfer of all or substantially all of the assets of Sulcus, or in the case of any share exchange whereby the Common Stock is converted into other securities or property, the Company will be required to make appropriate provision so that the holder of each share of Preferred Stock then outstanding will have the right thereafter to convert such share of Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, Merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such consolidation, Merger, sale, transfer or share exchange. No adjustment in the conversion rate is required unless it would result in at least a 1% increase or decrease in the conversion rate; however, any adjustment not made shall be carried forward.

  VOTING RIGHTS. Except as may be otherwise specifically provided in the Amended Articles of Incorporation or by Pennsylvania law, each holder of shares of the Preferred Stock shall in all matters that alter or change the powers, preferences or rights given to the Preferred Stock be entitled to one vote for each share of Preferred Stock owned by such holder and the holders of the Preferred Stock shall vote together as one class on any matter that may be brought before any meeting of the shareholders of Sulcus relating to such matters. Holders of Preferred Stock shall not have voting rights with respect to any other matters.

  So long as any shares of the Preferred Stock shall be outstanding, Sulcus shall not, without the affirmative vote or consent of the holders of at least two thirds of the aggregate number of shares of Preferred Stock at the time outstanding, voting as a class, alter or change the powers, preferences or rights given to the Preferred Stock so as to affect the holders of the Preferred Stock adversely.

  NO SINKING FUND. Sulcus is not required to provide for the retirement or redemption of the Preferred Stock through the operation of a sinking fund.

                          CLASS A WARRANTS

  Each Class A Warrant entitles the holder to purchase one share of Preferred
Stock at $____________ per share if exercised on or before              , 1996,
or one-half of one share at $ ____________ if exercised thereafter and on or before ___________________, 1997. The Class A Warrants expire at 5:30 P.M.
New York City time on ____________, one year from the date of this Prospectus.

  No fractional shares of Preferred Stock will be issued upon the exercise of the Class A Warrants and no cash will be paid in lieu thereof.

  The holders of the Class A Warrants will not have any of the rights or privileges of shareholders of Sulcus prior to the exercise of the Class A Warrants.

  The exercise price and number of shares of Preferred Stock or other securities issuable on exercise of the Class A Warrants are subject to adjustment in certain circumstances, including issuance of a stock dividend or a recapitalization, reorganization, Merger, or consolidation of Sulcus.

  No Class A Warrant will be exercisable unless at the time of exercise a current prospectus covering shares of Preferred Stock issuable upon exercise of such Class A Warrant is then in effect.

DESCRIPTION OF OTHER SECURITIES

                             COMMON STOCK

  Subject to such preferential rights as may be determined by the Board of Directors of Sulcus in connection with the issuance of any series of preferred stock, the holders of shares of Common Stock elect all directors, are entitled to one vote per share for each share of Common Stock held of record by them and do not have cumulative voting rights which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected.

  Holders of record are entitled to receive dividends when and if declared by the Board of Directors out of legally available funds. Upon any liquidation, dissolution or winding up of Sulcus, holders of Common Stock are entitled to share PRO RATA in any distribution to the shareholders after the holders of any preferred stock, including the Preferred Stock, have been paid the applicable liquidation price per share fixed at the time of the original authorization of the issue of any preferred stock, including the Preferred Stock.

  Shares of Common Stock are not redeemable and do not have any conversion rights. All of the outstanding shares of Common Stock are fully paid and non-assessable and duly authorized.

PENNSYLVANIA ANTI-TAKEOVER LAWS

  Various provisions of the Pennsylvania Business Corporation Law (the "BCL"), under which Sulcus was organized, generally make "hostile" takeovers of Pennsylvania corporations more difficult by granting certain rights to non-interested shareholders in certain "change of control" situations by permitting such shareholders to demand payment from a 20% controlling shareholder of the "fair value" of such demanding shareholder's shares in cash. Such provisions may make more difficult the removal of management. The BCL also, in certain circumstances, prohibits mergers and other "business combinations" between Sulcus and an "interested shareholder" (or its affiliate) unless, among other things, (i) either acquisition of such person's 20% interest or the business combination is approved by Sulcus' Board of Directors prior to the date such "interested shareholder" acquired its 20% interest or
(ii) if, among other requirements, the business combination is approved by a majority of non-interested shareholders at least three months prior to the date such person acquired 80% of the outstanding voting stock and the consideration paid to the non-interested shareholders in such a transaction meets certain minimum conditions.

  Effective April 27, 1990, certain additional subchapters to the BCL were adopted. Generally, these new subchapters make hostile takeovers even more difficult by providing that under certain circumstances (i) "control shares" lose their voting rights until such rights are restored by a majority vote of all "disinterested shares" and "voting shares," and (ii) "control shares" may be redeemed by the target corporation within 24 months after the "control share acquisition" if, among other things, the acquiring person has not timely requested a shareholder vote on whether the "control shares" should be accorded voting rights. Further, a new subchapter provides, among other things, that any profits earned from any sale of shares within two years before or 18 months after a person has acquired or expressed the intent to acquire 20% of the voting shares or an intention to acquire control (a "controlling person") are recoverable by the Corporation if the shares were acquired within two years before or 18 months after the acquirer became a controlling person.

  The additional subchapters, in certain circumstances, also provide for severance compensation to employees terminated by a new controlling person, as well as mandatory preservation of certain labor agreements. They also give the Board of Directors wider discretion in dealing with hostile takeover attempts.

  In addition, Section 1721 of the BCL has been amended through the addition of provisions that entitle the directors of a corporation, in making decisions concerning takeovers or any other matters, to the extent they deem appropriate, to consider, among other things, (i) the effects of any proposed transaction upon any or all groups affected by such action, including, among others, shareholders, employees, suppliers, customers and creditors, (ii) the short-term and long-term interest of such corporation, and (iii) the resources, intent and conduct of the person seeking control.

  Sulcus did not elect within the prescribed time of the statute to opt out of these provisions.

                          TRANSFER AND WARRANT AGENT


  The transfer agent for the Common Stock, Preferred Stock and Class A Warrants and the Warrant Agent under the Warrant Agreement, is American Stock Transfer & Trust Company, New York, New York.

                   SHARES ELIGIBLE FOR FUTURE SALE

  In addition to the Securities covered by this Prospectus, an aggregate of 1,487,782 shares issuable upon the exercise of certain employees, directors and consultant's stock options at prices ranging from $1.00 to $9.25 per share and an aggregate of approximately 399,749 shares of Common Stock issued in private placements, are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. In general under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions of Rule 144, a person, including an affiliate of the Company (or persons whose shares are aggregated), who has owned restricted securities of the Company beneficially for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common Stock is quoted on NASDAQ, a national securities exchange or a consolidated transaction reporting system, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned restricted shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

                             UNDERWRITING

  The Underwriters listed below have agreed, subject to terms and conditions of the Underwriting Agreement between the Company and H. J. Meyers & Co., Inc. and Culverwell & Co. Inc., as Representatives of the Underwriters, to purchase from the Company on a firm commitment basis the number of shares of Preferred Stock and Warrants set forth opposite their names. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters shall be obligated to purchase all of the Securities if any of the Securities are purchased. The _______ % underwriting discounts set forth on the cover page of this Prospectus will be allowed to the Underwriters at the time of delivery to the Underwriters of the Securities so purchased.


  Name of Underwriter                          Number of Shares and Warrants
  ------------------                           -----------------------------
H. J. Meyers & Co., Inc. . . . . . . . . . .
Culverwell & Co., Inc. . . . . . . . . . . .


  Total                                                1,000,000

  The Underwriters have advised the Company that they propose to offer the Preferred Stock and Warrants to the public at an offering price of $_______ per share of Preferred Stock and $____________ per Warrant and that the Underwriters may allow certain dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") a concession of not in excess of $_______ per share of Preferred Stock and $____________ per Warrant, no portion of which may be reallowed to certain other dealers. After commencement of the offering, the public offering price and concession may be changed.

  The Company has granted to the Representatives an option, exercisable during the 30 business day period from the date of this Prospectus, to purchase up to a maximum of 150,000 additional shares of Preferred Stock and 150,000 Warrants on the same terms set forth above. The Representative may exercise such right only to satisfy over-allotments in the sale of Preferred Stock and Warrants.

  The Company has agreed to pay to the Representatives a non-accountable expense allowance equal to 3% of the total proceeds of the offering including proceeds from the over-allotment option, of which $10,000 has been paid.
In addition to the Underwriting commissions and Representatives' expense allowance, the Company is required to pay the costs of qualifying the Preferred Stock and Warrants under federal and state securities laws, together with legal and accounting fees, printing and other costs in connection with this offering, estimated to total approximately $____________.

  At the closing of the offering, the Company will issue to the Representatives, for nominal consideration, Warrants (the "Representatives' Warrant") to purchase for investment a maximum of 100,000 shares of Preferred Stock and Warrants. The shares of Preferred Stock and Warrants subject to the Representatives' Warrant will be identical to the shares of Preferred Stock and Warrants sold to the public except for the purchase price as provided below. The Representatives' Warrant will be exercisable for a five year period commencing on the date of this Prospectus. The exercise price of the Representatives' Warrant is 130% of the public offering price per share of Preferred Stock and per Warrant. The Representatives' Warrant and the securities issuable upon exercise thereof will not be transferrable prior to one year from the date of this Prospectus except to officers of the Representative and members of the selling group and officers and partners thereof.

  The Representatives' Warrant will contain anti-dilution provisions providing for adjustment in the event of any recapitalization, stock dividend, stock split or similar transactions. The Representatives' Warrant also provides for adjustments similar to those applicable to the Class A Warrants for reclassification, exchanges, mergers and consolidations. The Representatives' Warrant does not entitle the Representatives to any rights as a shareholder of the Company until such warrant is exercised and shares of Preferred Stock and Warrants are purchased thereunder.

  The Representatives' Warrant and the securities thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has agreed that, if it shall cause to be filed with the Commission either an amendment to the Registration Statement of which this Prospectus is a part or a separate registration statement, the Representatives shall have the right ("piggyback right") during the five-year period commencing on the date of this Prospectus to include in such amendment or Registration Statement the Representatives' Warrant and the securities issuable upon the exercise of the Representatives' Warrant at no expense to the Representatives. Additionally, the Company has agreed that, upon written request by a holder or holders of 50% or more of the Representatives' Warrants which is made during the exercise period of the Representatives' Warrant, the Company will, on two separate occasions, register the Representatives' Warrant and any of the securities issuable upon exercise thereof. The initial such registration will be at the Company's expense to the extent of $100,000 and any expenses in excess of $100,000 and all expenses for the second such registration will be at the expense of the holder(s) of the Representatives' Warrant.

  For the period during which the Representatives' Warrant is exercisable, the holder or holders will have the opportunity to profit from the rise in the market value of the Company's Preferred Stock and Class A Warrants, with a resulting dilution in the interests of the other shareholders of the Company. The holder or holders of the Representatives' Warrant can be expected to exercise it at a time when the Company would, in all likelihood, be able to obtain any needed capital from an offering of its unissued Preferred or Common Stock on terms more favorable to the Company than those provided for in the Representatives' Warrant. Such fact may adversely affect the terms on which the Company can obtain additional financing. To the extent that the Representatives realize any gain from the resale of the Representative Warrant or the securities issuable thereunder, such gain may be deemed additional underwriting compensation under the Securities Act.

  Officers, directors and holders of five percent or more of the Company's outstanding capital stock (other than Jeffrey S. Ratner (200,000 options) or the Irrevocable Trust (1,000,000 shares) established by Mr. Ratner for the benefit of himself, his wife and his children) agreed with the Representatives that they will not sell any shares of Common Stock or Series A Preferred Stock owned by them (or subsequently acquired under any option, warrant or convertible security owned prior to this offering) for six months following the date of this Prospectus, without the Representative's prior written consent.

  The Company has agreed that for a period of six months from the date of this Prospectus, it will not sell any securities (with the exception of the shares of Common Stock issued upon Conversion of Preferred Stock and the issuance of Preferred upon exercise of the Class A Warrants, currently outstanding incentive stock options, options granted under its 1991 Director's Stock Option Plan shares issuable as "earn out shares" with respect to certain transactions or issuable in connection with mergers and acquisitions) without the prior written consent of the Representatives, which consent shall not be unreasonably withheld.

  The Company has also agreed that, for a period of two years from the closing of this Offering, if it participates in any merger, consolidation or other transaction which H.J. Meyers & Co., Inc. ("H.J. Meyers") has brought to the Company (including an acquisition of assets or stock for which it pays, in whole or in part, with shares of the Company's Common Stock or other securities) then it will pay H.J. Meyers for such services an amount equal to 5% of the first $3,000,000 of value paid or received in the transaction, 2 1/2% of any consideration paid over $3,000,000 and not greater than $5,000,000 and 2% of all such value above $5,000,000. The Company has also agreed that if, during this two-year period, someone other than H.J. Meyers brings such a merger, consolidation or other transaction to the Company and H.J. Meyers is retained in writing for consultation or other services in connection therewith, then upon consummation of the transaction the Company will pay to H.J. Meyers as a fee the appropriate amount as set forth above or as otherwise agreed to between the Company and H.J. Meyers.

  The Underwriting Agreement provides for reciprocal indemnification between the Company and the Representatives against certain liabilities in connection with the registration statement, including liabilities under the Securities Act.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of the Company pursuant to the Underwriting Agreement, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  Prior to this Offering, there has been no public trading market for the Preferred Stock or the Class A Warrants, consequently, the public offering price of the Preferred Stock and Warrants and the exercise price of the Class A Warrants have been determined by negotiations between the Company and the Representatives. Among the factors considered in determining the offering price were the market price of the Common Stock, the Company's financial condition and prospects, market prices of similar securities of comparable publicly traded companies, certain financial and operating information of companies engaged in activities similar to those of the Company and general conditions of the securities markets.

  The rules of the Commission generally prohibit the Underwriters from making a market in the Common Stock during the two business day period prior to commencement of sales in the offering (the "Cooling Off Period"). The Commission has, however, adopted Rule 10b-6A ("Rule 10b-6A") which provides an exemption from such prohibition for certain passive market making transactions. Such passive market making transactions must comply with applicable price and volume limits and must be identified as passive market making transactions. In general, pursuant to Rule 10b-6A, a passive market maker may display its bid for a security at a price not in excess of the highest independent bid for the security. If all independent bids are low or below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Further, net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in a security during a specified prior period and must be discontinued when such limit is reached. Pursuant to the exemption provided by Rule 10b-6A, certain of the Underwriters and selling group numbers may engage in passive market making in the Common Stock during the Cooling Off Period. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail, and if commenced, may be discontinued at any time.

  The foregoing is a brief summary of certain provisions of the Underwriting Agreement and does not purport to be a complete statement of its terms and conditions. A Copy of the Underwriting Agreement is on file with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part. See "Available Information."

                          LEGAL PROCEEDINGS

CLASS ACTION LITIGATION

  In April 1994, various individual Sulcus shareholders filed 12 lawsuits in the U.S. District Court for the Western District of Pennsylvania asserting federal securities fraud claims against Sulcus and certain of its officers and directors, and others. On October 11, 1994, these lawsuits were consolidated under the caption "IN RE: SULCUS COMPUTER CORPORATION SECURITIES LITIGATION, II." Among the principal allegations contained in one or more of the lawsuits were the following: the Defendants made materially false and misleading positive public representations, which were included in the Company's quarterly reports, press releases and other documents regarding Sulcus and its operations, management, finances, assets, earnings and future business prospects; Sulcus' financial condition; and that financial statements were false and misleading. The aforesaid adversely affected the integrity of the market for Sulcus common stock and artificially inflated or maintained the price of Sulcus common stock. The Complaints sought unspecified damages for the decline in the value of the Company's stock together with Plaintiff's costs and expenses.

  On December 27, 1995, the parties entered into a settlement agreement which established a settlement fund of $800,000 in cash and 1,400,000 Sulcus Common Shares with a value of $2,800,000 as of the date of settlement. The cash portion of the settlement will be paid by insurance ($666,000) and the Company ($134,000). At December 31, 1995, the Company recorded a provision of $2,861,118 which, together with amounts previously accrued ($250,000) represents costs which the Company expects to incur in connection with this settlement agreement. It is anticipated that subject to final approval of the settlement by the Court the shares of Sulcus Common Stock would be distributed in late 1996 or early 1997.

OTHER LITIGATION

  Lodgistix is the Plaintiff in an action presently pending before the United States District Court for the District of Kansas against Total Technical Services (TTS). Lodgistix is claiming damages in the amount of $796,000 arising from a breach by TTS of an equipment maintenance service agreement entered into between the parties. TTS has filed a counterclaim against Lodgistix in the amount of $800,000. Lodgistix denies that they breached the equipment maintenance service agreement or that they charged the Defendant for services beyond the scope of the aforesaid Agreement. It is the opinion of Lodgistix's counsel, David L. Nelson, Esquire, Wichita, Kansas, that the counterclaim as filed against Lodgistix by TTS is without merit and the probability of any liability to the Company is remote. The efforts of Lodgistix to pursue its claim have been stayed because of a Chapter 11 bankruptcy filing by the Defendant.

  Sulcus Computer Corporation, NRG Management Systems, Inc., Jeffrey S. Ratner and Frank Morrisroe are Defendants in an action filed in January 1995, in the Fort Bend County Court in Texas, by Walter Lipski, Jr. ("Lipski"), a former executive with the Company's Hospitality Group. Lipski has claimed that Defendants breached the Employment Agreement and Stock Purchase Agreement entered into between the parties and seeks unspecified damages. Defendants believe that there were no breaches and that Mr. Lipski was terminated with cause for failing to fulfill his job duties and responsibilities, failing to achieve financial projections for NRG Management Systems, Inc., misrepresentation of the assets of NRG Management

Systems, Inc. and further violations of the employment agreement and Stock Purchase Agreement Mr. Lipski executed as a part of his employment with the Company. Defendants have filed a response to Lipski's complaint. This matter is in its earliest stages and the ultimate outcome cannot be predicted. Based on information collected by the Company from the individual defendants, for the reasons stated above, the Company believes that it has meritorious defenses and intends to vigorously defend the action.

  Other suits arising in the ordinary course of business are pending against the Company and its subsidiaries. The Company cannot predict the ultimate outcome of these actions or the ones above-described but believes they will not result in a material adverse effect on the Company's consolidated financial position.

                            LEGAL MATTERS

  Certain legal matters with respect to the offering will be passed upon for Sulcus by John W. Ryba, General Counsel for Sulcus, 41 North Main Street, Greensburg, Pennsylvania 15601 and by Opton, Handler, Gottlieb, Feiler & Katz, LLP, 52 Vanderbilt Avenue, New York, New York 10017, Special Counsel for Sulcus. Peter Landau, Esq. counsel to Opton, Handler, Gottlieb, Feiler & Katz, LLP owns 33,333 shares of Sulcus Common Stock. Morse, Zelnick, Rose & Lander, LLP, 450 Park Avenue, New York, New York 10022 will pass upon certain legal matters for the Underwriters.

                               EXPERTS

  The consolidated financial statements of Sulcus Computer Corporation as of December 31, 1995, and 1994 and for the two years then ended appearing in this Prospectus and Registration Statement have been audited by Crowe, Chizek and Company, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Sulcus Computer Corporation at December 31, 1993 and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ferraro & McMurtry, P.C., independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                        AVAILABLE INFORMATION

  The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports (the "Reports") and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N. W., Room 1024, Washington, D.C. 20549, and at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York, 10008. Copies of such materials also may be obtained from the Commission's Public Reference Section of the Commission, 450 Fifth Street, N. W., Washington D.C. 20549 at prescribed rates. The Company's securities are listed and traded on the American Stock Exchange. The Reports and other statements and other information concerning the Company filed with that exchange may be inspected at the offices of such exchange.

                        ADDITIONAL INFORMATION

  The Company has filed a Registration Statement (the "Registration Statement") with the Commission under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statements and in the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Each statement contained herein concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement and to the exhibits and schedules thereto.

  The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                          SULCUS COMPUTER CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

REPORTS OF INDEPENDENT AUDITORS                                         F-1 to F2

CONSOLIDATED BALANCE SHEETS                                             F-3
     MARCH 31, 1996

CONSOLIDATED STATEMENTS OF OPERATIONS                                   F-4
     For the three months ended March 31, 1996 and March 31, 1995

CONSOLIDATED STATEMENTS OF CASH FLOWS                                   F-5
     For the three months ended March 31, 1996 and March 31, 1995

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                         F-6
     For the three months ended March 31, 1996, and March 31, 1995

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                              F7 to F-8

CONSOLIDATED BALANCE SHEETS                                             F-9
     Years ended December 31, 1995 and 1994

CONSOLIDATED STATEMENTS OF OPERATIONS                                   F-10
     Years ended December 31, 1995, 1994 and 1993

CONSOLIDATED STATEMENTS OF CASH FLOWS                                   F-11
     Years ended December 31, 1995, 1994 and 1993

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                         F-12
     Years ended December 31, 1995, 1994 and 1993

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                              F-13 to F-29

                                     [LOGO]

                                  CROWE CHIZEK

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Sulcus Computer Corporation

We have audited the accompanying consolidated balance sheet of Sulcus Computer Corporation as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Sulcus Computer Corporation as of December 31, 1993 and the year then ended were audited by other auditors whose report dated May 13, 1994, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1995 and 1994 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sulcus Computer Corporation as of December 31, 1995 and 1994 and the results of operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, the Company adopted the provisions of a new accounting pronouncement, Statement of Financial Accounting Standards No. 115, effective January 1, 1994.

Our audits referred to above also included the financial schedule listed in answer to item 16(b). In our opinion, such financial schedule presents fairly the information required to be set further therein.


                                            /s/  CROWE, CHIZEK AND COMPANY LLP
                                          -------------------------------------
                                              Crowe, Chizek and Company LLP

Columbus, Ohio
March 1, 1996, except for Note 2, as to which the date is March 21, 1996 and Note 20, as to which the date is April 10, 1996

                                     [LOGO]
                                FERRARO & MCMURTRY


                         REPORT OF INDEPENDENT AUDITORS

May 13, 1994

The Board of Directors and Shareholders
Sulcus Computer Corporation

We have audited the consolidated balance sheet of Sulcus Computer Corporation as of December 31, 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, the consolidated financial statements present fairly, in all material respects, the financial position of Sulcus Computer Corporation at December 31, 1993, and the consolidated results of their operations and cash flows for the year ended December 31, 1993 in conformity with generally accepted accounting principles.

Our audit referred to above also included the financial schedule listed in answer to item 14(a)(2). In our opinion, such financial schedule presents fairly the information required to be set forth therein.


 Ferraro & McMurtry

                          SULCUS COMPUTER CORPORATION
                          CONSOLIDATED BALANCE SHEETS


                                     ASSETS


                                                                                    March 31,             December 31,
                                                                                      1996                   1995
                                                                                   ----------             -----------
Current Assets
    Cash and cash equivalents                                                     $ 3,000,511            $ 1,202,325
    Short-term investments (at market)                                             12,232,390             12,408,075
    Restricted cash                                                                   378,133                550,000
    Accounts receivable, net of allowance of $2,618,013
        and $2,581,020 in 1996 and 1995, respectively                               7,959,404             11,134,576
    Inventories                                                                     2,513,392              2,573,826
    Deferred taxes                                                                    167,166                165,557
    Other current assets                                                            1,851,115              1,761,465
                                                                                  -----------            -----------
    Total current assets                                                           28,102,111             29,795,824


Purchased and capitalized software, net of accumulated amortization
    of $8,425,003 and $7,992,031 in 1996 and 1995, respectively                     4,639,263              4,941,695

Property and equipment, net of accumulated depreciation of $4,190,515
    and $4,247,168 in 1996 and 1995, respectively                                   2,409,965              2,015,816

Goodwill, net of accumulated amortization of $2,864,906
    and $2,672,714 in 1996 and 1995, respectively                                   7,634,491              7,826,683
Deferred taxes                                                                      1,932,587              1,934,196
Other noncurrent assets                                                               856,780                812,564
                                                                                  -----------            -----------
Total Assets                                                                      $45,575,197            $47,326,778
                                                                                  -----------            -----------

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
    Short term borrowings                                                          $6,525,443             $6,382,710
    Current portion of long-term debt                                                  43,686                 46,713
    Current portion of obligations under capital leases                               155,582                  --
    Accounts payable                                                                3,600,038              4,352,408
    Shareholder litigation liability                                                2,898,598              3,108,097
    Deferred revenues                                                               5,162,639              6,195,289
    Customer deposits                                                               1,187,316              1,311,408
    Other accrued liabilities                                                       2,492,998              3,008,892
                                                                                  -----------            -----------
    Total current liabilities                                                      22,066,300             24,405,517


Long-term debt, net of current portion                                                 15,760                 27,175
Obligations under capital leases, net of current portion                              263,549                  --

Commitments and contingencies


Stockholders' equity
    Common stock, no par value; 30,700,000 shares
        authorized (14,960,997 and 14,227,629 shares
        issued in 1996 and 1995, respectively)                                     38,114,272             38,016,248
    Note receivable from stockholder                                                 (500,000)              (500,000)
    Retained earnings (deficit)                                                   (14,226,308)           (14,747,712)
    Foreign currency adjustment                                                       (27,583)               (60,832)
    Cumulative unrealized gain (loss) on investments available for sale              (130,793)               186,382
                                                                                  -----------            -----------
Total Stockholders' Equity                                                         23,229,588             22,894,086
                                                                                  -----------            -----------
Total Liabilities and Stockholders' Equity                                        $45,575,197            $47,326,778
                                                                                  -----------            -----------

              See notes to the consolidated financial statements.

                          SULCUS COMPUTER CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               For the Three Months Ended March 31, 1996 and 1995


                                                                1996                           1995
                                                             ----------                    ------------
Net revenue:
    System sales                                             $6,524,818                      $6,803,287
    Support revenue                                           4,417,170                       4,213,000
    Interest income and other                                   333,031                         294,767
                                                             ----------                      ----------
        Total revenue                                        11,275,019                      11,311,054
                                                             ----------                      ----------


Cost of goods sold and services provided:
    Systems                                                   3,307,969                       3,333,777
    Support services                                          1,159,797                       1,281,007
                                                             ----------                      ----------
        Total cost of sales and services provided             4,467,766                       4,614,784


Expenses:
    Selling, general, and administrative                      5,506,194                       5,579,158
    Research and development (net of capitalized
        software of $240,650 and $198,433 during the
        three months ended March 31, 1996 and 1995,
        respectively)                                           267,251                         366,448
    Interest                                                    128,799                         142,498
    Depreciation and amortization                               383,605                         446,314
    Unrealized (gain) loss on investments                         --                           (881,683)
                                                             ----------                      ----------
        Total expenses                                        6,285,849                       5,652,735
                                                             ----------                      ----------

Income (loss) before income taxes                               521,404                       1,043,535
Income taxes                                                      --                              --
                                                             ----------                      ----------
        Net income (loss)                                      $521,404                      $1,043,535
                                                             ----------                      ----------

Income (loss) per common share:
    Net income (loss)                                             $0.03                           $0.07
                                                                  -----                           -----

Weighted average number of common shares                     16,614,944                      14,651,262
                                                             ==========                      ==========


              See notes to the consolidated financial statements.

                          SULCUS COMPUTER CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               For the Three Months Ended March 31, 1996 and 1995


                                                                1996                      1995
                                                           -------------             -------------
Cash flow from operating activities:
    Net income                                              $   521,404               $ 1,043,535

    Adjustments to reconcile net income
    to net cash provided by operating activities:
         Depreciation                                           191,413                   268,235
         Amortization of capitalized software                   555,627                   550,770
         Amortization of goodwill                               192,192                   178,079
         Provision for doubtful accounts                        153,571                   105,101
         Unrealized (gain) on investments                            --                  (881,683)
         Realized (gain) on investments                          (8,750)                       --
         (Purchases) of trading securities                           --                (1,128,688)
         Change in assets and liabilities:
              Restricted cash                                   171,867                   500,000
              Accounts receivable                             3,021,601                 3,064,133
              Inventory                                          60,434                    56,676
              Other current assets                              (49,469)                 (101,104)
              Other assets                                      (44,608)                   44,166
              Accounts payable                                 (752,370)                 (891,899)
              Deferred revenues                              (1,032,650)               (1,400,476)
              Shareholder litigation liability                 (209,499)                  (10,468)
              Customer deposits                                (124,092)                 (783,170)
              Accrued liabilities                              (454,587)                 (380,594)
                                                            -----------               -----------
              Total adjustments                               1,670,680                  (810,922)
                                                            -----------               -----------
Net cash provided by operating activities                     2,192,084                   232,613
                                                            -----------               -----------

Cash flows from investing activities:
    Purchases of available for sale securities                 (382,740)                       --
    Proceeds from sales of available for sale securities        250,000                        --
    Investment in sales-type leases                             (68,358)                  (31,323)
    Payments received on sales-type leases                       28,569                    79,148
    Capital expenditures                                       (598,107)                  (81,205)
    Software development capitalized                           (240,650)                 (198,433)
                                                            -----------               -----------
Net cash used in investing activities                        (1,011,286)                 (231,813)
                                                            -----------               -----------

Cash flows from financing activities:
    Short-term borrowings                                       142,733                    36,608
    Principal payments on long-term debt                        (14,442)                 (254,278)
    Payments under capital lease obligations                    364,324                        --
    Proceeds from stock options exercised                        91,524                    16,571
                                                            -----------               -----------
Net cash (used in) provided by financing activities             584,139                  (201,099)
                                                            -----------               -----------

Cumulative translation adjustment                                33,249                   (35,585)
                                                            -----------               -----------

Net increase (decrease) in cash
     and cash equivalents                                     1,798,186                  (235,884)

Cash equivalents at beginning of period                       1,202,325                 1,933,895
                                                            -----------               -----------

Cash equivalents at end of period                           $ 3,000,511               $ 1,698,011
                                                            -----------               -----------


              See notes to the consolidated financial statements.

                          SULCUS COMPUTER CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       Three Months Ended March 31, 1996


                                                                                       Cumulative
                                                                                       Unrealized
                                                                                       Gain (Loss)         Note
                                                         Retained       Foreign      on Investments     Receivable       Stock-
                                           Common        Earnings       Currency        Available          From          holders'
                                           Stock         (Deficit)     Adjustment       For Sale       Stockholder       Equity
                                       -------------  --------------   ----------    --------------    -----------   --------------
Balance, January 1, 1996                $38,016,248    ($14,747,712)    ($60,832)         $186,382      ($500,000)     $22,894,086

  Stock options exercised                    91,524          --             --                --             --             91,524
  Cumulative unrealized loss on
     investments available for sale            --            --             --            (317,175)          --           (317,175)
  Issuance of stock to consultants            6,500          --             --                --             --              6,500
  Cumulative translation adjustment            --            --           33,249              --             --             33,249
  Net income                                   --           521,404         --                --             --            521,404
                                       -------------  --------------   ----------       -----------     ----------    -------------
Balance, March  31, 1996                $38,114,272    ($14,226,308)    ($27,583)        ($130,793)     ($500,000)     $23,229,588
                                       -------------  --------------   ----------       -----------     ----------    -------------


              See notes to the consolidated financial statements.

                          SULCUS COMPUTER CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996



NOTE 1.  BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of Sulcus Computer Corporation and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated. Investments in 50% or less owned affiliates over which the Company has the ability to exercise significant influence are accounted for using the equity method.

         The accompanying unaudited interim consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) which, in the opinion of management, are necessary for a fair presentation of the results for the interim periods presented. These financial statements have been prepared in accordance with both generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

         These financial statements should be read in conjunction with the Company's annual audited financial statements for the year ended December 31, 1995, as filed with the Securities and Exchange Commission on Form 10-K.

NOTE 2.  SECURITIES AND EXCHANGE COMMISSION INVESTIGATION

         On May 2, 1996, the Company entered into an agreement with the Securities and Exchange Commission ("Commission"), resolving an investigation which commenced in 1993. Under the terms of the May 2, 1996 agreement, without admitting or denying any wrongdoing, the Company agreed that it would not in the future violate Sections 17(a)(2) and 17(a)(3) of the Securities Act, Sections 10(b), 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1, and 13a-13 promulgated thereunder. With respect to certain press releases issued during 1991 and 1992, the Order makes findings against Sulcus under Section 10(b) and Rule 10b-5. The Order does not make findings against Sulcus under Section 10(b) or Rule 10b-5 with regard to accounting practices. In addition, a former accounting officer of the Company and the Company's Chairman, without admitting or denying any wrongdoing agreed that they would not in the future violate Sections 17(a)(2) and 17(a)(3) of the Securities Act; Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and Rules 12b-20, 13a-1, 13a-13, and 13b 2-1 promulgated thereunder. There were no fines or other penalties imposed upon the Company or its Chairman. The Company's former accounting officer agreed not to practice before the Commission as an accountant for a 30 month period.

NOTE 3.  INCOME TAXES

         In the three months ended March 31, 1996 the Company reflected no provision for income taxes on pre-tax profits of $521,404. This is based upon management's determination to reduce previously established valuation reserves related to deferred tax assets, including tax loss carryforwards, pursuant to SFAS 109.

                          SULCUS COMPUTER CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996


         At March 31, 1996 and December 31, 1995, the Company had net deferred tax assets, liabilities and valuation reserves as follows:

                                                                           March 31,         December 31,
                                                                             1996                1995
                                                                             ----                ----
         Deferred tax assets (net of deferred tax
            liabilities), including tax loss carryforwards                $12,501,588        $12,633,976
         Valuation allowance                                              (10,401,835)       (10,534,223)
                                                                          -----------        -----------
         Net deferred tax amounts                                         $ 2,099,753        $ 2,099,753
                                                                          ===========        ===========

NOTE 4.  EARNINGS (LOSS) PER SHARE

         Primary earnings (loss) per share is determined by dividing net earnings (loss) by the weighted number of common shares outstanding. When dilutive, common stock options are included in the computation. Fully diluted net income (loss) per share is not presented as it is either anti-dilutive or not different from primary earnings (loss) per share.

                          SULCUS COMPUTER CORPORATION
                          CONSOLIDATED BALANCE SHEETS


                                     ASSETS


                                                                             December 31,                 December 31,
                                                                                 1995                         1994
                                                                             ------------                 ------------
Current Assets
    Cash and cash equivalents                                                $ 1,202,325                  $ 1,933,895
    Short-term investments (at market)                                        12,408,075                   10,324,740
    Restricted cash                                                              550,000                      500,000
    Accounts receivable, net of allowance of $2,581,020
        and $2,597,088 in 1995 and 1994, respectively                         11,134,576                   11,639,243
    Inventories                                                                2,573,826                    2,393,563
    Deferred taxes                                                               165,557                      758,472
    Other current assets                                                       1,761,465                    1,330,240
                                                                             -----------                  -----------
    Total current assets                                                      29,795,824                   28,880,153


Purchased and capitalized software, net of accumulated amortization
    of $7,992,031 and $6,131,665 in 1995 and 1994, respectively                4,941,695                    6,790,945

Property and equipment, net of accumulated depreciation of $4,247,168
    and $3,378,817 in 1995 and 1994, respectively                              2,015,816                    2,301,263

Goodwill, net of accumulated amortization of $2,672,714
    and $1,987,996 in 1995 and 1994, respectively                              7,826,683                    7,726,119
Deferred taxes                                                                 1,934,196                    1,341,281
Other noncurrent assets                                                          812,564                      829,722
                                                                             -----------                  -----------
Total Assets                                                                 $47,326,778                  $47,869,483
                                                                             -----------                  -----------

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
    Short term borrowings                                                     $6,382,710                   $6,182,995
    Current portion of long-term debt                                             46,713                      468,990
    Accounts payable                                                           4,352,408                    5,836,482
    Shareholder litigation liability                                           3,108,097                      439,780
    Deferred revenues                                                          6,195,289                    6,922,281
    Customer deposits                                                          1,311,408                    1,896,886
    Other accrued liabilities                                                  3,008,892                    2,949,837
                                                                             -----------                  -----------
    Total current liabilities                                                 24,405,517                   24,697,251


Long-term debt, net of current portion                                            27,175                       85,536

Commitments and contingencies


Stockholders' equity
    Common stock, no par value; 30,700,000 shares
        authorized (14,227,629 and 14,417,744 shares
        issued in 1995 and 1994, respectively)                                38,016,248                   37,081,413
    Note receivable from stockholder                                            (500,000)                    (500,000)
    Retained earnings (deficit)                                              (14,747,712)                 (13,378,756)
    Foreign currency adjustment                                                  (60,832)                    (115,961)
    Cumulative unrealized gain on investments available for sale                 186,382                       --
                                                                             -----------                  -----------
Total Stockholders' Equity                                                    22,894,086                   23,086,696
                                                                             -----------                  -----------
Total Liabilities and Stockholders' Equity                                   $47,326,778                  $47,869,483
                                                                             -----------                  -----------

              See notes to the consolidated financial statements.

                          SULCUS COMPUTER CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                           Years Ended December 31,
                                                        -------------------------------------------------------------
                                                            1995                      1994                     1993
                                                            ----                      ----                     ----
Net revenue:
    System sales                                        $27,645,389               $25,893,783             $32,944,045
    Support revenue                                      17,047,913                15,993,533              14,401,786
    Interest income and other                             1,290,691                 1,255,848               1,937,314
                                                        -----------               -----------             -----------
        Total revenue                                    45,983,993                43,143,164              49,283,145
                                                        -----------               -----------             -----------


Cost of goods sold and services provided:
    Systems                                              14,351,669                15,078,349              19,126,487
    Support services                                      4,613,913                 5,509,625               3,958,265
                                                        -----------               -----------             -----------
        Total cost of sales and services provided        18,965,582                20,587,974              23,084,752

Expenses:
    Selling, general, and administrative                 22,895,996                24,388,210              21,726,463
    Research and development (net of capitalized
        software of $1,002,854, $1,556,888 and
        $2,469,337 for 1995, 1994 and 1993,
        respectively)                                     1,198,999                 1,596,515               1,877,628
    Interest                                                597,672                   556,269                 402,764
    Depreciation and amortization                         1,520,033                 2,157,857               2,034,144
    Unrealized and realized (gains) losses on
      short-term investments                             (1,462,005)                1,861,403                  --
                                                        -----------               -----------             -----------
        Total expenses before unusual items              24,750,695                30,560,254              26,040,999
                                                        -----------               -----------             -----------

                                                          2,267,716                (8,005,064)                157,394
    Unusual items:
        Write-off of assets                                 514,694                 2,156,949                 970,184
        Write-off of goodwill                                    --                 1,256,000                      --
        Provision for litigation settlement               2,919,333                   250,000               2,237,310
                                                        -----------               -----------             -----------
           Total unusual items                            3,434,027                 3,662,949               3,207,494
                                                        -----------               -----------             -----------


Income (loss) before income taxes                        (1,166,311)              (11,668,013)             (3,050,100)
Income taxes                                                202,645                    --                      --
                                                        -----------               -----------             -----------
        Net income (loss)                               ($1,368,956)             ($11,668,013)            ($3,050,100)
                                                        -----------               -----------             -----------


Earnings (loss) per share                                    ($0.09)                   ($0.84)                 ($0.22)
                                                        -----------               -----------             -----------


Weighted average number of common shares                 14,720,327                13,872,298              14,157,335
                                                        -----------               -----------             -----------

              See notes to the consolidated financial statements.

                          SULCUS COMPUTER CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                   Years Ended December 31,
                                                                -------------------------------------------------------------
                                                                    1995                     1994                    1993
                                                                -----------               -----------              ----------
Cash flows from operating activities:
    Net income (loss)                                           ($1,368,956)             ($11,668,013)            ($3,050,100)

    Adjustments to reconcile net income (loss)
    to net cash from operating activities:
         Depreciation                                               835,315                 1,147,171                 944,318
         Amortization of capitalized software                     2,447,296                 2,388,804               2,078,614
         Amortization of goodwill                                   684,718                 1,010,686               1,089,826
         Provision for doubtful accounts                            573,130                 1,343,489               1,253,002
         Inventory obsolescence                                        --                        --                   143,839
         Loss on write-off of assets                                514,694                 1,820,246                 970,184
         Write-off of goodwill                                         --                   1,256,000                    --
         Unrealized and realized (gain) loss on investments      (1,462,005)                1,861,403                      --
         Deferred income taxes                                         --                        --                   (32,172)
         (Purchases) sales of trading securities                   (851,874)                2,247,706                    --
         Change in assets and liabilities, net of
         effects from acquisitions:
            Restricted cash                                         (50,000)                     --                  540,716
            Accounts receivable                                     (68,464)                 (425,916)             (4,555,575)
            Insurance receivable                                       --                     900,000                (900,000)
            Inventory                                              (180,263)                 (199,887)             (1,070,188)
            Other current assets                                    249,317                  (197,610)               (235,065)
            Other assets                                           (235,209)                  295,344                (472,941)
            Accounts payable                                     (1,484,074)                  558,159               1,157,320
            Deferred revenues                                      (726,992)                  468,406                 (14,842)
            Shareholder litigation liability                      2,668,317                  (585,220)              2,650,000
            Customer deposits                                      (585,478)                  964,508              (1,448,459)
            Accrued liabilities                                     166,452                   200,837                (130,490)
                                                                 ----------               -----------              ----------
            Total adjustments                                     2,494,880                15,054,126               1,968,087
                                                                 ----------               -----------              ----------
Net cash provided by (used in) operating activities               1,125,924                 3,386,113              (1,082,013)
                                                                 ----------               -----------              ----------
Cash flows from investing activities:
    Purchases of short-term investments                                --                        --                (1,009,476)
    Purchases of available for sale securities                   (4,341,433)                     --                      --
    Proceeds from sales of available for sale securities          4,758,359                      --                      --
    Investment in sales-type leases                                (617,712)                 (400,841)                (71,211)
    Payments received on sales-type leases                          189,537                   250,056                 853,371
    Purchase of subsidiaries, net of cash used                         --                        --                   143,423
    Capital expenditures                                           (660,444)                 (571,455)               (596,213)
    Software development capitalized                             (1,002,854)               (1,556,888)             (2,469,337)
                                                                 ----------              ------------              ----------
Net cash used in investing activities                            (1,674,547)               (2,279,128)             (3,149,443)
                                                                 ----------              ------------              ----------
Cash flows from financing activities:
    Short term borrowings                                           199,715                   295,095               4,057,997
    Principal payments on long-term debt                           (480,638)                 (837,036)               (429,956)
    Payments under capital lease obligations                           --                        --                   (24,022)
    Proceeds from stock options exercised                            42,847                   271,916               1,458,884
    Issuance of stock and puts, net of costs                           --                        --                    25,045
    Note receivable from shareholder                                   --                        --                  (500,000)
                                                                 ----------              ------------              ----------
Net cash provided by (used in) financing activities                (238,076)                 (270,025)              4,587,948
                                                                 ----------              ------------              ----------
Cumulative translation adjustment                                    55,129                  (113,887)                 86,117
                                                                 ----------              ------------              ----------
Net increase (decrease) in cash
    and cash equivalents                                           (731,570)                  723,073                 442,609

Cash and cash equivalents at beginning of year                    1,933,895                 1,210,822                 768,213
                                                                 ----------              ------------              ----------
Cash and cash equivalents at end of year                         $1,202,325               $ 1,933,895              $1,210,822
                                                                 ----------              ------------              ----------


              See notes to the consolidated financial statements.

                          SULCUS COMPUTER CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 Years Ended December 31, 1995, 1994, and 1993


                                                                                              Cumulative
                                                                                              Unrealized
                                                                                               Gain On       Note
                                                                      Retained     Foreign    Investments  Receivable      Stock-
                                                        Common        Earnings     Currency    Available      From        holders'
                                                        Stock        (Deficit)    Adjustment   For Sale    Stockholder     Equity
                                                     ----------      ---------    ---------    --------    -----------   ----------
Balance, January 1, 1993                            $32,237,950   $  1,339,357     ($88,191)   $  --       $  --       $ 33,489,116

  Net redemption of value of puts
    expired and outstanding                             375,000         --            --          --          --            375,000
  Stock options exercised                             1,458,884         --            --          --          --          1,458,884
  Issuance of puts                                       25,045         --            --          --          --             25,045
  Issuance of stock, acquisition
    of company and contingent earnouts                1,488,541         --            --          --          --          1,488,541
  Cumulative translation adjustment                      --             --           86,117       --          --             86,117
  Note receivable from stockholder                       --             --            --          --        (500,000)      (500,000)
  Net loss                                               --         (3,050,100)       --          --          --         (3,050,100)
                                                    -----------   ------------     --------    --------    ---------   ------------
Balance, December 31, 1993                           35,585,420     (1,710,743)      (2,074)          0     (500,000)    33,372,603

  Stock options exercised                               271,916         --            --          --          --            271,916
  Issuance of stock, contingent earnouts on
    acquisitions of companies                           511,077         --            --          --          --            511,077
  Cumulative translation adjustment                      --             --         (113,887)      --          --           (113,887)
  Issuance of stock, shareholder litigation           1,625,000         --            --          --          --          1,625,000
  Cancellation of shares previously issued
    as contingent earnout related to acquisition       (912,000)        --            --          --          --          (912,000)
  Net loss                                               --        (11,668,013)       --          --          --        (11,668,013)
                                                    -----------   ------------     --------    --------    ---------   ------------
Balance, December 31, 1994                           37,081,413    (13,378,756)    (115,961)          0     (500,000)    23,086,696

  Stock options exercised                                42,847         --            --          --          --             42,847
  Issuance of stock, contingent earnouts on
    acquisitions of companies                           784,592         --            --          --          --            784,592
  Cumulative translation adjustment                      --             --           55,129       --          --             55,129
  Cumulative unrealized gain on investments
    available for sale                                   --             --            --        186,382       --            186,382
  Issuance of stock to consultants                       12,000         --            --          --          --             12,000
  Issuance of stock as settlement of
    previously recorded liabilities                      95,396         --            --          --          --             95,396
  Net loss                                               --         (1,368,956)       --          --          --         (1,368,956)
                                                    -----------   ------------     --------    --------    ---------   ------------
Balance, December 31, 1995                          $38,016,248   ($14,747,712)    ($60,832)   $186,382    ($500,000)  $ 22,894,086
                                                    -----------    -----------     --------    --------    ---------   ------------


              See notes to the consolidated financial statements.

                          SULCUS COMPUTER CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1995, 1994, AND 1993


NOTE 1.  LINE OF BUSINESS

         Sulcus Computer Corporation (the Company) develops, installs, and markets turnkey computer systems with specific software through its subsidiaries. The Company also markets support services in conjunction with the placement of software systems and provides trade credit to its customers.

NOTE 2.  LEGAL PROCEEDINGS AND LITIGATION SETTLEMENTS

         In April 1994, various individual Sulcus shareholders filed 12 lawsuits in the U.S. District Court for the Western District of Pennsylvania asserting federal securities fraud claims against Sulcus and certain officers, directors and others. These lawsuits were consolidated under the caption "IN
RE:  Sulcus Computer Corporation Securities Litigation,II."

         On December 27, 1995, the parties entered into a settlement agreement (which was approved on a preliminary basis by the Court on February 23, 1996) which established a settlement fund of $800,000 in cash and 1,400,000 Sulcus Common Shares with a value of $2,800,000. The cash portion of the settlement will be paid by insurance ($666,000) and the Company ($134,000). At December 31, 1995, the Company recorded a provision of $2,861,118 which, together with amounts accrued in 1994, represents costs which the Company expects to incur in connection with this agreement.
                              ____________________

         Sulcus and certain of its officers, directors and a former director had been named as defendants in six class action Complaints designated by the Court as IN RE: Sulcus Computer Corporation Securities Litigation. In December 1993, the parties entered into a settlement agreement which established a settlement fund of $600,000 in cash and 250,000 Sulcus Common Shares with a value of $1,625,000. The Company has also agreed to pay up to $75,000 of expenses for administering the settlement. The cash portion of the settlement was covered entirely by insurance, which was received and distributed in June, 1994.

         On September 16, 1994, the court formally approved the settlement agreement and the number of shares to be issued were increased to 530,612, effective October 16, 1994. These shares were reflected as issued and outstanding at December 31, 1994.
                              ____________________

         Sulcus and Jeffrey S. Ratner were defendants in an action filed in June 1994, in the Superior Court of Fulton County of the State of Georgia by Raymond D. Schoenbaum, Theodore J. Munchak, and Nathan I. Lipson. The action alleged that Sulcus and Mr. Ratner made fraudulent misrepresentations and that Sulcus and Mr. Ratner have breached the Stock Purchase Agreement entered into between Sulcus and Squirrel Companies, Inc., in March 1992, by failing to make certain payments of stock.

         On March 20, 1996, the Company, Mr. Ratner and the Plaintiffs agreed to resolve this dispute. Under the terms of this agreement, the Company agreed to deliver 498,488 shares of Sulcus Common Shares. These shares will represent the entire earn-out for the years ended December 31, 1992, 1993 and 1994 and, therefore, the Company will cancel 120,488 shares previously issued. At December 31, 1995, the Company recorded an increase in goodwill and capital stock in the amount of $391,193 to reflect this settlement. On March 21, 1996, the court dismissed the claims and counterclaims.
                              ____________________

         Other suits arising in the ordinary course of business are pending against the Company and its subsidiaries. The Company believes that the ultimate outcome of these actions and those described above will not result in a material adverse effect on the Company's consolidated financial position.

NOTE 3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         USE OF ESTIMATES
         The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including contingencies, as well as the reported amounts of revenues and expenses during the financial statement period. Actual results could differ from those estimates. Examples of significant estimates include the collectability of receivables, the future benefit of capitalized computer software costs, lives assigned to goodwill, the net recoverability of deferred tax assets and contingencies relating to sales-type financed leases. These estimates are particularly susceptible to material changes in the near term.

         PRINCIPLES OF CONSOLIDATION
         The consolidated financial statements include the accounts of Sulcus Computer Corporation and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated. Investments in 50% or less owned affiliates over which the Company has the ability to exercise significant influence are accounted for using the equity method.

         CASH AND CASH EQUIVALENTS
         The Company considers as cash and cash equivalents certificates of deposit and commercial paper with original maturities of less than three months which consists of deposits in commercial banks in the U.S. and abroad. The Company limits the amount of money placed in any one bank in order to reduce credit risk.

         SHORT-TERM INVESTMENTS
         During 1995, the Company changed its investment philosophy and consequently bought and sold certain investments to realign its investment portfolio. From January 1, 1994 (effective date of current accounting standards) through June 5, 1995, the Company actively bought and sold investments in corporate preferred stocks and mutual funds consisting primarily of corporate and U.S. government securities with the objective of generating profits on short-term differences in price, and accordingly, classified its investments as "Trading Securities" whereby they were carried at market with unrealized gains or losses reflected in current earnings. During the second quarter of 1995, the Company restructured its investments in short-term marketable securities and changed its investment philosophy to one of holding securities for the generation primarily of dividend and interest income. As a result, investments and changes in the market value of the investments arising subsequent to this change (June 5, 1995) are accounted for as "Available for Sale". This accounting treatment will mean that investments are carried at market value with unrealized gains and losses on investments treated as a component of Stockholders' Equity. Realized gains and losses on sales of investments, as determined on a specific identification basis, are included in the consolidated statement of operations.

         Prior to the effective date of current accounting standards (prior to January 1, 1994), the Company's short-term investments were carried at the lower of cost or market. The cumulative effect of adopting the new accounting standards (Statement of Financial Accounting Standard No. 115 "Accounting for Certain Investments in Debt and Equity Securities") was not material and accordingly, no cumulative effect of accounting change was reported.

         RESTRICTED CASH

         The restricted cash at December 31, 1995, represents cash collateral for a deposit received on a significant contract in December 1995. As security for product delivery and for the deposit received under the contract, the Company issued a letter of credit of $550,000, which expires on December 31, 1996. At the customer's direction, upon the delivery of systems, a draw down is permitted at the rate of 25% of the value of the equipment delivered. As of February 29, 1996, approximately $172,000 of restricted cash was released for general purposes. The restricted cash at December 31, 1994, represents a customer deposit received on a significant contract which was held in escrow with a financial institution. As security for performance and the advances received under the contract, the Company issued a letter of credit, as amended, of $500,000. The $500,000 remaining in restricted cash at December 31, 1994 was offset by customer deposits in the same amount. In January 1995, the Company had fulfilled substantially all obligations under this contract and the cash was released for general purposes and the letter of credit expired.

         INVENTORIES
         Inventories consist substantially of software and hardware products in finished form and are valued at the lower of cost or market. Cost is determined by the specific identification method. Market is net realizable value.

         SOFTWARE DEVELOPMENT
         Software development costs incurred prior to establishing technological feasibility are charged to operations and included in research and development costs. Software development costs incurred after establishing technological feasibility, together with purchased software, are capitalized. Amortization of software development costs is provided for when the product is available for general release to customers over the greater of the amount computed using the remaining estimated economic life of the product or the ratio that current gross revenues for a product bear to the total of current and anticipated revenues for that product. The products are generally being amortized over 3 to 5 years.

         PROPERTY AND EQUIPMENT
         Property and equipment is comprised of office furniture, fixtures, service equipment, leasehold improvements, and land and building and are recorded at cost. Depreciation is based upon the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to expense as incurred.

         GOODWILL
         Goodwill, which represents the excess of the cost of purchased companies over the fair value of their net assets at the date of acquisition, is being amortized on a straight-line basis over lives ranging from 10 to 20 years. The Company annually evaluates the carrying value of goodwill based on current operating results and forecasts of the specific businesses acquired.

         INCOME TAXES
         Income tax expense includes U.S. and international income taxes. Certain items of income and expense are not reported in tax returns and financial statements in the same year. The tax effect of the difference is reported as deferred income taxes and these amounts are adjusted to reflect tax rates that will be in effect in the years in which these differences are expected to reverse. A valuation allowance is provided to reduce deferred tax assets to an amount more likely than not to be realized. Non-U.S. subsidiaries compute taxes in effect in the various countries. Earnings of these subsidiaries may also be subject to additional income and withholding taxes when they are distributed as dividends. Undistributed earnings of non-U.S. subsidiaries are not material.

         REVENUE RECOGNITION
         The Company recognizes revenue on sales of systems including software and hardware upon delivery or installation and when all obligations of the respective contract have been fulfilled. Support services revenue are billed in advance and recorded as deferred revenue and recognized as income ratably over the service period of the Software Support and Hardware Maintenance Agreement.

         TRANSLATION ON NON-U.S. CURRENCY AMOUNTS
         For non-U.S. subsidiaries which operate in a local currency environment, assets and liabilities are translated to U.S. dollars at the current exchange rates at the balance sheet date. Income and expense items are translated at average rates of exchange prevailing during the year. Translation adjustments are accumulated in a separate component of stockholders' equity.

         EARNINGS (LOSS) PER SHARE
         Primary earnings (loss) per share is computed based on the number of common shares outstanding, adjusted for the assumed conversion of shares available upon the exercise of dilutive options, after the assumed repurchase of common shares with the related proceeds. Fully diluted earnings (loss) per share is not presented as it is either anti-dilutive or not different from primary earnings (loss) per share.

         RECLASSIFICATION
         Certain prior year amounts have been reclassified to conform with current year reporting practices.

NOTE 4.  SHORT-TERM INVESTMENTS

         Securities available for sale at December 31, 1995 are summarized as follows:


                                                                 Gross Unrealized
                                                             ------------------------        Market
                                            Cost             Gains            Losses          Value
                                            ----             -----            ------          -----
U.S. Government Securities
  maturing between 1 and 5 years        $   515,470         $  --             $ 3,435      $   512,035

Mutual Funds                              1,557,016            --              33,726        1,523,290
Preferred Stocks                         10,149,207          223,543             --         10,372,750
                                        -----------         --------          -------      -----------
                                        $12,221,693         $223,543          $37,161      $12,408,075
                                        ===========         ========          =======      ===========


         Trading securities at December 31, 1994 are summarized as follows:

                                                        Unrealized          Market
                                           Cost         Gain(Loss)           Value
                                        -----------     ----------        -----------
Mutual Funds                            $ 2,362,393       ($387,188)      $ 1,975,205
Preferred Stocks                          9,610,155      (1,260,620)        8,349,535
                                        -----------      -----------      -----------
                                        $11,972,548     ($1,647,808)      $10,324,740
                                        ===========     ============      ===========

         Effective June 5, 1995, the Company restructured its investments as short-term marketable securities and changed its investment philosophy to one of holding securities for the generation of dividend and interest income. As a result, investments and changes in market value of the investments arising subsequent to this date are accounted for as "Available for Sale". At June 5, 1995, the market value of the securities was below cost by $185,803.

         Proceeds, realized gains and realized losses from the sales of securities classified as available for sale for the year ended December 31, 1995 were $4,758,359, $130,000 and $2,441, respectively. Proceeds, realized gains and realized losses from the sales of securities classified as trading securities for the year ended December 31, 1995 were $2,190,926, $76,211 and $13,112, respectively. Unrealized gains on trading securities amounted to $1,271,347 through June 5, 1995.

NOTE 5.  PURCHASED AND CAPITALIZED SOFTWARE

         Purchased and capitalized software consists of the following:

                                                                   December 31,       December 31,
                                                                       1995               1994
                                                                    ----------         ----------
Purchased software                                                  $7,006,270         $7,186,171
Capitalized software                                                 5,927,456          5,736,439
Accumulated amortization                                            (7,992,031)        (6,131,665)
                                                                    -----------        -----------
Net purchased and capitalized software                              $4,941,695         $6,790,945
                                                                    ==========         ==========

        The Company capitalized software development costs of $1,002,854, $1,556,888 and $2,469,337 during the years ended December 31, 1995, 1994 and 1993, respectively. Amortization for the years ended December 31, 1995, 1994, and 1993 was $2,447,296, $2,388,804, and $2,078,614, respectively. Software amortization is included in cost of sales.

        The Company wrote off capitalized software costs of $514,694 during the fourth quarter of 1995 and $1,820,246 during the third quarter of 1994. These write-offs were based on the Company's assessment of its capitalized software and the conclusion that these costs would not benefit future periods.

NOTE 6.  PROPERTY AND EQUIPMENT

        Property and equipment consists of the following:

                                                         December 31,              December 31,
                                                             1995                      1994
                                                          ----------                -----------
Buildings and leasehold improvements                      $1,007,171                $  754,499
Furniture and equipment                                    5,255,813                 4,925,581
Accumulated depreciation                                  (4,247,168)               (3,378,817)
                                                          -----------               -----------
Net property and equipment                                $2,015,816                $2,301,263
                                                          ==========                ==========

NOTE 7.  LEASES

        AS LESSOR
        Included in "Other Current Assets" and "Other Noncurrent Assets" are amounts receivable under lease programs to customers. Classification as to current or noncurrent is determined based upon scheduled payment by customers in the case of sales-type lease receivables and lease maturity dates in the case of net investment in financed leases. The Company, during 1993 and 1992, leased its products to customers under sales-type leases. The Company's investment in these sales-type leases is as follows:

                                                 December 31,     December 31,
                                                     1995             1994
                                                 ------------     ------------
Minimum lease payments receivable                  $ 71,274         $290,211
Estimated residual value of leased property          22,002           34,258
Unearned and deferred income                        (35,474)         (95,749)
                                                   --------         --------
Net investment in sales-type leases                $ 57,802         $228,720
                                                   ========         ========

        The scheduled maturities for sales-type lease receivables at December 31, 1995 are $54,046 in 1996 and $17,228 in 1997. The lease receivable proceeds and the leased property are pledged as collateral under an April 30, 1993 loan agreement with a financial institution (See "Long-Term Debt").

        In 1993 the Company modified its sales-type lease program by entering into an agreement with a finance company whereby it receives 100% of the discounted minimum lease payments at inception of the lease, assigns the lease payments to the finance company, grants the finance company a security interest in the leased equipment and accepts certain recourse liability in event of default by the lessee. The Company retains ownership in the residual value of the leased property and has recorded a reserve for the estimated liability under the recourse agreement. At December 31, 1995 and December 31, 1994, the Company had the following net investment in these financed sales-type leases:

                                                  December 31,      December 31,
                                                      1995              1994
                                                  ------------      ------------
Estimated residual value of leased property       $1,315,427         $ 574,034
Unearned income                                     (269,951)         (127,651)
                                                  ----------         ---------
Net investment in financed sales-type leases      $1,045,476         $ 446,383
                                                  ==========         =========

        At December 31, 1995, the Company was contingently liable for approximately $874,000 related to sales-type leases financed under this agreement. To date, actual losses from recourse provisions have not been material.

        AS LESSEE
        The Company has operating leases with third parties for primary office space in various locations. The future annual rental commitments under these leases are $948,000 in 1996; $708,500 in 1997; $332,000 in 1998; $269,000 in
1999; $256,000 in 2000 and $1,332,200 thereafter. Rent expense under these agreements and other operating leases was $1,611,081, $1,491,615 and $1,698,119, for the years ended December 31, 1995, 1994, and 1993. See "Related Party Transactions" for additional operating leases.

NOTE 8.  LONG TERM DEBT

        The Company's and subsidiaries' long-term debt consists of the following:

                                                          December 31,
                                                      1995            1994
                                                      ----            ----
Note payable to bank by Squirrel, prime plus
   1%, guaranteed by Sulcus Computer Corporation    $    --         $ 91,500

Note payable to individual by Lodgistix at prime         --          239,647

Note payable to financial institution by Sulcus
   Hospitality Group subsidiary at 12%               70,566          175,418

Notes payable to bank at prime plus 1/2%              3,322           47,961
                                                    -------         --------
                                                     73,888          554,526
Less - current portion                               46,713          468,990
                                                    -------         --------
Long-term debt                                      $27,175         $ 85,536
                                                    =======         ========

        The Lodgistix note payable was secured by certain inventories, accounts receivables, equipment and software programs of Lodgistix, Inc. The note was paid in 1995.

        The Sulcus Hospitality Group borrowings were made pursuant to an April 1993 loan agreement with a financial institution. The debt is secured by certain sales-type leases of the Company and principal payments are required based upon customer lessee payments received under the sales type leases.

        Scheduled maturities of long-term debt at December 31, 1995 are $46,713 in 1996 and $27,175 in 1997.

NOTE 9.  SHORT-TERM BORROWINGS

        The Company's short-term borrowings consists of the following:

                                                           December 31,
                                                     1995               1994
                                                     ----               ----
Borrowings with brokerage firm on margin against
  the Company's short term investment portfolio   $6,062,905         $5,145,753

Unsecured line of credit with a commercial
  bank, at prime                                      --                365,000

Unsecured demand note of the Company's Squirrel
  subsidiary with a bank at prime                    271,448            295,000

Bank credit lines of the Company's Swiss
  subsidiary at prime                                 48,357            377,242
                                                  ----------         ----------
Total short-term borrowings                       $6,382,710         $6,182,995
                                                  ==========         ==========

        The brokerage margin account borrowings are secured by the Company's short-term investment portfolio, having a market value of $11,914,274 at December 31, 1995. Interest is charged and paid monthly based on the broker's internally established rate which was 8.375% at December 31, 1995.

        The Company's Swiss subsidiary (Lodgistix International, AG) has a line of credit with a bank totaling $127,000 (150,000 Swiss francs). The line of credit is cancelable at any time and is secured by deposits with the bank which approximated $58,467 at December 31, 1995. At December 31, 1995, interest was 7.00%.

NOTE 10.  INCOME TAXES

        The provision for income taxes consists of the following:


                                            Year Ended December 31,
                                     1995             1994             1993
                                   --------         --------         --------
Current:
  Domestic                         $150,000         $   --          $    --
  Foreign                            52,645             --               --

Deferred:
  Domestic                            --                --               --

                                   --------         --------        ---------
Total                              $202,645         $   --          $    --
                                   ========         ========        =========

        A reconciliation between the Company's effective tax rate and the U.S. statutory rate is as follows:

                                                                           Year Ended December 31,
                                                                 1995                1994              1993
                                                                 ----                ----              ----
U.S. federal statutory tax rate                                  (35%)               (35%)             (34%)
State income taxes, net of federal income tax effect               8%                 (4%)              (5%)
Benefits not recorded due to net carryforward position            39%                 42%               47%
Foreign and Other                                                  5%                  1%                4%
Tax credits generated                                              0%                 (4%)             (12%)
                                                                 ----                -----             -----
                                                                  17%                  0%                0%
                                                                 ====                ====              ====

        The Company's U.S. federal effective rate is generally unaltered by the rates applicable to its foreign operations as a U.S. foreign tax credit would be generated for taxes paid in those jurisdictions. Foreign taxes are recognized on foreign taxable income for which no foreign tax credit is generated.

        Permanent differences include tax-free dividend income and amortization of goodwill. No tax benefits were recorded for non-deductible write-offs of goodwill and certain other expenses. Due to the net operating losses, no material tax payments have been made.

        The following summarizes the significant components of the Company's deferred tax assets and liabilities:

                                                                Deferred Tax Consequences at December 31, 1995
                                                             ---------------------------------------------------
                                                                Assets           Liabilities            Total
                                                             -----------         -----------         -----------
Accounts receivable allowance                                $   749,534         $    --             $   749,534
Unrealized loss on investments                                    72,463              --                  72,463
Inventory writedowns                                             108,160              --                 108,160
Accrued expenses not currently deductible                         66,300              --                  66,300
Less valuation allowance                                        (830,900)             --                (830,900)
                                                             -----------         -----------         -----------
Current                                                          165,557              --                 165,557
                                                             -----------         -----------         -----------

Property and equipment book/tax cost differential                 --                 (35,196)            (35,196)
Tax loss carryforwards                                        11,619,173              --              11,619,173
Tax credits                                                    1,800,000              --               1,800,000
Software costs capitalized for financial
  reporting purposes                                              --              (1,746,458)         (1,746,458)
Less valuation allowance                                      (9,703,323)             --              (9,703,323)
                                                             -----------         -----------         -----------
Noncurrent                                                     3,715,850          (1,781,654)          1,934,196
                                                             -----------         -----------         -----------
Total                                                        $ 3,881,407         $(1,781,654)        $ 2,099,753
                                                             ===========         ===========         ===========


                                                                 Deferred Tax Consequences at December 31, 1994
                                                             -----------------------------------------------------
                                                                Assets             Liabilities           Total
                                                             -----------         ---------------     -------------
Accounts receivable allowance                                $ 1,012,864         $    --             $ 1,012,864
Unrealized loss on investments                                   642,645              --                 642,645
Accrued expenses not currently deductible                        275,792              --                 275,792
Inventory writedowns                                             270,600              --                 270,600
Deferred revenue                                                  48,750              --                  48,750
Other assets                                                      13,466              --                  13,466
Less valuation allowance                                      (1,505,645)             --              (1,505,645)
                                                             -----------         -----------         -----------
Current                                                          758,472              --                 758,472
                                                             -----------         -----------         -----------

Property and equipment book/tax cost differential                 --                (104,823)           (104,823)
Tax loss carryforwards                                        11,665,194              --              11,665,194
Tax credits                                                    1,844,380              --               1,844,380
Software costs capitalized for financial
  reporting purposes                                              --              (2,510,506)         (2,510,506)
Less valuation allowance                                      (9,552,964)             --              (9,552,964)
                                                             -----------         -----------         -----------
Noncurrent                                                     3,956,610          (2,615,329)          1,341,281
                                                             -----------         -----------         -----------
Total                                                        $ 4,715,082         $(2,615,329)        $ 2,099,753
                                                             ===========         ===========         ===========

                                                                Deferred Tax Consequences at December 31, 1993
                                                              --------------------------------------------------
                                                                Assets           Liabilities            Total
                                                              ----------         -----------         -----------
Accounts receivable allowance                                $   582,676         $    --             $   582,676
Accrued expenses not currently deductible                        275,792              --                 275,792
Inventory writedowns                                             642,160              --                 642,160
Deferred revenue                                                  48,750              --                  48,750
Other assets                                                      13,466              --                  13,466
Less valuation allowance                                        (924,174)             --                (924,174)
                                                             -----------         -----------         -----------
Current                                                          638,670              --                 638,670
                                                             -----------         -----------         -----------

Property and equipment book/tax cost differential                 --                (182,823)           (182,823)
Tax loss carryforwards                                        10,339,532              --              10,339,532
Tax credits                                                    1,492,385              --               1,492,385
Software costs capitalized for financial
  reporting purposes                                              --              (3,410,738)         (3,410,738)
Less valuation allowance                                      (6,777,273)             --              (6,777,273)
                                                             -----------         -----------         -----------
Noncurrent                                                     5,054,644          (3,593,561)          1,461,083
                                                             -----------         -----------         -----------
Total                                                        $ 5,693,314         $(3,593,561)        $ 2,099,753
                                                             ===========         ===========         ===========



        Management believes that it is more likely than not that it will generate taxable income sufficient to realize a portion of the tax benefits associated with net operating losses and tax credit carryforwards prior to their expiration. This belief is based upon the Company's view of expected profits in 1996 and the next several years. The Company believes that the results of 1995 were affected by a write-off of software and a shareholder litigation settlement. Without these items, which are not expected to repeat in the future, the Company would have generated net income in 1995. Furthermore, the Company expects increased sales and only slight increases in expenses in 1996.

        Therefore, management believes that the valuation allowance is appropriate given the current estimates of future taxable income. If the Company is unable to generate sufficient taxable income in the future through operating results, increases in the valuation allowance will be required through a charge to expense. However, if the Company achieves sufficient profitability to utilize a greater portion of the deferred tax asset, the valuation allowance will be reduced through a credit to income.

        The Company has approximately $29,846,000 of net operating losses, a portion of which are subject to certain limitations under the Internal Revenue Code Section 382, and $1,800,000 of tax credits available to offset future federal tax liabilities. The net operating loss carryforwards expire as follows:

                                  2001                    $   377,000
                                  2002                      1,363,000
                                  2003                      1,946,000
                                  2004                      4,501,000
                                  2005                      2,193,000
                                  2006                      6,579,000
                                  2007                      4,055,000
                                  2008                      5,733,000
                                  2009                      3,099,000
                                                          -----------
                                  Total                   $29,846,000
                                                          ===========

NOTE 11.  RELATED PARTY TRANSACTIONS

        The Company leases office space in Greensburg, Pennsylvania from a trust established by a major stockholder. The leases commenced on various dates from March 1, 1983 and expire on various dates through September 30, 2001. The leases may be renewed for additional two-year terms at the rate of 2% over the prior year's amount unless specifically canceled by either party. Rent expense under these agreements was $225,391, $185,251 and $161,700 for the years ended December 31, 1995, 1994, and 1993, respectively. The future annual rental commitments under these leases are $229,111 in 1996, $138,105 in 1997, $85,860 in 1998, $90,144 in 1999, $91,947 in 2000 and $91,947, thereafter.

        The Company has made a relocation loan to its President in the amount of $100,000 which is secured by real estate and bears interest at the rate of 5%. Interest is payable quarterly and the principal is payable on the earlier of the sale of a former residence or October 27, 1996.

NOTE 12.  COMMITMENTS AND CONTINGENCIES

        At December 31, 1995, the Company had contractual commitments to purchase certain electronic and other materials used to manufacture systems for the restaurant management and energy management products. Based on the contract provisions, these obligations totalled $1,924,000, and are expected to be fulfilled as follows:

                             1st Quarter, 1996             $1,212,000
                             2nd Quarter, 1996             $  559,000
                             3rd Quarter, 1996             $   86,000
                             4th Quarter, 1996             $   67,000

        The Company has employment agreements with certain of its executive officers and management personnel. These agreements generally continue until terminated by either party. The agreements contain certain change in control provisions.

NOTE 13.  INCENTIVE STOCK OPTION PLANS

        The Company maintains three stock option plans at December 31, 1995: the 1983 Incentive Stock Options Plan (1983 plan), the 1991 Incentive Stock Option Plan (1991 Plan), and the Directors Plan. Options can no longer be granted under the 1983 Plan. The 1991 Plan (as amended) allows for 3,000,000 stock options available for grant under the plan, which extends through January 1, 2001. The 1991 Plan allows for all of the future stock options to be granted at any time prior to the termination of the plan. The option price may not be less that the fair market value at date of grant. Options granted under the 1991 plan become available to be exercised based upon a five year vesting schedule.

        The employee stock option plan activity for the years ended December 31, 1995, 1994, and 1993 is as follows:

                                         Options
                                       Outstanding             Price
                                       -----------            -------
Outstanding, January 1, 1993            1,036,480           $1.000 - $9.250
                                        ---------           ---------------
1993
- ----
Granted                                   945,500           $6.625 - $9.250
Exercised                                (169,467)          $1.250 - $6.625
Canceled                                 (413,816)          $2.281 - $9.250
                                        ---------           ---------------
Outstanding, December 31, 1993          1,398,697           $1.000 - $9.250
                                        ---------           ---------------
1994
- ----
Granted                                   957,500           $2.1875 -$7.750
Exercised                                 (90,592)          $1.250 - $5.375
Canceled                                 (720,822)          $1.375 - $9.250
                                        ---------           ---------------
Outstanding, December 31, 1994          1,544,783           $1.000 - $9.250
                                        ---------           ---------------
1995
- ----
Granted                                   328,500           $2.000 - $3.500
Exercised                                 (81,660)          $2.125 - $3.500
Canceled                                 (338,841)          $2.281 - $8.625
                                        ---------           ---------------
Outstanding, December 31, 1995          1,452,782           $1.000 - $9.250
                                        =========           ===============

        The Company has authorized 500,000 Nonqualified 1991 Directors Options under the 1991 Directors Plan. The board of directors on August 20, 1993 and the stockholders on October 12, 1993 approved the amendment to the Company's Nonqualified 1991 Director Option Plan to increase the number of shares under the plan to 1,000,000. During the year ended December 31, 1993, 70,000 director options were granted at prices ranging from $6.625 to $6.875. During 1993, 20,000 director options were exercised. During the year ended December 31, 1994, 50,000 director options were granted at $3.00. During the year ended December 31, 1995, 83,333 director options were granted at $2.50 and 60,000 options were cancelled at prices ranging from $3.00 to $5.625. No options were exercised in 1994 or 1995. All options are granted at prices not less than fair market value.

        During March 1992, approximately 388,516 and 11,484 options were granted to Squirrel shareholders and advisors, respectively, at $4.25 per share in connection with the acquisition of Squirrel. At December 31, 1992, 87,500 options were exercisable and the balance are exercisable after March 25, 1993. During the year ended December 31, 1994, 40 options granted to Squirrel shareholders and advisors were exercised. During 1995, 75,000 options were cancelled.

        The Company periodically grants options to consultants and advisors. During the year ended December 31, 1995, a total of 50,000 options were granted at $2.50. All options are granted at prices not less than fair market value.

        At December 31, 1995, under all plans, options for approximately 1,199,553 and 1,971,115 shares were exercisable and outstanding, respectively, at prices ranging from $1.000 to $9.250.

        The Financial Accounting Standards Board issued a statement in October 1995 entitled "Accounting for Stock-Based Compensation" which will be effective for the Company in 1996. This statement establishes an accounting method based on the fair value of equity instruments awarded to employees as compensation, however, companies are permitted to continue applying previous accounting standards in the determination of net income with disclosure in the notes to the financial statements of the differences between previous accounting measurements and those formulated by the new accounting standard. Beginning in 1996, the Company intends to determine net income using previous accounting standards and to make the appropriate disclosures in the notes to the financial statements as permitted by the standard.

NOTE 14.  NOTE RECEIVABLE FROM STOCKHOLDER

        During the year ended December 31, 1993, the Company extended a loan to the former principal stockholder and current president of Techotel AG (now Sulcus Hospitality Group EMEA AG) in the amount of $500,000, pending the registration of the stock of the Company issuable to him under terms of the agreement for the purchase of Techotel. The note will be repaid upon the registration by the Company for the stock issuable to him. Based on the nature of the note, it has been reflected as a reduction of equity.

NOTE 15.  ACQUISITIONS

          In October of 1993, the Company completed its acquisition of Lodgistix Scandinavia A.S., a distributor of Lodgistix systems in Norway, Sweden and Denmark. The purchase price consisted of Sulcus Common Stock having a value of $300,000. In addition, the former stockholders of Lodgistix Scandinavia receive additional shares of the Company's stock up to a value of $675,000 contingent upon attaining certain earnings over a three year period. Lodgistix Scandinavia achieved such earnings for 1993 and 1995. As a result, the Company will issue to the former stockholders of Lodgistix Scandinavia 5,808 and 111,801 shares of Sulcus common stock for an aggregate value of $44,864 ($7.725 per share) and $225,000 ($2.0125 per share) for 1993 and 1995, respectively. This additional consideration has been recorded as goodwill at December 31, 1995. Lodgistix Scandinavia did not achieve required earnings for 1994.

        Effective January 1, 1993, Sulcus acquired Techotel AG of Switzerland. The purchase agreement (as amended) provided for the issuance of $1,000,000 of Common Stock. In addition, the shareholders were entitled to receive shares of Sulcus based upon a multiple of 1.30 times earnings up to an aggregate value of $2,890,000 over a three-year period ending December 31, 1995. Techotel achieved such earnings for 1993 and 1995. As a result, the Company will issue to the former stockholders of Techotel 90,517 and 83,676 shares of Sulcus common stock for an aggregate value of $698,110 ($7.7125 per share) and $168,399 ($2.0125 per share) for 1993 and 1995, respectively. This additional consideration has been recorded as goodwill at December 31, 1995. Techotel did not achieve the required earnings for 1994.

        In 1992, Sulcus acquired Sulcus Hospitality Limited and Sulcus Singapore PTE. LTD., sales offices located in Hong Kong and Singapore, respectively for $1,450,000 in cash. In addition, the shareholders were entitled to receive shares of Sulcus based upon a multiple of 2.75 times earnings up to an aggregate value of $8,855,000 contingent upon attaining after tax earnings over a three-year period. The only year that these subsidiaries achieved earnings sufficient to entitle the former shareholders to contingent payments was 1992 and, as a result, the Company issued to the former shareholders (as amended) 320,827 shares of Sulcus common stock for an aggregate value of $3,047,852 ($9.50 per share). Subsequent to this determination Sulcus withheld 23,175 shares with an aggregate value of $220,161 with regard to the write off of the Craftech subsidiary. As a result of the 1992 restatement of earnings, the Company revised the contingent earnout calculation based on the restatement adjustments that affected it. The Company reduced the number of shares of stock issued as a result of the original calculation, all of which are restricted. As a result, the Company reduced goodwill at December 31, 1994 by approximately $2,168,000, reduced equity by approximately $912,000, the estimated current value of the shares to be canceled, and expensed the difference of $1,256,000 in 1994.


        Effective March 1, 1992, Sulcus acquired all of the outstanding stock of Squirrel Companies, Inc. ("Squirrel"). The purchase price consisted of $500,000 in cash and 401,260 shares (at $5.75 per share) of the Company's stock having a value of $1,955,500, net of issuance costs of approximately $351,745, in exchange for all of the outstanding common stock of Squirrel. In addition, the shareholders of Squirrel were entitled to receive additional shares of Sulcus up to an aggregate value of $4,065,000 as well as 225,000 of the Company's options contingent upon Squirrel's attaining after tax earnings over a three-year period ending in 1994. Squirrel achieved such earnings for 1992 and 1994 and, as a result, the Company issued to the former shareholders of Squirrel 53,212 shares for an aggregate value of $703,198 for 1992 and 70,836 shares for an aggregate value of $177,090 for 1994. These additional amounts are recorded as a component of goodwill. On March 20, 1996, the Company resolved disputes with the former owners of Squirrel with regard to the calculation of earnouts in 1992 through 1994. The Company will issue 498,488 shares under the terms of the agreement and will cancel 120,488 earnout shares which are a portion of the 124,048 earnout shares described above. To reflect this settlement, the Company recorded an increase in goodwill and capital stock in the amount of $391,193.

NOTE 16.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                           1995              1994               1993
                                                           ----              ----               ----
Net interest paid                                        $596,322         $  556,269         $  402,764

Non-cash activities:
  Acquisitions:
        Fair value of assets acquired                        --                --            $3,772,457
        Common stock issued                                  --                --            $1,300,000
        Liabilities assumed                                  --                --            $2,472,457

  Common stock issued in settlement
    of shareholder litigation                                --           $1,625,000            --

  Common stock issued for contingency
    payments on acquisitions                             $393,399         $  511,077         $  188,541

  Issuance of stock to consultants                       $ 12,000              --               --

  Issuance of stock as settlement of
    previously recorded liabilities                      $ 95,396              --               --

  Issuance of stock as settlement
    of Squirrel litigation                               $391,193              --               --

  Cancellation of shares previously issued as
    contingent earnout related to acquisitions               --           $  912,000            --

  Unrealized gain on investments available for sale      $186,382              --               --

NOTE 17.  SEGMENT REPORTING

        The Company conducts its worldwide operations through separate geographic area organizations which represent major markets or combinations of related markets. Transfers between markets are valued at cost.

        Financial information by geographic area for years ended December 31, 1995, 1994, and 1993 is summarized as follows:

                                                   1995             1994             1993
                                                -----------     ------------      -----------
Net revenues:
  North America                                 $34,821,124       $33,050,319     $38,160,366
  Pacific Region                                  5,736,551         4,852,745       7,077,521
  Europe                                          5,426,318         5,240,100       4,045,258
                                                -----------       -----------     -----------
Consolidated net revenues                       $45,983,993       $43,143,164     $49,283,145
                                                ===========       ===========     ===========

Net income (loss):
  North America                                    $125,811       ($7,973,153)    ($1,718,044)
  Pacific Region                                 (1,290,717)       (3,304,369)     (1,937,632)
  Europe                                           (204,050)         (390,491)        605,576
                                                -----------       -----------      ----------
Consolidated net income (loss)                  ($1,368,956)     ($11,668,013)    ($3,050,100)
                                                ===========       ===========      ==========

Identifiable assets:
  North America                                 $39,208,729       $40,547,963     $48,600,059
  Pacific Region                                  3,437,539         2,560,219       5,867,076
  Europe                                          4,680,510         4,761,301       4,248,506
                                                -----------       -----------     -----------
Consolidated identifiable assets                $47,326,778       $47,869,483     $58,715,641
                                                ===========       ===========     ===========

        The 1995 North American segmental operating income includes the $2,919,333 litigation settlement provision and $514,694 write-off for software costs developed and capitalized for the U.S. markets. The 1994 North American segmental loss includes a $1,647,808 unrealized loss on short-term investments, a $1,820,246 write off of capitalized software and a $250,000 provision for litigation.

         The 1994 Pacific Region operating losses include $336,703 to write off investments in two affiliates and a net charge of $1,256,000 to write off goodwill.

        The 1994 European operating loss includes approximately $400,000 related to a French subsidiary.

        Other than short-term investments in marketable securities, which are generally available for working capital, there are no significant non-operating corporate assets.

        Sales between geographic areas and export sales are not material.

        Identifiable assets by geographic area exclude intercompany loans, advances and investments in affiliates. Intercompany trade receivables have been eliminated. Corporate assets are principally cash, trade receivables and intangibles.

NOTE 18.  QUARTERLY FINANCIAL DATA (UNAUDITED)

        The following table sets forth certain unaudited quarterly financial data for the years ended December 31, 1995 and 1994. The Company believes this information has been prepared on the same basis as the

Consolidated Financial Statements and that all necessary adjustments (consisting only of normal recurring adjustments) have been included in the amounts as stated below to present fairly the selected quarterly information when read in conjunction with its Consolidated Financial Statements and Notes thereto.


                                                                     (In Dollars)
                                                                Fiscal Quarter Ended
                               ----------------------------------------------------------------------------------------------
                               March      June      September      December      March      June      September      December
                                  31,       30,           30,            31,        31,       30,            30,           31,
                                1995      1995           1995          1995       1994      1994           1994          1994
                                ----      ----           ----          ----       ----      ----           ----          ----
Total Revenues              11,311,054   11,152,637  11,197,496   12,322,806   10,537,828   10,974,798   10,399,027    11,231,511
Cost of sales
  and expenses              10,267,519   10,465,330  11,124,788   15,292,667   11,869,101   12,586,370   13,264,878    17,090,828
Income (loss)
  before taxes               1,043,535      687,307      72,708   (2,969,861)  (1,331,273)  (1,611,572)  (2,865,851)   (5,859,317)
Tax provision                        0            0           0      202,645            0            0            0             0
Net income
  (loss)                     1,043,535      687,307      72,708   (3,172,506)  (1,331,273)  (1,611,572)  (2,865,851)   (5,859,317)
                             =========      =======      ======   ==========   ==========   ==========   ==========    ==========
Earnings (loss) per share         0.07         0.05        0.00        (0.21)       (0.09)       (0.11)       (0.20)        (0.40)
                                  ====         ====        ====        =====         ====         ====         ====          ====

        The Company's results for the first quarter 1995 include $881,683, which relates to the unrealized gain on investments. The Company's results for the fourth quarter 1995, include the provision for litigation settlement of $2,919,333 and write off of capitalized software of $514,694.

        The Company's results for the fourth quarter of 1994 include a provision of $336,703 to write off an investment in two unconsolidated affiliates in Singapore and Hong Kong, referred to as Guthrie Retail Systems and a provision of approximately $400,000 to write down the assets and provide for expenses related to the disposition of its wholly-owned French subsidiary. Management reached a decision in the fourth quarter of 1994 to dispose of the companies because anticipated future revenues did not justify further investments in these operations. Total 1994 sales of these companies included in the consolidated statement of operations were approximately $800,000. In addition, the results of the fourth quarter includes a charge of $1,256,000 to write off goodwill related to the acquisition of Hong Kong and Singapore (See
Note 14).

NOTE 19.  FAIR VALUE OF FINANCIAL INSTRUMENTS

        Estimates of fair value are made at a specific point in time, based on relevant market prices and information about the financial instrument. The estimated fair values of financial instruments presented below are not necessarily indicative of the amounts the Company might realize in actual market transactions.

        The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:
        CASH (INCLUDING RESTRICTED CASH): The carrying amounts reported in the balance sheet for cash and restricted cash approximates their fair value.
        SHORT-TERM INVESTMENTS: Short-term investments consists of stocks, mutual funds and debt securities. Fair values are based on quoted market prices.
        SHORT- AND LONG-TERM DEBT: The carrying amount of the Company's borrowings under margin accounts and floating rate debt approximates its fair value. Long-term fixed rate debt is not material.
        SHAREHOLDER LITIGATION LIABILITY: Portions due in the form of stock for settlement of shareholder litigation liability is valued based upon quoted market prices.
        The carrying amounts of trade payables and receivables approximate their fair value and have been excluded from the accompanying table.

        The carrying amounts and fair value of the Company's financial instruments are as follows at December 31:

                                                          1995                               1994
                                               --------------------------          -----------------------
                                               Carrying            Fair            Carrying          Fair
                                                Amount            Value             Amount          Value
                                               ------             -----              ------          -----
Cash                                          $1,202,325        $1,202,325       $1,933,895      $1,933,895
Restricted cash                                  550,000           550,000          500,000         500,000
Short-term investments                        12,408,075        12,408,075       10,324,740      10,324,740
Short-term borrowings                          6,382,710         6,382,710        6,182,995       6,182,995
Shareholder litigation
   liability                                   3,108,097         3,283,097          439,780         439,780
Long-term borrowings                              73,888            73,888          554,526         554,526

NOTE 20.  SECURITIES AND EXCHANGE COMMISSION INVESTIGATION

        On April 10, 1996, the Company entered into an agreement in principle with the staff of the Securities and Exchange Commission ("Commission"), resolving an investigation which commenced in 1993. This agreement is subject to approval of the full Commission. During 1994, in response to views expressed by the Commission's staff, the Company reviewed and restated its financial statements for the years ended December 31, 1992 and 1991 with respect to accounting for costs and revenue associated with various acquisition transactions and with respect to the adoption of accounting principles related to income taxes. Under the terms of the April 10, 1996 agreement, without admitting or denying any wrongdoing, the Company agreed that it would not in the future violate Sections 17(a)(2) and 17(a)(3) of the Securities Act, Sections 10(b), 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1, and 13a-13 promulgated thereunder. With respect to certain press releases issued during 1991 and 1992, the proposed Order Instituting Proceedings makes findings against Sulcus under Section 10(b) and Rule 10b-5. The proposed Order Instituting Proceedings does not make findings against Sulcus under Section 10(b) or Rule 10b-5 with regard to accounting practices. In addition, a former accounting officer of the Company and the Company's Chairman, without admitting or denying any wrongdoing agreed that they would not in the future violate Sections 17(a)(2) and (a)(3) of the Securities Act; Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and Rules 12b-20, 13a-1, 13a-13, and 13b 2-1 promulgated thereunder. There were no fines or other penalties imposed upon the Company or its Chairman. The Company's former accounting officer agreed not to practice before the Commission as an accountant for a 30 month period.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                               TABLE OF CONTENTS

Available Information
Additional Information
Prospectus Summary
Summary Financial Data
Risk Factors
Use of Proceeds
Dividend Policy
Dilution
Capitalization
Price Range of Common Stock
Selected Financial Data
Management's Discussion and
  Analysis of Financial Condition
  and Results
Business
Management
Principal Shareholders
Certain Transactions
Description of Securities
Shares Eligible for Future Sale
Underwriting
Legal Proceedings
Experts
Index to Financial Information



                                     SULCUS
                              Computer Corporation


                      1,000,000 Shares of Preferred Stock
                                      and
                           1,000,000 Class A Warrants

                              --------------------

                                   PROSPECTUS

                              --------------------


                            H. J. Meyers & Co., Inc.

                          Culverwell & Co., Inc.

                                May       , 1996

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following expenses are estimated:

     SEC Registration Fee                                   $  7,500
     American Stock Exchange Fees                           $  5,000
     Accounting fees                                        $ 25,000
     Legal Fees                                             $ 65,000
     Printing, Engraving & Mailing                          $ 60,000
     Warrant agent, Transfer agent & registrars fees        $ 20,000
     Blue Sky fees and expenses                             $ 22,500
     Miscellaneous expenses                                 $ 35,000
                                                            --------
     TOTAL                                                  $240,000

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 1741 through 1747 of the Pennsylvania 1988 Business Corporation Law permits indemnification of officers, directors and employees and agents of a corporation.

     Article 5.3 of Article V of the Registrant's By-Laws provides as follows:

     5.3 Indemnification of Directors, Officers and Employees: The Corporation shall indemnify any person who was or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding or the defense or settlement thereof of any claim, issue or matter therein, to the fullest extent permitted by the laws of Pennsylvania as they may exist from time to time.

     Expenses incurred by any such person in defending any such action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if authorized by a majority of the Directors of the Corporation who are not interested in such action, suit or proceeding. The proper officers of the Corporation, without further authorization by the Board of Directors may, in their discretion, purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the laws of Pennsylvania and under this Article 5.3.

     The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested Directors or otherwise, both as to action is his official capacity and to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent of the type referred to above and shall insure to the benefit of the heirs, executors and administrators of such a person.

     The Stock Purchase Agreements relating to the acquisition of Techotel, A.G. and Lodgistix Scandinavia, A.S. contain provisions whereby the Shareholders of each of those companies shall indemnify and hold harmless Sulcus, each director of Sulcus, each officer of Sulcus who signed the Registration Statement, and each person who controls any of the foregoing persons within the meaning of the Securities Act with respect to any statement or omission from such Registration Statement, filed with the Commission, if such statement or omission was made in reliance upon and in conformity with written information furnished to Sulcus specifically for use in connection with the preparation of such registration statement.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's By-Laws, the Stock Purchase Agreements, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person in connection with the securities being registered), the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, the following securities were sold by the registrant without registration under the Securities Act of 1933, as amended:

     On November 15, 1993, Registrant agreed to issue 34,000 shares of its common stock to the three shareholders of Lodgistix Scandinavia, A.S. in connection with the acquisition on November 15, 1993, of all of the issued and outstanding capital stock of Lodgistix Scandinavia, A.S., subject to certain adjustment, depending upon the price of Sulcus shares on the effective date of the Registration Statement filed to permit the sale of such shares. As of the date hereof, the former shareholders of Lodgistix Scandinavia are entitled to receive an aggregate of 34,000 shares of Common Stock.

     On August 3, 1994, Registrant agreed to issue up to 48,833 of its common stock to Peter Landau, Esq. as payment for legal services rendered and to be rendered to Registrant and for expenses in connection therewith.

     On August 24, 1994, Registrant agreed to issue 31,707 shares of its common stock to the Wall Street Group, Inc. as payment for financial public relations consulting services rendered and to be rendered to Registrant.

     On December 13, 1994, Registrant agreed to issue 96,000 shares of its common stock to O. Gene Bicknell in payment of a Promissory Note and interest thereon.

     The Registrant believes the issuances of the securities referred to above were and in the case of issuances to be made in the future will be exempt from registration under the Act pursuant to Section 4(2) of the Act, as not involving any public offering. Claims of such exemptions are based upon the following; (i) all of the purchasers in such transactions were sophisticated investors with the requisite knowledge and experience in financial and business matters to evaluate the merits and risk of an investment in the Registrant, were able to bear the economic risk of an investment in the Registrant, had access to or were furnished with the kinds of information that registration under the Act would have provided, and acquired securities for their own accounts in transactions not involving any general solicitations or general advertising, and not with a view to the distribution thereof, and (ii) a restrictive legend was placed on each certificate evidencing the securities. None of the foregoing transactions involved an underwriter (as defined in the Act).

ITEM 16.  EXHIBITS, AND FINANCIAL STATEMENT SCHEDULES

     Unless otherwise noted, the following exhibits are filed with this Registration Statement.

     16 (a)  EXHIBITS

     1(a)      Form of Underwriting Agreement*
      (b)      Form of Agreement Among Underwriters*
      (c)      Form of Selected  Dealers Agreement*

   (2)(a)      Agreement and Plan of Reorganization between Lodgistix and
               Sulcus.**
      (a)(i)   Amendment 1. to Agreement and Plan of Reorganization.**
         (ii)  Amendment 2. to Agreement and Plan of Reorganization.**
      (b)      Agreement of Merger between Lodgistix and Sulcus.**
      (b)(i)   Amendment 1. to Agreement of Merger.**
      (b)(ii)  Amendment 2. to Agreement of Merger.**
      (c)(i)   Certificate of Merger - Delaware ***
      (c)(ii)  Certificate of Merger - Kansas ***
      (d) Stock Purchase Agreement among Sulcus, Squirrel and shareholders of Squirrel ****
      (e) Stock Purchase Agreement and Plan of Reorganization among Sulcus, NRG and shareholders of NRG ****

        (f) Stock Purchase Agreement among Sulcus, JBA and shareholders of JBA++
        (g) Stock Purchase Agreement among Sulcus, Techotel and shareholders of Techotel *****
        (h) Stock Purchase Agreement among Sulcus, Lodgistix Scandinavia and shareholders of Lodgistix Scandinavia *******

     (3)(a)       Articles of Incorporation+
        (b)       Certificate of Amendment to Articles of Incorporation+
        (c)       Form of Proposed Amendments to Articles of Incorporation***
        (c)(i) Form of Proposed Amendment to Preferred Stock Provisions of Articles of Incorporation x
        (d)       By-Laws*

     (4)(a)       Form of Common Stock Certificate+
        (a)(i)    Form of Class A Redeemable Warrant*
        (a)(ii)   Form of Class A Warrant x
        (b)       Form of Underwriter's Warrant x
        (c)       Form of Warrant Agreement x
        (d)       Form of Preferred Stock Certificate x
        (e)       Form of Class B Warrant***
        (f)       Form of Class B Warrant Agreement***

     (5)(a)       Opinion of Counsel for Sulcus *********
        (b)       Opinion of David Nelson, Esq. *********

    (10)(a)       Incentive Stock Option Plan, as amended*
        (a)(i)    Form of 1991 Incentive Stock Option Plan***
        (b)       Director's Stock Option Plan*
        (b)(ii)   Form of 1991 Directors Stock Option Plan***
        (c)       Form of Incentive Stock Option Agreement*
        (d)       Form of Directors Stock Option Agreement*
        (h) Management Agreement between Hospitality Management Systems, Inc. and CompuSolv, Inc., dated March 1, 1989*
        (i) Exclusive License Agreement between Hospitality Management Systems, Inc. and CompuSolv, Inc., dated July 14, 1989*
        (j)       Form of Distributor Agreement*
        (l)       Form of Reseller Agreement (Software)*
        (n)       Form of Support, Maintenance & Enhancement Agreement*
        (o)       Form of Hardware Service Agreement*
        (x) Form of Purchase/License Agreement between Hospitality Management Systems, Inc. and Purchaser*
        (y)       Lease for premises at 41 N. Main Street, Greensburg, PA*

      (viii)     Employment Agreement with Jeffrey S. Ratner ********
      (viii)(a)  Amendment to Employment Agreement with Jeffrey S. Ratner
                 *********
      (ix)       Employment Agreement with John W. Ryba ********
      (x)        Employment Agreement with Delmer C. Gowing, III ********
      (xi)       Employment Agreement with H. Richard Howie ********
      (xiii)     Employment Agreement with Joel Nagelmann**********

      (aa)       Citibank Agreement*
      (bb)       Radix Agreement**

  (11)           Statement RE:  Computation of Per Share Earnings
  (24)(a) Consents of Ferraro & McMurtry, P.C. and Crowe, Chizek and Company, LLP (Included in Part II of Registration Statement) x
      (b) Consent of Counsel (contained in his opinion Exhibit 5(a) included in Part II of Registration Statement) x
      (c)        Consent of Litigation Counsel contained in his opinion
                 Exhibit 5(b) (included in Part II of Registration Statement) x

  (16)(b)        FINANCIAL STATEMENT SCHEDULES

                 Schedule I -Marketable Securities - Other Investments
                 **********
                 Schedule VIII - Valuation and Qualifying Accounts **********
                 Schedule X - Supplementary Income Statement Information
                 **********

- -------------------
+ Incorporated by reference to Form S-18 Registration Statement (No. 2-91055-W) of Registrant filed on May 10, 1984.

++ Filed with Amendment No. 1 to Registration Statement 33-48682 filed on June 16, 1992.

+++ Filed with Amendment No. 2 to Registration Statement 33-48682 filed on June 16, 1992.

++++ Filed with Amendment No. 3 to Registration Statement 33-48682 filed on
     June 16, 1992.

* Incorporated by reference to Form S-1 Registration Statement (No. 33-32469) of Registrant filed on December 7, 1989.

** Incorporated by reference to Form S-4 Registration Statement (No.33-37923) of Registrant filed on November 23, 1990.

*** Incorporated by reference to Form 10-K Annual Report (No. 0-13226) filed on May 15, 1994.

****  Incorporated by reference to Form 8-K current report for March 1992.

****  Incorporated by reference to Form 8-K current report for February 1993.
*

****  Incorporated by reference to Form 8-K current report for November 1993.
***

**** Incorporated by reference to Form S-1 Registration Statement (No. **** 33-85244), filed on October 14, 1994.


***** Incorporated by reference to Amendment No. 1 to Form S-1 Registration **** Statement (No. 33-85244), filed on January 19, 1995.

***** Incorporated by reference to Form 10-K Form 10-K Annual Report (No. ***** 0-13226) filed on April 15, 1996.

x     To be filed by Amendment


ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any Prospectus required by Section 10(a) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

                   POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned directors and officers of Sulcus Computer Corporation, do hereby constitute and appoint Jeffrey S. Ratner, H. Richard Howie and John
W. Ryba, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, to do any and all acts and things in our respective names and on our respective behalves in the capacities indicated below that Jeffrey S. Ratner, H. Richard Howie and John W. Ryba, or any of them, may deem necessary or advisable to enable Sulcus Computer Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us or any of us in our respective names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto and other documents therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that Jeffrey
S. Ratner, H. Richard Howie and John W. Ryba, or any of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensburg, Commonwealth of Pennsylvania, on May ____________, 1996.

                              SULCUS COMPUTER CORPORATION

                              By:/s/  Joel Nagelmann    *
                                 ------------------------
                                      Joel Nagelmann
                                      President and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

      Signature and Title                          Date
      -------------------                          ----

/s/Jeffrey S. Ratner               *                 May  , 1996
- ------------------------------------        -----------------------------
Jeffrey Scott Ratner
Chairman of the Board and Director

/s/John W. Ryba                    *                 May  , 1996
- ------------------------------------        -----------------------------
General Counsel and Director

/s/Robert D. Gries                 *                 May  , 1996
- ------------------------------------        -----------------------------
Robert D. Gries, Director

/s/Herbert G. Ratner               *                 May  , 1996
- ------------------------------------        -----------------------------
Herbert G. Ratner, Director

/s/David H. Adler                  *                 May  , 1996
- ------------------------------------        -----------------------------
David Adler, Director

/s/ Joel Nagelmann                 *                 May  , 1996
- ------------------------------------        -----------------------------
Joel Nagelmann, President and
Principal Executive Officer

/s/H. Richard Howie                *                 May  ,1996
- ------------------------------------        -----------------------------
H. Richard Howie, Chief Financial
Officer and Chief Accounting Officer

*By/s/ John W. Ryba                                  May  , 1996
- ------------------------------------         -----------------------------
       John W. Ryba
       Attorney-in-fact

                          SULCUS COMPUTER CORPORATION

                                 SCHEDULE VIII
                       VALUATION AND QUALIFYING ACCOUNTS


                                                Balance                    Charged to       Amount        Balance
                                              beginning      Acquired       cost and       charged        at end
                                              of period     Valuations      expenses         off         of period
                                              ---------     ----------      --------         ---         ---------
For the three months ended March 31:
- ------------------------------------

1996
Allowance for doubtful accounts              $2,581,020            $0      $153,571       $116,578       $2,618,013

1995
Allowance for doubtful accounts              $2,597,088            $0      $105,101       $159,271       $2,542,918


For the twelve months ended December 31:
- ----------------------------------------

1995
Allowance for doubtful accounts              $2,597,088            $0      $573,130       $589,198       $2,581,020

1994
Allowance for doubtful accounts              $1,494,042            $0    $1,343,489       $240,443       $2,597,088

1993
Allowance for doubtful accounts              $1,046,107      $163,486    $1,253,002       $968,553       $1,494,042